As filed with the Securities and Exchange Commission on December 20, 2005
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IKON OFFICE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Ohio	5045	No. 23-0334400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 296-8000
(Address, including ZIP Code, and telephone number,
including area code, of registrant’s principal executive offices)
Mark A. Hershey, Esq.
Senior Vice President, General Counsel and Secretary
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 296-8000
(Name, address, including ZIP Code, and telephone number,
including area code, of agent for service)

Copy to:
Andrew J. Pitts, Esq.
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
      Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee

7 3/4% Senior Notes due 2015	$225,000,000	100%	$225,000,000	$24,075.00(1)

(1)	Calculated pursuant to Rule 457(f) of the Securities Act and Fee Advisory #5 for Fiscal Year 2006 dated November 23, 2005 at a rate of $107.00 per $1,000,000.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2005
PROSPECTUS
IKON Office Solutions, Inc.
Offer to Exchange
Up to $225,000,000 Principal Amount Outstanding of
7 3/4% Senior Notes due 2015
for
a Like Principal Amount of
7 3/4% Senior Notes due 2015
which have been registered under the Securities Act of 1933
        We are offering to exchange registered 7 3/4% Senior Notes due 2015, or the “Exchange Notes,” for our outstanding unregistered 7 3/4% Senior Notes due 2015, or the “Original Notes.” We sometimes refer to the Original Notes and the Exchange Notes in this prospectus together as the “Notes.” The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes. The Original Notes will be exchanged for the Exchange Notes in integral multiples of $1,000 principal amount. This offer will expire at 5:00 p.m., New York City time, on                     , 2006, unless we extend it. The Exchange Notes will not trade on any established exchange.

      Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

       Please see “Risk Factors” beginning on page 9 for a discussion of certain factors you should consider in connection with this exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction or under any circumstances in which the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      In this prospectus, except when indicated or where the context otherwise requires, the words “we,” “us,” “our,” “IKON” or the “Company” refer to IKON Office Solutions, Inc., together with its consolidated subsidiaries, unless the context specifically requires otherwise. Unless otherwise indicated, revenues and other income statement data in this prospectus exclude results from our discontinued operations.
      Except as otherwise indicated, this prospectus speaks as of the date of this prospectus. Neither the delivery of the prospectus nor any sale of any Notes shall, under any circumstances, create any implication that there have been no changes in our affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that we file with the SEC at the SEC’s public reference room at its principal office at 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. SEC filings by us are also available at the SEC’s Internet website at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described above.
      This prospectus contains summaries, believed to be accurate in all material respects, with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. You can request a copy of the indenture and other agreements referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following telephone number:
General Counsel
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 296-8000
      To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than                     , 2006.
      For further information with respect to us, we refer you to the registration statement and the exhibits filed as part of the registration statement.
MARKET, RANKING AND OTHER DATA
      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on published industry sources and our estimates. Our estimates are based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate, together with our management’s knowledge and experience in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of such information contained in this prospectus.

ii

FORWARD-LOOKING STATEMENTS
      We provide information in this prospectus which constitutes “forward-looking statements.” These forward-looking statements include, but are not limited to, statements regarding the following: growth opportunities, productivity and infrastructure initiatives; earnings, revenue, cash flow, margin and cost-savings projections; the effect of competitive pressures on equipment sales; expected savings and lower costs from our restructuring programs and productivity and infrastructure initiatives; our ability to repay debt; our ability to remediate deficiencies in the processes and the timeliness with which we issue certain invoices; the run-off of our retained U.S. lease portfolio; developing and expanding strategic alliances and partnerships; the implementation of an enterprise-wide information technology platform in our North American and European markets; anticipated growth rates in the digital monochrome and color equipment and Enterprise Services businesses; the effect of foreign currency exchange risk; the anticipated benefits of operational synergies related to business division integration initiatives; and our ability to finance current operations and growth initiatives. Although we believe the expectations contained in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct.
      The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our management’s current views of IKON with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to:

•	risks and uncertainties relating to conducting operations in a competitive environment and a changing industry;

•	risks and uncertainties associated with existing or future supplier relationships;

•	risks and uncertainties associated with our relationship with General Electric Capital Corporation (“GE”);

•	our ability to finance current operations and growth initiatives;

•	our ability to improve operational efficiency and reduce our administrative costs;

•	risks associated with new technologies;

•	our ability to have effective internal control over financial reporting;

•	risks associated with the implementation of an enterprise-wide information technology platform in our North American and European markets, our infrastructure and productivity initiatives; and

•	economic, legal and political issues associated with international operations.
      You should read carefully the section in this prospectus entitled “Risk Factors.” We do not assume any responsibility for updating forward-looking information contained in this prospectus.

iii

SUMMARY
      The following summary contains selected information about us and this offering, and does not contain all the information that may be important to you. You should read carefully this entire prospectus, including the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus and the notes thereto.
Our Business
      We deliver integrated document management systems and solutions, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for copier, printer and multifunction product (“MFP”’) technologies, integrating best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI, and HP, and document management software from companies such as Captaris, EMC (Documentum), Kofax, and others, to deliver tailored, high-value solutions implemented and supported by our services organization — Enterprise Services. We offer financing in North America through a program agreement (the “U.S. Program Agreement”’) with General Electric Capital Corporation (“GE”), and a rider to the U.S. Program Agreement (the “Canadian Rider”’) with GE in Canada. We entered into the U.S. Program Agreement and Canadian Rider as part of the sale of certain assets and liabilities of our U.S. leasing business (the “U.S. Transaction”) and our Canadian lease portfolio (the “Canadian Transaction,” and together with the U.S. Program Agreement, the Canadian Rider and the U.S. Transaction, the “Transactions”) to GE in the U.S. and Canada, respectively. We represent one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through our service force of over 15,000 employees, including our team of over 6,000 customer service technicians and support resources. We have approximately 450 locations throughout North America and Western Europe.
      We primarily distribute equipment made by Canon, Ricoh, Konica Minolta, EFI, and HP. We do not enter into long-term supply contracts with our suppliers and we have no current plans to do so in the future. Our customers primarily include large and small businesses, professional firms, and local, state, and federal governmental agencies.
      In fiscal 2005, we generated $4.4 billion in revenues from continuing operations and income from continuing operations of $73.2 million, or $0.51 per diluted common share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
Strategy Overview
      Our primary strategy is to integrate imaging systems and services to help businesses manage document workflow and increase the functionality and efficiency of their document workflow strategies. We intend to continue to execute on the following key strategies in order to leverage our strengths and position ourselves for long-term growth and success:

Operational Leverage. We are focused on reducing our cost structure to improve profitability. Our initiatives include a conversion to a common enterprise-wide information technology platform, billing process improvements designed to assure the timeliness and accuracy of our customer invoices, and the reduction of administrative costs. We are also using the Six Sigma methodology, which is designed to eliminate process defects from the customer’s perspective, to simplify and streamline processes in other areas of our business. See “Business — Efficiency Initiatives”. In addition, we are focused on continued cost reductions at every level of the Company, including administrative and real estate costs and employee benefits expenses.

Another element of operational leverage is organizational development. We will continue to invest in development opportunities across the Company and strive to achieve best practices in organizational vitality, diversity, sales force engagement, and new leader assimilation.

Growth and Expansion. We believe that generating core and related market growth are the two primary drivers of enhanced market leadership. Within our core markets, we are targeting the midmarket to leverage the scope and reach of our sales and service capabilities across North America and Western Europe. This target market accounts for a meaningful portion of our revenue and remains an essential part of our business. Additionally, we are investing in sales force effectiveness initiatives. We continue to direct our business mix toward higher growth areas such as color and high-volume equipment, professional services and outsourcing relationships. To improve aftermarket supplies and maintenance revenues, we are investing in market-share strategies that are designed to increase unit placements and result in the higher margins associated with post-sales revenue.

We have added resources dedicated to securing relationships in our National Accounts target market, which includes companies in the Fortune 500 and other large global and private companies. Our customers in this market represent a wide range of industries, including healthcare, financial services, retail and manufacturing.

In terms of related expansion, our two principal focus areas are Enterprise Services and Europe. Within Enterprise Services, we will seek to ensure that our products and services portfolio is customer focused, services-centric, and flexible. We will continue to lead with document strategy assessments, and leverage the strength of our combined services offerings to cross-sell in existing accounts and add new customers. With our portfolio of document management solutions, Enterprise Services delivers document management solutions that address the specific document challenges of both office and production environments. In Europe, we will continue to expand into related markets to extend our reach through our City Expansion Strategy, targeting major markets with substantial opportunity for growth, and Pan European Account Program, focusing on large, multi-national accounts. We will also seek to leverage our Enterprise Services strategy to drive new business across Europe.

Capital Structure. Over the last several years, we have focused on maximizing cash flow, reducing debt and reducing outstanding shares of our common stock by implementing initiatives to enhance our profitability. We have reduced corporate debt (which does not include debt attributable to our finance business) from $804.9 million at September 30, 2004 to $729.3 million at September 30, 2005. In addition, during fiscal 2005, we repurchased approximately 8.5 million shares of our common stock for $86.9 million. The sale of a portion of our North American lease portfolio in March 2004 generated a significant amount of cash and enabled us to reduce the financing risk inherent in a captive leasing business. We are focused on cash generation through reductions in our working capital, in particular the reduction of our accounts receivable balance, through improvement in our billing processes and increasing the efficiency of our processing of new leases funded by GE. We believe these working capital improvements, combined with growth in our targeted revenue streams and reductions in administrative costs, will be catalysts for future cash flow generation.
General Business Developments
      We were incorporated in Ohio in 1952 and are the successor to a business incorporated in 1928. From 1994 through 1998, we aggressively acquired businesses, including those that provided traditional office equipment products and services, outsourcing and imaging services, and technology products and services. Beginning in fiscal 1999, we ceased our acquisition activity in North America and began to focus on developing and executing strategies to integrate the acquired companies and organize the Company into a more efficient and cohesive operating structure. During fiscal 1999, we conducted a broad-based review of our business in an effort to improve our cost-competitiveness and productivity. The focus of this effort was not only to identify cost-cutting initiatives, but also to identify areas of opportunity in which to gain efficiencies and to invest the resulting savings in areas that are critical to our long-term success and that would increase productivity. Accordingly, during the past several years we have changed our business in the following major areas:

Business Division Integration. Beginning in fiscal 1999, we created our reporting units, IKON North America (“INA”) and IKON Europe (“IE”), by integrating our Business Services, Managed

Services, and captive finance subsidiaries. Our Business Service offerings include traditional copiers, printers, MFP technologies, and other office equipment and services. Managed Services includes the management of our customers’ mailrooms, copy centers, and general administrative facilities, as well as off-site managed services through legal document services. See “Business — Product and Service Offerings”. During the past several years, we have focused on developing and growing INA and IE by enhancing our growth platforms and de-emphasizing the sale of lower-margin technology services, hardware, and software in North America and Europe. Through our captive finance subsidiaries, we arranged lease financing primarily for equipment marketed by us. In fiscal 2004, we entered into the U.S. Program Agreement and the Canadian Rider to enable GE to provide lease financing for equipment marketed by us in the U.S. and Canada, including copiers, fax machines, and related accessories and peripheral equipment, the majority of which are manufactured by Canon and Ricoh. In addition, in fiscal 2005, we announced the consolidation of our three U.S. regions into two regions in order to continue to centralize and streamline our operational structure.

Operations Integration and Enhancements. As we have integrated our business divisions over the past several years, we have taken actions to centralize and consolidate a variety of operational functions, including: (i) integrating and consolidating our financial and accounting functions into shared service centers; (ii) establishing customer care centers; and (iii) developing a national supply chain organization to leverage our buying power with suppliers and streamline our distribution and inventory management processes. We have aligned the service and sales functions of our marketplace activities and have implemented a sales coverage model to align our sales professionals with the right opportunities to effectively manage their territories. See “Business — Efficiency Initiatives”.

Product Transition. Virtually all of the new office equipment we distribute represents digital technology (as compared to analog), which has the ability to communicate across a network, enabling work to be performed collaboratively and often eliminates the distinction between traditional copiers, fax equipment, and printers. We have continued to focus on the distribution of color products and digital multifunction office equipment that enable our customers to print, copy, scan, and fax, from one device. We believe that the office equipment market will continue to change with the increasing acceptance of black and white multifunction and color technology and that the manufacturers of the products we distribute will continue to focus on developing and manufacturing these products. The evolution of digital technology has allowed our suppliers to develop high-end segment 5 and 6 equipment (equipment with output speeds in excess of 69 pages per minute) and color products. We have pursued opportunities to market these high-end products. During fiscal 2005, sales of high-end equipment and color products represented approximately 42% of our office equipment revenues in North America.

Equipment Financing. During fiscal 2004, we sold certain of our assets, including facilities, systems and processes relating to our U.S. and Canadian leasing operations, to GE and designated GE as our preferred lease financing source in the U.S. and Canada. Prior to our arrangement with GE, a significant portion of our profits were derived from our leasing operations in the U.S. and Canada. Pursuant to the agreements governing our relationship with GE, we are entitled to receive origination and certain other fees and income from sharing of gains on certain lease-end activities with respect to future leases funded by GE. Our right to receive a portion of these fees will end as of March 31, 2009, which is the end of the initial five-year term of our U.S. lease program agreement.

Summary of the Terms of the Exchange Offer

Background	On September 21, 2005, we completed a private placement of $225,000,000 aggregate principal amount of the Original Notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to, among other things, complete an exchange offer.

The Exchange Offer	We are offering to exchange our Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding, unregistered Original Notes. Original Notes may only be tendered in integral multiples of $1,000 principal amount. See “The Exchange Offer — Terms of the Exchange.”

Resale of Exchange Notes	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that Exchange Notes issued pursuant to the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the Exchange Notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes; and

• you are not our “affiliate” as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes during the 180 days after the expiration of this exchange offer. See “Plan of Distribution.”

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

• you are able to rely on an exemption from the requirements of the Securities Act; or

• the Original Notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the Original Notes, except under some limited circumstances. See “Risk Factors — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Issuance of New Notes	We will issue Exchange Notes in exchange for Original Notes tendered and accepted in the exchange offer promptly following the expiration date (unless amended as described in this prospectus). See “The Exchange Offer — Terms of the Exchange.”

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may amend or waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Special Procedures for Beneficial Holders	If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the exchange offer expires. See “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles. See “The Exchange Offer — Accounting Treatment.”

Federal Income Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. Federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of Exchange Notes in connection with the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes
      Other than the obligation to conduct an exchange offer, the Exchange Notes will have the same financial terms and covenants as the Original Notes, which are as follows:

Issuer	IKON Office Solutions, Inc.

Securities Offered	$225,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2015.

Maturity Date	The Notes mature on September 15, 2015, unless earlier redeemed or repurchased.

Interest	The Exchange Notes will bear interest at the rate of 7 3/4% from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from September 21, 2005. Interest is payable semiannually in arrears on March 15 and September 15 of each year.

Ranking	The Notes are unsecured and rank pari passu to existing and future unsubordinated indebtedness of IKON and are effectively subordinated to (i) secured indebtedness of IKON and (ii) all indebtedness and other liabilities of the subsidiaries of IKON.

As of September 30, 2005, on a consolidated basis:

• IKON Office Solutions, Inc. had secured indebtedness of approximately $129 million;

• the subsidiaries of IKON had indebtedness of approximately $465 million; and

• the subsidiaries of IKON had other liabilities of approximately $173 million.

Optional Redemption	Except as set forth below, we may not redeem the Notes prior to September 15, 2010. We may redeem the Notes, at our option, in whole at any time or in part from time to time, on and after September 15, 2010, at the redemption prices set forth in “Description of Notes — Optional Redemption.”

In addition, prior to September 15, 2008, we may redeem up to 35% of the Notes with the net proceeds of certain equity offerings. See “Description of Notes — Optional Redemption.”

Repurchase Right of Holders Upon a Change of Control of IKON	If a Change of Control of IKON, as that term is defined in “Description of Notes — Certain Definitions,” occurs, you have the right to require IKON to repurchase your Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The Indenture governing the Notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends on stock, redeem stock or redeem subordinated debt;

• make investments;

• guarantee other indebtedness;

• sell our assets;

• enter into agreements that restrict dividends or other distributions from restricted subsidiaries;

• enter into transactions with affiliates;

• create or assume liens;

• enter into sale and leaseback transactions; and

• engage in mergers or consolidations

All of these limitations and restrictions are subject to a number of significant exceptions, and some of these covenants cease to be applicable before the Notes mature if the Notes attain an investment grade rating. See “Description of the Notes — Certain Covenants.”
RISK FACTORS
      Investing in the Notes involves risk. See the section entitled “Risk Factors” in this prospectus for a description of certain of the risks you should consider before investing in the Notes.
ADDITIONAL INFORMATION
      Our principal executive offices are located at 70 Valley Stream Parkway, Malvern, PA 19355-0989, and our telephone number is (610) 296-8000. You may obtain additional information about us through our website at www.ikon.com. The information contained therein is not part of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA
      The following table presents summary consolidated financial information and other data for each of the periods indicated. This information and data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus and the notes thereto.

	For the Year Ended September 30,

	2005		2004		2003		2002		2001

	(Dollars in millions, except per share data and ratios)
Continuing Operations:
Revenue	$4,377.3		$4,565.7		$4,661.2		$4,847.5		$5,223.2
Gross profit	1,551.7		1,684.7		1,778.6		1,850.7		1,969.7
Selling and administrative	1,396.7		1,470.7		1,505.4		1,554.8		1,754.9
Operating income	156.0		202.6		273.2		301.5		164.1
Income from continuing operations before taxes	105.0		118.6		205.0		247.3		94.8
Income from continuing operations	73.2		88.3		127.4		155.5		29.5
Earnings per common share
Basic	0.52		0.60		0.88		1.09		0.21
Diluted	0.51		0.58		0.81		1.03		0.20
Discontinued Operations:
Discontinued operations, net of taxes	$(12.5)		$(4.6)		$(4.3)		$(7.5)		$(14.2)
Earnings per common share
Basic	(0.09)		(0.03)		(0.03)		(0.05)		(0.10)
Diluted	(0.08)		(0.03)		(0.03)		(0.05)		(0.10)
Total Operations:
Net income	$60.7		$83.7		$123.1		$148.0		$15.3
Earnings per common share
Basic	0.43		0.57		0.85		1.03		0.11
Diluted	0.43		0.55		0.79		0.98		0.11
Share Activity:
Dividends per common share	$0.16		$0.16		$0.16		$0.16		$0.16
Per common share book value	11.64		11.87		10.97		10.40		9.60
Weighted average common shares (basic)	139.9		146.6		145.2		143.2		141.9
Weighted average common shares (diluted)	157.7		169.3		167.8		155.1		144.4
Other Financial Data:
Total debt	$1,254.0		$1,667.7		$3,438.3		$3,420.9		$3,396.7
Total debt excluding non-corporate debt	729.3		804.9		429.5		613.0		800.9
Ratio of Earnings to Fixed charges(1)	2.0	x	1.7	x	1.9	x	2.0	x	1.3	x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents related to continuing operations.

RISK FACTORS
      Before you decide to participate in this exchange offer, you should carefully consider these risk factors together with all of the other information included in this prospectus, including the information contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus and the notes thereto. If any of the following risks actually occurs, our business, financial condition, operating results and prospects could be adversely affected, which in turn could adversely affect our ability to service or repay the Notes.
Risks Related to Our Business

The intense competition in our industry could result in reduced profitability and loss of market share for us.
      We operate in a highly competitive environment. Competition is based largely upon technology, performance, pricing, quality, reliability, distribution and customer support. A number of companies worldwide with significant financial resources or customer relationships compete with us to provide similar products and services, such as Xerox, Pitney Bowes, Global Imaging Systems, Océ/ Imagistics and Danka. Our competitors may be positioned to offer and perform under more favorable product and service terms, resulting in reduced profitability and loss of market share for us. Some of our competitors, such as Canon, Ricoh, Konica Minolta and HP, also supply us with products we sell, service and lease. In addition, we compete against smaller local independent office equipment distributors. Financial pressures faced by our competitors may cause them to engage in uneconomic pricing practices, which could cause the prices that we are able to charge in the future for our products and services to be less than we have historically charged. Our future success is based in large part upon our ability to compete successfully in the markets we currently serve and to expand into additional product and service offerings and successfully perform complex Enterprise Services transactions, including hardware and software technology integrations, connectivity services, assessments and software solutions. Our failure to do so could lead to a loss of market share for us, resulting in a material adverse effect on our results of operations.

A deterioration in our relationships with our suppliers or in the financial condition of our suppliers could adversely affect our liquidity, financial position and results of operations.
      Our access to equipment, parts and supplies is dependent upon close relationships with our suppliers and our ability to purchase products from our principal suppliers, including Canon, Ricoh, Konica Minolta, EFI and HP, on competitive terms. We do not enter into long-term supply contracts with these suppliers, and we have no current plans to do so in the future. These suppliers are not required to use us to distribute their equipment and are free to change the prices and other terms at which they sell to us. Any deterioration or change in our relationships with, or in the financial condition of, our significant suppliers, including some of our competitors, could have an adverse impact on our ability to generate equipment sales and to provide maintenance services. If one of these suppliers terminated or significantly curtailed its relationship with us, or if one of these suppliers ceased operations, we would be forced to expand our relationship with other suppliers or risk a loss in market share due to diminished product offerings and availability. In addition, as we continue to seek expansion of our products and services portfolio, we are developing relationships with certain software suppliers, including Captaris, EMC (Documentum) and Kofax. As our relationships with software suppliers become more integral to our development and growth, the termination or significant curtailment of these relationships may force us to seek new relationships with other software suppliers, or pose a risk of loss in market share due to diminished software offerings. Any change in one or more of these suppliers’ willingness or ability to continue to supply us with their products could have an adverse impact on our liquidity, financial position and results of operations.

Our liquidity, financial position and results of operations are dependent on our relationship with GE.
      During fiscal 2004, we sold certain assets, including facilities, systems and processes relating to our U.S. and Canadian leasing operations, to GE and designated GE as our preferred lease financing source in the U.S. and Canada. Prior to our arrangement with GE, a significant portion of our profits were derived from our leasing operations in the U.S. and Canada. Pursuant to the agreements governing our relationship with GE, we are entitled to receive origination and certain other fees and income from sharing of gains on certain lease-end activities with respect to future leases funded by GE. Our right to receive a portion of these fees will end as of March 31, 2009, which is the end of the initial five-year term of our U.S. lease program agreement. Our ability to generate on going revenue from our arrangement with GE is dependent upon our success in identifying and securing opportunities for lease financing transactions with our customers. Our failure to secure such opportunities for funding by GE could result in an adverse effect on our liquidity, financial position and results of operations.
      Our lease program agreements with GE may be renewed by us at the end of their initial five-year term for a subsequent three- or five-year period, but there are no assurances that the agreements will be extended after the expiration of such subsequent period. In addition, GE could terminate the agreements before their expiration for material breach or upon a material adverse change of our company (including an event of default under the Notes or certain other indebtedness of IKON). If GE were to no longer provide financing to our customers, we would likely try to arrange alternative financing arrangements on similar terms, or provide financing ourselves. If we were unable to either arrange financing on similar terms or provide financing ourselves, some of our customers might be unable or unwilling to purchase equipment from us, which could have an adverse effect on revenues. In addition, the early termination or non-extension of our agreements with GE could adversely impact our liquidity, financial position and results of operations.

Our failure to comply with any material provisions of our secured credit facility could have a material adverse effect on our liquidity, financial position and results of operations.
      We maintain a $200 million secured credit facility (the “Credit Facility”) with a group of lenders. The Credit Facility, which matures on March 1, 2008, provides the availability of revolving loans, with certain sub-limits, and provides support for letters of credit. The amount of credit available under the Credit Facility is reduced by open letters of credit. The amount available under the Credit Facility for borrowings or additional letters of credit was approximately $166 million at September 30, 2005. The Credit Facility is secured by our accounts receivable and inventory, the stock of our first-tier domestic subsidiaries, 65% of the stock of our first-tier foreign subsidiaries and all of our intangible assets. All security interests pledged under the Credit Facility are shared with the holders of our 7.25% notes due 2008. Under the original terms of the Credit Facility, share repurchases were permitted up to $150 million until September 2005, plus 50% of the net income after this date could have been used for further share repurchases and dividends, not to exceed $250 million over the life of the Credit Facility. Beginning on October 20, 2005, under the terms of an amendment to the Credit Facility, we are permitted to repurchase shares and pay dividends in an aggregate amount not to exceed (a) $100 million over the remaining term of the Credit Facility, plus (b) 50% of consolidated net income, and (c) an additional aggregate amount of $75 million as long as we maintain a pro forma Leverage Ratio (as defined in the Credit Facility) of less than two times at the end of any fiscal quarter, beginning after fiscal 2006.
      The Credit Facility contains affirmative and negative covenants, including limitations on certain fundamental core business changes, investments and acquisitions, mergers, certain transactions with affiliates, creations of liens, asset transfers, payments of dividends, intercompany loans and certain restricted payments. The Credit Facility contains financial fiscal covenants relating to: (i) our corporate leverage ratios; (ii) our consolidated interest coverage ratio; (iii) our consolidated asset coverage ratio; (iv) our consolidated net worth ratios; (v) limitations on our capital expenditures; and (vi) limitations on additional indebtedness and liens. Additionally, the Credit Facility contains default provisions customary for facilities of its type. Failure to comply with any material provision of the Credit Facility could have a material adverse effect on our liquidity, financial position and results of operations.

Our failure to improve our operational efficiency and reduce our administrative costs could have a material adverse effect on our liquidity, financial position and results of operations.
      Our ability to improve our profit margins is largely dependent on the success of our initiatives to streamline our infrastructure and improve our operational efficiency. Our initiatives include conversion to a common enterprise-wide information technology platform, billing process improvements to ensure the timeliness and accuracy of our customer invoices and the reduction of administrative costs at every level of the Company. Our failure to implement these initiatives successfully, or the failure of such initiatives to result in improved profitability, could have a material adverse effect on our liquidity, financial position and results of operations.

New technologies may affect our operations, and failures in the transition to new technologies could adversely affect our business.
      The document management solutions industry is a rapidly changing environment. Our business would be adversely affected if we or our suppliers failed to anticipate which products or technologies will gain market acceptance or if we cannot sell these products at competitive prices. Significant technological changes in our industry may have ramifications that may not be foreseen. We cannot be certain that manufacturers of popular products, some of whom are also our competitors, will permit us to market their newly developed products, or that such products will meet our customers’ needs and demands. Additionally, because some of our principal competitors design and manufacture their own products rather than relying on third parties, those competitors may have a competitive advantage over us. In addition, new products containing new technology may replace or compete with existing products placed by us or may be sold through other channels of distribution.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, our business, brand and operating results could be harmed or we could fail to meet our reporting obligations.
      Effective internal control over financial reporting is necessary for us to provide reasonable assurance with respect to our financial reports and to address the risk of fraud. If we cannot provide reasonable assurance with respect to our financial reports, our business, brand and operating results could be harmed. During fiscal 2005, we identified deficiencies in the processes and timeliness by which we issue certain invoices and, as a result, implemented processes designed to fairly present our financial statements. Errors resulting from these deficiencies (collectively, the “Billing Matter”) required us to restate certain of our previously issued financial statements. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such controls, and management has determined that the Billing Matter constitutes a material weakness in our internal control over financial reporting. We have also identified certain deficiencies in general controls over our information systems, including segregation of duties and access to data and applications by program developers. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal control over financial reporting, including any failure to implement required new or improved controls, or if we experience difficulties in implementation, our business, brand and operating results could be harmed and we could fail to meet our reporting obligations. For example, in light of the Billing Matter, we implemented processes and performed additional procedures designed to ensure that the financial statements are prepared in accordance with generally accepted accounting principles. See “Controls and Procedures”. Billed revenue and the related accounts receivable are reduced based on estimates derived by a statistically valid analysis of historical data to mitigate the financial impact of the Billing Matter. Changes to these estimates could have a material effect on our financial position and results of operations.

We continue to implement substantial changes to our information systems. These actions could disrupt our business.
      We are in the process of implementing a common information technology platform, primarily based on the Oracle E-Business Suite, in all of our markets in North America and Europe. This implementation and related actions have required us to make substantial modifications to our information technology systems and business processes, including our billing systems, and contributed to the control deficiencies identified in connection with the Billing Matter. We cannot provide assurance that we will successfully implement our information systems and business processes. Any disruption could have an adverse effect on our liquidity, financial position and results of operations.

Added risks are associated with our international operations.
      Our future revenues, costs of operations and net income could be affected by a number of factors related to our international operations, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political condition, trade protection measures, licensing and other legal requirements and local tax issues. For example, significant currency fluctuations in the Euro, British Pound or Canadian Dollar versus the U.S. Dollar could lead to lower reported consolidated results of operations due to the translation of these currencies.
Risks Related to the Notes and the Exchange Offer

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.
      Original Notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from The Depository Trust Company).
      Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the exchange offer will be substantially limited. Any Original Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the exchange offer, if you do not tender your Original Notes you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

The Notes are not guaranteed by our subsidiaries and are structurally subordinated to all of the debt and liabilities of our subsidiaries.
      The Notes are not guaranteed by any of our subsidiaries and, consequently, these entities are not obligated or required to pay any amounts pursuant to the Notes or to make funds available to us in the form of dividends or advances. In addition, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the Notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary. Therefore, holders of the Notes should look only to our assets for payments on the Notes. As of September 30, 2005, our subsidiaries had approximately $465 million of indebtedness and $173 million of other liabilities.

Your rights to receive payments on the Notes is subject to prior claims of lenders under our credit facility and our 7.25% notes due 2008.
      Our credit facility and our 7.25% notes due 2008 are guaranteed on a senior secured basis by our domestic subsidiaries. In the event of our bankruptcy, liquidation or reorganization, or other event of default under our credit facility or our 7.25% notes due 2008, the secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of the pledged assets before those assets would be available for distribution to other creditors, including holders of the Notes. Holders of the Notes would be able to participate in distributions of our remaining assets (or proceeds from the sales of those assets) ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes. In such event, there might not be sufficient assets remaining to pay amounts due on any or all Notes then outstanding.

Our substantial indebtedness could materially and adversely affect our business and prevent us from fulfilling our obligations under the Notes.
      We currently have a substantial amount of debt. As of September 30, 2005, we had total indebtedness of approximately $1,254 million. Our significant indebtedness could have a material adverse effect on our business. For example, it could:

•	make it more difficult for us to meet our payment and other obligations under the Notes and our other indebtedness;

•	increase our vulnerability to general adverse economic industry conditions or a downturn in our business;

•	reduce the availability of our cash flow to fund working capital, capital expenditures and other general business purposes;

•	limit our flexibility in planning for, or reacting to, changes in our industry, making us more vulnerable to economic downturns;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds or raise additional financing.
      If our indebtedness affects our operations in these ways, our business, financial condition, cash flow and results of operations could suffer, making it more difficult for us to satisfy our obligations under the Notes. Furthermore, the indenture governing the Notes, our credit facility and the supplemental indenture governing our 7.25% notes due 2008 permit us to incur substantial amounts of additional debt provided we meet certain financial and other covenants. See the sections entitled “Description of Notes” and “Description of Other Indebtedness.” If we incur additional debt in the future, the related risks could intensify.

The covenants in our debt agreements impose restrictions that may limit our operating and financial flexibility.
      The indenture governing the Notes, our secured credit facility and the supplemental indenture governing our 7.25% notes due 2008 contain covenants that may restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	make specified restricted payments;

•	make specified asset sales;

•	incur liens;

•	engage in transactions with affiliates;

•	issue and sell capital stock of our subsidiaries to third persons; or

•	engage in a merger, consolidation or sale of substantial assets.

      The supplemental indenture governing our 7.25% notes due 2008 contains covenants that require us to maintain compliance with certain financial ratios. Our secured credit facility includes other more restrictive covenants that require us to achieve certain financial and operating results and maintain compliance with certain financial ratios. See the sections entitled “Description of Other Indebtedness” and “Description of Notes — Certain Covenants.” These covenants may restrict our ability to take actions that we believe are in the best interests of IKON.
      We cannot assure you that we will meet the covenants in the indenture governing the Notes, the supplemental indenture governing our 7.25% notes due 2008, our secured credit facility or our other debt instruments, or that the holders of the Notes, the holders of our 7.25% notes due 2008, the lenders under our secured credit facility or our other lenders would waive any failure to meet these covenants. A breach of any of these covenants would result in a default under these debt instruments and would in turn result in a default under our other debt instruments. If an event of default occurs under these debt instruments and continues beyond any applicable cure period, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If our indebtedness were to be accelerated, we cannot assure you that we would be able to pay it.

You cannot be sure that an active trading market will develop for the Exchange Notes.
      The Exchange Notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if it develops, that such market will be sustained or as to the liquidity of any market. If an active market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market in the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in interest rates in the market for high yield securities and by changes in our financial performance or prospects, or the prospects for companies in our industry.

We may not be able to finance a change of control offer required by the indenture.
      If we were to experience certain changes of control, the indenture governing the Notes requires us to offer to purchase all of the Notes then outstanding at 101% of their principal amount, plus accrued interest to the date of purchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the Notes. In that case, the purchase of the Notes would require additional third-party financing, and we cannot assure you that we would be able to obtain that financing on favorable terms or at all.
      In addition, our secured credit facility restricts our ability to purchase the Notes, even when we are required to do so by the indenture in connection with a change of control. Furthermore, similar change of control events will result in an event of default under our secured credit facility and could cause the acceleration of our debt thereunder. The acceleration of the indebtedness under our secured credit facility, and the inability to purchase all of the tendered Notes, in the event of a change of control, would each constitute an event of default under the indenture.
      We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that do not constitute a change of control under the indenture governing the Notes. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse effect on holders of the Notes. The provisions relating to a change of control may increase the difficulty for a potential acquirer to obtain control of us.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the Exchange Notes or the exchange offer.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table presents selected consolidated financial information and other data for each of the periods indicated. This information and data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus and the notes thereto.

	As of and for the Year Ended September 30,

	2005(a)	2004(b)	2003(c)	2002(d)	2001(e)

	(in millions, except per share data, ratios and employees)
Continuing Operations
Revenue	$4,377.3	$4,565.7	$4,661.2	$4,847.5	$5,223.2
Gross profit	1,551.7	1,684.7	1,778.6	1,850.7	1,969.7
Selling and administrative	1,396.7	1,470.7	1,505.4	1,554.8	1,754.9
Operating income	156.0	202.6	273.2	301.5	164.1
Income before taxes	105.0	118.6	205.0	247.3	94.8
Income from continuing operations	73.2	88.3	127.4	155.5	29.5
Earnings per common share
Basic	0.52	0.60	0.88	1.09	0.21
Diluted	0.51	0.58	0.81	1.03	0.20
Capital expenditures	72.1	90.2	124.4	178.7	133.6
Depreciation and amortization	80.6	91.0	110.8	126.2	173.3
Discontinued Operations
Net loss	$(12.5)	$(4.6)	$(4.3)	$(7.5)	$(14.2)
Net loss per common share
Basic	(0.09)	(0.03)	(0.03)	(0.05)	(0.10)
Diluted	(0.08)	(0.03)	(0.03)	(0.05)	(0.10)
Total Operations
Net income	$60.7	$83.7	$123.1	$148.0	$15.3
Earnings per common share
Basic	0.43	0.57	0.85	1.03	0.11
Diluted	0.43	0.55	0.79	0.98	0.11
Share Activity
Dividends per common share	$0.16	$0.16	$0.16	$0.16	$0.16
Per common share book value	11.64	11.87	10.97	10.40	9.60
Return on shareholders’ equity %	3.9	5.0	7.7	9.9	1.1
Weighted average common shares (basic)	139.9	146.6	145.2	143.2	141.9
Weighted average common shares (diluted)	157.7	169.3	167.8	155.1	144.4

	As of and for the Year Ended September 30,

	2005(a)	2004(b)	2003(c)	2002(d)	2001(e)

	(in millions, except per share data, ratios and employees)
Supplementary Information
Current ratio(f)	1.8	1.6	1.2	1.2	1.1
Working capital(g)	$790.6	$789.9	$395.1	$431.3	$214.7
Total assets	3,831.8	4,518.4	6,600.6	6,397.3	6,254.8
Total debt	1,254.0	1,667.7	3,438.3	3,420.9	3,396.7
% of capitalization(i)	44.4	49.7	68.2	69.6	71.4
Total debt, excluding non-corporate debt(h)	$729.3	$804.9	$429.5	$613.0	$800.9
% of capitalization(h)(i)	31.7	32.3	21.1	29.0	37.1
Employees	25,700	29,400	30,250	33,200	37,600

Notes:

(a)	Fiscal year results include a $7.0 charge from the early termination of a consulting contract, a $3.8 charge due to a change in certain UK pension liabilities, a $1.0 charge from the impact of Hurricanes Katrina and Rita, a $7.9 charge for the expensing of stock based compensation in accordance with FASB 123(R), “Share Based Payment-Revised 2004,” a $10.7 charge for restructuring and asset impairments, a $6.1 charge from the early termination of real estate leases, a $11.5 gain from the divestiture of businesses (collectively, the “Charges”) and a $6.0 charge from the early extinguishment of debt. The Charges resulted in a decrease in operating income of $25.0. The Charges and the loss from the early extinguishment of debt resulted in a decrease in net income of $17.2.

(b)	Fiscal year results include $35.9 of losses from the early extinguishment of debt, a net loss of $11.4 on the divestiture of our North American leasing businesses (the “Loss on Sale”), tax reserve adjustments of $11.8 related to a tax gain on the sale of our U.S. leasing operations, and benefits mainly from the settlement of a U.S. federal audit (the “Tax Adjustments”). The losses from the early extinguishment of debt and Loss on Sale resulted in a decrease in pre-tax income of $47.3 and the losses from the early extinguishment of debt, the Loss on Sale and the Tax Adjustments resulted in a decrease in net income of $17.9.

(c)	Fiscal year results include losses from early extinguishment of debt, resulting in a decrease in pre-tax income of $19.2 and net income of $11.9.

(d)	Fiscal year results include gains from the reversal of certain prior year restructuring charges, resulting in an increase in operating income of $5.6 and net income of $3.6.

(e)	Fiscal year results include $50.8 of restructuring and asset impairment charges (the “Restructuring Charge”), reserve adjustments of $5.3 related primarily to the exit from our telephony operations (the “Exit Costs”), and a tax reserve increase of $10.0 related to our use of corporate-owned life insurance programs (the “Tax Increase”). The Restructuring Charge and the Exit Costs resulted in a decrease in operating income of $56.1, and the Restructuring Charge, the Exit Costs, the Tax Increase, and $8.6 of loss from discontinued operations resulted in a decrease in net income of $61.3.

(f)	Current ratio = Total current assets/ Total current liabilities

(g)	Working capital = Total current assets — Total current liabilities

(h)	Non-corporate debt refers to the line items on the balance sheet, “current portion of non-corporate debt” and “long-term non-corporate debt.” This debt is excluded from this calculation because lease receivables represent the primary source of repayment of non-corporate debt.

(i)	Capitalization = Total shareholders’ equity + Total debt

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(all dollar and share amounts, except per share amounts or as otherwise noted, are in thousands)
OVERVIEW
      IKON Office Solutions, Inc. (“IKON” or the “Company”) delivers integrated document management systems and solutions, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for copier, printer and multifunction product (“MFP”) technologies, integrating best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI, and HP, and document management software from companies such as Captaris, EMC (Documentum), Kofax, and others, to deliver tailored, high-value solutions implemented and supported by our services organization — Enterprise Services. We offer financing in North America through a program agreement (the “U.S. Program Agreement”) with General Electric Capital Corporation (“GE”), and a rider to the U.S. Program Agreement (the “Canadian Rider”) with GE in Canada. We entered into the U.S. Program Agreement and Canadian Rider as part of the sale of certain assets and liabilities of our U.S. leasing business (the “U.S. Transaction”) and our Canadian lease portfolio (the “Canadian Transaction,” and together with the U.S. Program Agreement, the Canadian Rider and the U.S. Transaction, the “Transactions”) to GE in the U.S. and Canada, respectively. We represent one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through our service force of over 15,000 employees, including our team of over 6,000 customer service technicians and support resources. We have approximately 450 locations throughout North America and Western Europe.
      For fiscal 2005, we outlined the following objectives for our business:

•	operational leverage;

•	core growth; and

•	related expansion.
      During fiscal 2005, we also added capital structure as a key objective for our business.
      Operational leverage requires that we continue to lower our overall cost-to-serve and improve both sales and administrative productivity through centralization and process and system enhancements. We made significant progress in this area in fiscal 2005. For the year, selling and administrative expenses decreased 5% compared to fiscal 2004. We exited unprofitable and non-strategic businesses to reset our revenue base centered upon our core strengths. We discontinued our Business Document Services (“BDS”) unit, reduced the number of our Legal Document Services (“LDS”) sites, reorganized our field structure in North America, reduced corporate staff, and sold substantially all of our operations in Mexico and France. Selling and administrative expenses were reduced across all areas of the Company, including headcount, business operations and real estate. We also froze our U.S. defined benefit pension plans during fiscal 2005 to reduce future pension cost. In addition, we gained valuable insight into our operations as a result of our work performed to review internal controls over certain revenue and billing processes (see “Controls and Procedures”). We have maintained our focus on improvements in the customer care centers and in our billing operations, aimed at productivity and efficiency in the near term.
      Core growth has three points of focus: improvement of sales effectiveness in all market areas; gain of market share in under-represented markets; and the targeting of product segments in which demand is growing the fastest. We strengthened our share of the market encompassing the Fortune 500 and large global and private companies (“National Accounts”) by adding 47 new accounts during fiscal 2005. We continue to compete for new deals through a combination of customer incentives and selectively investing in sales headcount growth. The focus on National Accounts and mid-market sales resulted in continued growth of total equipment placements during fiscal 2005. Color equipment placements in the U.S. increased 11% during the year with revenues generated from the sale of color devices increasing 10%. To ensure that we capture the fastest growing product technologies, we continued to strengthen our color equipment portfolio with a diversified mixture of products.
      We continue geographic expansion in promising markets in Europe and new service opportunities within Enterprise Services that differentiate and build solidly on our core business, which involves equipment sales and the ongoing volume in services and supplies that those sales generate. Total European revenue increased 4% in fiscal 2005. This is primarily driven by a growth of approximately 9% in equipment, resulting from the success of our Pan European and Global Accounts Initiatives, which focuses on large, multi-national accounts. Within Enterprise Services, North American on-site Managed Services delivered strong growth, with revenue up 7% and continued growth within the existing install base. Off-site Managed Services experienced a revenue decline partially driven by our decision to close 16 unprofitable LDS sites in the second quarter of fiscal 2005.
      During fiscal 2005, we made substantial progress on improving our capital structure by reducing debt, repurchasing shares of our common stock, and improving our liquidity. At September 30, 2005, unrestricted cash was $374 million. Total debt declined to $1.3 billion, and our debt-to-capital ratio decreased from 50% at September 30, 2004 to 44% at September 30, 2005. We also restructured our debt by issuing $225 million in senior unsecured notes and purchasing approximately $237 million of our 5% convertible notes during fiscal 2005. We paid $22.4 million in dividends to shareholders and purchased 8.5 million of our shares for a total of $87 million.
      We believe these initiatives to improve our capital structure will enhance long-term value for our shareholders and provide the sound financial foundation we need to pursue growth opportunities and address competitive challenges.
      For fiscal 2005, we had revenues of $4.4 billion, representing a 4.1% decline from fiscal 2004. This decline was due in large measure to the decrease in finance income as a result of the sales of our North American leasing business and our operating subsidiaries in France and Mexico, lower sales of de-emphasized technology hardware, lower direct supply sales and lower Managed Services and Customer Services revenues. These decreases were partially offset by an increase in revenues as a result of benefits realized from the fees received under the U.S. Program Agreement and the Canadian Rider compared to fiscal 2004.
      Diluted earnings per share from continuing operations for fiscal 2005 were $0.51. Refer to “— Results of Operations” for further discussion of our annual financial results.
      For fiscal 2006, our objectives will include continued focus on improving operational leverage, core growth, related expansion, and capital structure.
CRITICAL ACCOUNTING POLICIES
      We have identified below the accounting policies critical to our business and results of operations. We determined the critical accounting policies by considering accounting policies that involve the most complex or subjective decisions or assessments. Our accounting policies are more fully described in Note 1 of the Notes to Consolidated Financial Statements included herein. The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the needs to make estimates of matters that are inherently uncertain.
Revenue Recognition
      We install the majority of the equipment we sell. Revenues for company-installed copier/printer equipment and technology hardware, included in net sales, are recognized upon credit approval, receipt of a signed sale or lease contract, and a “delivery and acceptance” certificate. The “delivery and acceptance” certificate confirms that the product has been delivered to and accepted by the customer under the sales or lease contract. Revenues for customer-installed copier/printer equipment and technology hardware, included in net sales, are recognized upon credit approval, receipt of a signed sale or lease contract, and delivery. Generally, we do not offer any equipment warranties in addition to those that are provided by the equipment manufacturer. Revenues for sales of supplies are recognized at time of shipment, following the placement of an order from a customer. Revenues for monthly equipment service and facilities management service are recognized in the month in which the service is performed. Professional Services revenues are recognized as earned. Revenues for other services and rentals are recognized in the period performed. For those customer leases under which IKON is the equipment lessor (“IKON Lease Paper”), the present value of payments due under sales-type lease contracts is recorded as revenue within net sales when products are delivered to and accepted by the customer, and finance income is recognized over the related lease term. Fees earned under the U.S. Program Agreement and the Canadian Rider are recognized as they are earned (see Note 2 to the Consolidated Financial Statements).
      Supporting our objective to provide complete solutions to our customers, we generally bundle a service agreement with copier/printer equipment when sold. The typical agreement includes a minimum number of copies for a base service fee plus an overage charge for any copies in excess of the minimum. Revenue for each element of a bundled contract is derived from our national price lists for equipment and service. The national price lists for equipment include a price range between the manufacturers’ suggested retail price (“MSRP”) and the minimum price for which our sales force is permitted to sell equipment without prior approval from a higher level of management within our field services organization. The price lists for equipment are updated monthly to reflect any supplier-communicated changes in MSRP and any changes in the fair value for which equipment is being sold to customers. The national price lists for service reflect the price of service charged to customers. The price lists for service are updated quarterly to reflect new service offerings and any changes in the competitive environment affecting the fair value for which service is being provided to customers. The national price lists, therefore, are representative of the fair value of each element of a bundled agreement when it is sold unaccompanied by the other elements.
      Revenue for a bundled contract is first allocated to service revenue using the fair value per our national price lists. The remaining revenue is allocated to equipment revenue and finance income based on a net present value calculation utilizing an appropriate interest rate that considers the creditworthiness of the customer, term of the lease, transaction size, and costs of financing. The equipment revenue is compared to the national price lists. If the equipment revenue falls within the price range per the national price lists, no adjustment is required. If the equipment revenue is not within the price range per the national price lists, service and equipment revenues are proportionately adjusted while holding the interest rate constant, so that both service and equipment revenues fall within the price range per the national price lists.
      As discussed under “Controls and Procedures,” during fiscal 2005, management identified certain control deficiencies in the Company’s internal controls over certain revenue and billing processes, and as a result, concluded that these deficiencies constituted a material weakness (the “Material Weakness”) in the Company’s internal control over financial reporting. In light of the Material Weakness, we implemented processes and performed additional procedures designed to ensure that the financial statements are prepared in accordance with generally accepted accounting principles (see “Controls and Procedures”).
      Billed revenue and the related accounts receivable are reduced based on estimates derived by a statistically valid analysis based on historical data to mitigate the financial impact of the Material Weakness. Changes to these estimates could have a material effect on our financial position and results of operations.
Goodwill
      We evaluate goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets.” We perform a goodwill impairment review in the fourth quarter of each fiscal year or when facts and circumstances indicate goodwill may be impaired. We perform the review by comparing the fair value of a reporting unit, including goodwill, to its carrying value. The impairment review involves a number of assumptions and judgments including the identification of the appropriate reporting units and the calculation of their fair value. We use a combination of discounted cash flow projections and terminal values to calculate fair value. Our estimate of future cash flows and terminal values includes assumptions concerning future operating performance and economic conditions that may differ from actual future cash flows.

Inventories
      Inventories are stated at the lower of cost or market using the average cost or specific identification methods and consist of finished goods available for sale. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those anticipated, inventory adjustments may be required.
Allowances for Receivables
      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to significantly deteriorate, resulting in an impairment of their ability to make required payments, changes to our allowances may be required.
Income Taxes
      Income taxes are determined in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”), which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax basis of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS 109 also provides for the recognition of deferred tax assets if it is more likely than not that the assets will be realized in future years. A valuation allowance has been established for deferred tax assets for which realization is not likely. In assessing the valuation allowance, we have considered future taxable income and ongoing prudent and feasible tax planning strategies. However, in the event that we determine the value of a deferred tax asset has fluctuated from its net recorded amount, an adjustment to the deferred tax asset would be necessary.
Pension
      We sponsor defined benefit pension plans for the majority of our employees. The benefits are generally based on years of service and compensation. All U.S. employees hired before July 1, 2004 are eligible to participate in the U.S. defined benefit pension plans covering active employees (together with the Directors’ Retirement Plan identified as the “U.S. Plans”). Effective September 30, 2005, the U.S. Plans were frozen, other than the Directors’ Retirement Plan, which was discontinued in 1997 and only provides benefits to three retired Directors. Accordingly, no active employees will accrue benefits under the U.S. Plans after September 30, 2005. All U.K. employees hired on or after April 1, 1999 and all Canada employees hired on or after October 1, 2005 are not eligible to participate in the U.K. and Canadian defined benefit pension plans, respectively, covering active employees (the “Non-U.S. Plans”).
      Accounting for pensions requires the use of estimates and assumptions regarding numerous factors, including discount rates, rates of return on plan assets, compensation increases, mortality, and employee turnover. Independent actuaries, in accordance with accounting principles generally accepted in the United States of America, perform the required calculations to determine expense and liabilities for pension benefits. Actual results that differ from our actuarial assumptions are generally accumulated and amortized over future periods.

Pension Assumptions
      Assumptions used to determine periodic pension costs for the defined benefit pension plans were:

	Fiscal 2005		Fiscal 2004		Fiscal 2003

	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans

Weighted average discount rates	6.3%	5.8%	6.0%	5.7%	7.2%	6.4%
Rates of increase in compensation levels	3.0	4.0	3.0	4.0	4.0	4.0
Expected long-term rate of return on assets	8.5	8.0	8.5	8.0	8.5	7.6
      Assumptions used to determine benefit obligation as of the end of each fiscal year for the defined benefit pension plans were:

	Ended September 30

	2005		2004		2003

	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans

Weighted average discount rates	5.2%	5.1%	6.3%	5.8%	6.0%	5.7%
Rates of increase in compensation levels	3.0	4.0	3.0	4.0	3.0	4.0
      The discount rate is determined at each measurement date after consideration of numerous factors and indices. In particular, and with the assistance of our financial consultants, we review the following high quality, fixed income indices, as we believe these indices reflect the duration of the liabilities under the U.S. Plans:

•	Moody’s AA bond averages plus a spread to approximate the duration of our plan liabilities;

•	the zero coupon Treasury bond rates; and

•	the Citigroup Pension Discount Curve.
      Prior to fiscal 2005, the discount rate for the U.S. Plans was based on the Moody’s AA bond index. Similar processes are followed to determine the discount rate for the Non-U.S. Plans. The expected long-term rate of return on assets assumption is reviewed at each measurement date based on the pension plans’ investments and investment policies, and an analysis of the expected and historical returns of the capital markets, adjusted for current interest rates as appropriate. Our asset allocation targets are to have 70%-85% in equity securities, 13%-23% in debt securities, and 2%-8% in alternate investments. In determining fiscal 2006 periodic pension expense related to the U.S. Plans, the expected long-term rate of return was decreased to 7.5%. We are currently evaluating our portfolio asset allocation targets, which may further impact the expected long-term rate of return on assets. Our objective is to shift to a more conservative mix of investments in an attempt to more closely align our pension assets with the expected duration of our pension obligations.
      Within any given fiscal year, significant differences may arise between the actual return and the expected return on plan assets. The value of plan assets, used in the calculation of pension expense, is determined on a calculated method that recognizes 25% of the difference between the actual fair value of assets and the expected calculated method. Gains and losses resulting from differences between actual experience and the assumptions are determined at each measurement date. For the U.S. Plans, gains and losses are amortized over 15 years. For the Non-U.S. Plans, if the net gain or loss exceeds 10% of the greater of plan assets or liabilities, a portion is amortized into earnings in the following fiscal year.
      The rate of increase in compensation levels is reviewed at each measurement date based on the long-term estimate of yearly compensation level increases given to employees.
      Estimated sensitivities to the net periodic pension cost are as follows:

•	A 25 basis point change in the discount rates from those used would have changed fiscal 2005 pension expense by approximately $4,200;

•	A 25 basis point change in the expected rates of return from those used would have changed fiscal 2005 pension expense by approximately $926; and

•	A 25 basis point change in the increase in compensation levels from those used would have changed fiscal 2005 pension expense by approximately $1,350.

Financial Impact of Pensions
      Net periodic pension expense was $43,079 in fiscal 2005, $51,065 in fiscal 2004, and $37,838 in fiscal 2003. The decrease in fiscal 2005 compared to fiscal 2004 pension expense was primarily due to the increase in the discount rates, the impact of restricting entrance into the U.S. Plans for employees hired on or after July 1, 2004, and the impact of expected returns associated with a $75,000 voluntary contribution to the U.S. Plans during fiscal 2004. The increase in fiscal 2004 compared to fiscal 2003 pension expense was primarily due to the decrease in the discount rates, partially offset by the decrease in the estimate rate of increase in U.S. compensation levels compared to fiscal 2003.
      As of September 30, 2005, we had unrecognized net actuarial losses of $275,233 related to our U.S. Plans and $31,782 related to our Non-U.S. Plans. Additionally, we had unrecognized prior service costs of $2,967. These unrecognized losses are primarily the result of a decrease in the discount rates over the last five years. At September 30, 2005, the projected benefit obligation exceeded our plan assets by $312,990 and $34,276, for our U.S. and Non-U.S. Plans, respectively. At September 30, 2005, the accumulated benefit obligation was $627,390 and $77,924, for our U.S. and Non-U.S. Plans, respectively.
      When the fair value of pension plan assets is less than the accumulated benefit obligation, an additional minimum liability is recorded in other comprehensive income within Shareholders’ Equity. As of September 30, 2005 and 2004, Shareholders’ Equity includes a minimum liability, net of tax, of $127,704 and $46,400, respectively.
      Contributions to the U.S. Plans were $40,392 and $92,569, during fiscal 2005 and 2004, respectively. These contributions included voluntary contributions of $31,200 and $75,000 during fiscal 2005 and fiscal 2004, respectively, in anticipation of future funding requirements. In fiscal 2006, we expect to contribute approximately $1,500 to our U.S. Plans in-line with our funding requirements. We may elect to make additional voluntary contributions to the U.S. Plans during fiscal 2006.
      Contributions to Non-U.S. Plans were $3,716 and $4,931, during fiscal 2005 and 2004, respectively. In fiscal 2006, we expect to contribute approximately $3,500 to our Non-U.S. Plans in-line with our funding requirements. We may elect to make additional voluntary contributions to the Non-U.S. Plans during fiscal 2006.
      Effective September 30, 2005, the U.S. Plans were frozen and as a result, participants will no longer accrue benefits under these plans. Accordingly, the projected benefit obligation and the accumulated obligation of the U.S. Plans will be the same in future periods. As a result of this event, the U.S. Plans were re-measured using a discount rate of 5.4% (all other assumptions remaining consistent) reflecting the discount rate appropriate as of the date of approval by the Company’s Board of Directors. Because this change occurred after the original measurement date we use to measure our pension expense and liabilities, the impact of this change will be recorded during the first quarter of fiscal 2006. As a result of the freeze and an increase in the discount rate, the amount in which the projected benefit obligation exceeds our plan assets for the U.S. Plans will decrease from $312,990 to $187,447, during the first quarter of fiscal 2006. The impact of this freeze should reduce future periodic pension expense, the unfunded status of the U.S. Plans, and accordingly, future cash outlays to fund the U.S. Plans.
      See Note 16 to the Consolidated Financial Statements for additional information on our pension plans.
Residual Values
      We estimate the residual value of equipment sold under sales-type leases. Our residual values are based on the dollar value of the equipment and generally range between 0% to 17% of MSRP, depending on the equipment model and lease term. We evaluate residual values quarterly for impairment. Changes in market conditions could cause actual residual values to differ from estimated values, which could accelerate the write-down of the value of the equipment. As a result of the Transactions, this critical accounting policy only affects us for residual values on lease receivables of our European operations, U.S. lease receivables retained by us after the sale of our U.S. leasing operations, and any new leases in North America that are self-funded.
RESULTS OF OPERATIONS
      This discussion reviews the results of our operations as reported in the consolidated statements of income. All dollar and share amounts are in thousands, except per share data. Unless otherwise noted, references to 2005, 2004, and 2003, refer to the fiscal years ended September 30, 2005, 2004, and 2003, respectively.
Fiscal 2005 Compared to Fiscal 2004

Revenues

	2005	2004	$ Change	% Change

Net sales	$1,963,267	$1,988,764	$(25,497)	(1.3)%
Services	2,308,766	2,303,553	5,213	0.2
Finance income	105,272	273,391	(168,119)	(61.5)

	$4,377,305	$4,565,708	$(188,403)	(4.1)%

      The decrease in revenues of 4.1% compared to fiscal 2004, which includes a currency benefit of 0.8% (revenues denominated in foreign currencies impacted favorably when converted to U.S. dollars for reporting purposes), is a result of an overall decrease in finance income as a result of the sales of our North American leasing business and our operating subsidiaries in France and Mexico, lower sales of de-emphasized technology hardware, lower direct supply sales and lower Managed Services and Customer Services revenues. These decreases were partially offset by an increase in revenues as a result of benefits realized from fees received under the U.S. Program Agreement and the Canadian Rider compared to fiscal 2004.
      Net sales includes revenues from the sale of copiers, printers, multifunction equipment, direct supplies, and technology hardware. The decrease in net sales includes a currency benefit of 1.0%. Equipment revenue, which comprises over 90% of our net sales mix, was $1,812,342 and increased by approximately $18,090, or 1.0%, compared to the prior year due mainly to the net impact of the relationship with GE and continued growth from the sale of color equipment. Origination fees and sales of residual value to GE (not recognized as revenue when we had captive finance subsidiaries in North America) contributed $77,879 of incremental equipment revenue in fiscal 2005 compared to fiscal 2004. European equipment revenues increased by $21,141, or 9.2%, compared to fiscal 2004, due to a currency benefit and consistent with our City Expansion Strategy in Europe. However, North American equipment sales decreased by $3,052, or 0.2%, due to the impact of competitive pressures and newly introduced black and white models positioned at lower average selling prices, partially offset by the relationship with GE. In addition, first quarter fiscal 2005 North American equipment revenues were impacted by changes in sales coverage and selling processes and sales incentives for our employees, as we launched important long-term initiatives in Professional Services and the Integrated Selling Model. U.S. revenues generated from the sale of color devices increased by 10% compared to fiscal 2004 due to higher demand for these products, particularly higher-end color production equipment, as new products were introduced at more affordable prices. As a percentage of U.S. equipment revenue, color devices increased from approximately 21% in fiscal 2004 to approximately 25% in fiscal 2005. U.S. revenues from sales of segment 5 and 6 black and white production equipment (devices with page outputs greater than 69 pages per minute) decreased approximately 15% compared to fiscal 2004 due to continued pricing pressure, a shift to lower-end products within this segment, and new alternate products available in segment 4. U.S. placements of segment 5 and 6 black and white production equipment decreased 12% from fiscal 2004. U.S. revenues from the sale of segment 1-4 black and white office equipment (devices with page outputs less than 70 pages per minute, fax and other equipment) declined approximately 5% compared to fiscal 2004. This decrease was primarily due to lower average selling prices as we offered attractive marketing bundles in an effort to increase market share in the mid-market customer base as noted by an increase in U.S. placements of segment 1-4 equipment of approximately 3% from the prior year. As of September 30, 2005, U.S. revenues from the sale of black and white office equipment represented 55.0% of the U.S. equipment revenue, compared to 55.8% in fiscal 2004. Sales of technology hardware declined by $27,654, or 43.4%, compared to fiscal 2004, as we did not renew several large customer relationships for fiscal 2005 as we continue to de-emphasize this business. Direct supply sales decreased by approximately $15,933, or 12.2%, compared to the prior year due to lower demand for fax and lower-end copier supplies. In addition, service contracts continue to become more supply inclusive and the revenue related to supplies is recorded as a component of Customer Services revenue.
      Services is comprised of Enterprise Services and Other Services. Enterprise Services consists of Managed Services, providing on and off-site outsourcing services and other expertise; Customer Services (equipment service); and Professional Services, focusing on integrating hardware and software technologies that capture, manage, control, and store output for customers’ document lifecycles. Other Services includes rental income on operating leases, income from the sharing of gains on certain lease-end activities with GE in the U.S., and fees from GE for providing preferred services for lease generation in the U.S., the “Preferred Fees.” Services increased by $5,213, or 0.2%, which includes a currency benefit of 0.7%. Managed Services revenues of $655,336, which includes both on-site Managed Services and LDS, decreased by $21,202, or 3.1%. Off-site Managed Services of $177,484, which is primarily comprised of LDS, a short-cycle and increasingly competitive transactional business, declined $46,051, or 20.6%, from fiscal 2004. This decline is due mainly to the restructuring actions we took during the second quarter of fiscal 2005, which involved the closure of 16 sites, as well as continued pricing pressure and the impact of a large commercial imaging contract during the first quarter of fiscal 2004, which benefited fiscal 2004 revenues by $10,119. On-site Managed Services revenues, including facilities management, document production and mailroom operations of $477,852, grew 5.5% from fiscal 2004. This was a result of an increase in new contracts and continued expansion to existing contracts. Customer Services revenues of $1,390,309 (which are significantly impacted by the amount and mix of copy volumes) decreased $16,213, or 1.2%, due to lower average revenue per copy and the impact of specific concessions made to customers during the second quarter of fiscal 2005. These decreases were partially offset by an overall increase in copy volumes of approximately 2%, driven by a 9% increase in color copy volumes compared to fiscal 2004. Professional Services revenue of $86,332 increased $3,518, or 4.2%, over prior year. Total Professional Services was negatively impacted by the sale of two technology services businesses during the second quarter of fiscal 2005. However, Professional Services revenue from the sale of consulting, network connectivity services, document strategy assessments and various software solutions, increased by 14.7%, due to the growing demand for document assessment and workflow improvements by our customers. In fiscal 2006, we will continue to make investments to improve utilization, profitability, and continued growth of Professional Services. A significant contribution to the services increase was the impact of fees received as a result of the GE relationship, including Preferred Fees during fiscal 2005 and 2004 of $41,653 and $25,335, respectively, and the related impact of lease-end sharing activities. As a result, the impact of the GE relationship positively impacted services revenue by $38,179 during fiscal 2005 compared to fiscal 2004. This increase can be primarily attributed to the to the fact that fiscal 2005 represented the first full year of our GE relationship, as the relationship began in mid fiscal 2004. We expect to earn approximately $50,000 of Preferred Fees annually until the initial term of the U.S. Program Agreement terminates on March 31, 2009.
      Finance income is generated by our leasing subsidiaries as well as certain lease receivables not sold to GE as part of the U.S. Transaction. The decrease in finance income is primarily due to the continued run-off of the retained U.S. lease portfolio not sold to GE as part of the U.S. Transaction. In addition, finance income was impacted by the sale of our Canadian lease portfolio during the third quarter of fiscal 2004 as part of the Canadian Transaction. Accordingly, lease receivables sold as part of the Canadian Transaction did not generate finance income for us during fiscal 2005. These decreases were partially offset by a currency benefit of 0.8%. Although we will continue to receive finance income under certain leases that will be financed directly by us, including from our European leasing operations, our total finance income will continue to decrease in future periods as a result of the Transactions.

Gross Margin

	2005	2004

Gross margin, net sales	26.7%	28.2%
Gross margin, services	41.1	40.8
Gross margin, finance income	75.0	67.3
Gross margin, total	35.4	36.9
      The decrease in gross margin percentage on net sales was primarily due to lower North American equipment margins resulting from competitive pricing and customer incentives and growth in lower-margin National Accounts program revenues. This is consistent with our continued market competitiveness coupled with strategic pricing and related marketing promotions to drive placement growth and market share.
      The gross margin percentage on services increased compared to the prior year. Customer Services gross margin increased due to a lower cost structure as a result of the second quarter of fiscal 2005 restructuring actions, partially offset by the impact of specific concessions made to customers during fiscal 2005. In addition, the net impact of the GE relationship (income from the sharing of gains on certain lease-end activities with GE as well as the Preferred Fees) positively impacted the services gross margin by approximately 29 basis points. The services gross margin percentage during fiscal 2004 was negatively impacted by 18 basis points from the completion of a multi-year commercial imaging contract in which no profit was earned. These increases were partially offset by the impact of lower off-site Managed Services margins compared to prior year due to the impact of lower revenues. The off-site Managed Services cost structure is less variable than our other lines of business; therefore, gross margin percentages are more heavily influenced by changes in revenue. As a result of the actions we took late in the second quarter of fiscal 2005 to reduce the variability of the cost structure of our off-site Managed Services, we expect profit margin percentages to improve in fiscal 2006. The Professional Services gross margin percentage decreased compared to fiscal 2004 due to an increase in staffing levels in advance of an expected increase in demand during the first half of fiscal 2005.
      The gross margin percentage on finance income increased from 67.3% in fiscal 2004 to 75.0% in fiscal 2005. This change is attributable to European leasing revenues becoming a larger part of the finance income mix in fiscal 2005 compared to fiscal 2004. European leases are leveraged with a lower amount of debt, therefore European leases generate higher profit margins than our sold North American leases. In addition, there was a lower leverage ratio on the U.S. lease receivable portfolio that we retained after the U.S. Transaction. As a result of our assumption of the public debt of IOS Capital, LLC (“IOSC”), our former U.S. Leasing Subsidiary sold to GE during fiscal 2004 (the 9.75% notes due 2004, 5% convertible notes due 2007 (the “Convertible Note”) and the 7.25% notes due 2008; (collectively, the “Additional Corporate Debt”)) as part of the U.S. Transaction, interest on this debt, which was reported in “finance interest expense” prior to April 1, 2004, is now reported as “interest expense”. Accordingly, an additional $11,700 of interest expense related to the Additional Corporate Debt was recorded during fiscal 2005 in “interest expense” rather than “finance interest expense.” As a result, the gross margin on finance income was positively impacted by this change in classification.

Selling and Administrative Expenses

	2005	2004	$ Change	% Change

Selling and administrative expenses	$1,396,669	$1,470,707	$(74,038)	(5.0)%
Selling and administrative expenses as a % of revenue	31.9%	32.2%
      Selling and administrative expense, which was unfavorably impacted by $9,640 due to foreign currency translation compared to the prior year, decreased by $74,038, or 5.0%, during fiscal 2005 compared to fiscal 2004, and decreased as a percentage of revenue from 32.2% to 31.9%.
      The net impact of the Transactions of $43,262 was a significant factor in the decrease of selling and administrative expense compared to fiscal 2004. Approximately $22,485 of this decrease was due to no lease default expense being required for either retained or sold IOSC, lease receivables during fiscal 2005. Under the terms of the U.S. Program Agreement, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables up to approximately $86,000, which we believe is sufficient to cover all reasonably foreseeable defaults for such leases based on historical trends. The remaining decrease in selling and administrative expense attributable to the Transactions was due to the transfer of over 300 employees to GE. Partially offsetting these decreases were increases in corporate costs to support the Transactions, including headcount and certain infrastructure enhancements. In addition, fees paid to GE to service our retained U.S. lease portfolio increased by $1,868 compared to fiscal 2004. Included within this increase is the impact of a refund received from GE of approximately $3,400 related to administrative fees paid to GE for servicing our retained U.S. lease portfolio during fiscal 2004.

Other Selling and Administrative Expenses
      Other significant changes in selling and administrative expenses impacting the Company were:

•	A decrease in pension costs of $4,253 compared to fiscal 2004, due mainly to the impact of changes in actuarial assumptions. Pension expense is allocated between selling and administrative expense and cost of revenues based on the number of employees related to those areas;

•	A decrease of $8,896 in selling compensation and benefit costs due primarily to headcount reductions and a decline in revenues compared to fiscal 2004;

•	An increase of $7,863 related to expensing of stock based compensation due to adoption of SFAS 123(R) “Share Based Payment — Revised 2004” (“SFAS 123(R)”), during fiscal 2005. Fiscal 2004 results did not include any expense related to our stock based compensation plans;

•	A decrease of $19,575 compared to fiscal 2004 as a result of lower spending for information technology, travel, and other expenses due to discretionary spending reductions during fiscal 2005, partially offset by higher consulting fees from our internal controls certification efforts required by the Sarbanes-Oxley Act of 2002;

•	A decrease of $10,547 compared to fiscal 2004 related to a reduction of real estate facility costs primarily due to the closure of 16 LDS sites as a result of the restructuring actions taken during the second quarter of fiscal 2005 and the closure and consolidation of other facilities during the third and fourth quarters of fiscal 2005 as we continue to rationalize our real estate needs;

•	A charge of $6,112 incurred during fiscal 2005 to terminate several real estate leases during the year, representing both lease termination payments made to lessors as well as future lease payments for sites in which we ceased using the facility;

•	A charge of $7,000 for the termination of a consulting contract during the fourth quarter of fiscal 2005;

•	A charge of $1,000 incurred during fiscal 2005 related to the impact of Hurricanes Katrina and Rita;

•	A charge of $3,798 related to changes in certain U.K. pension liabilities; and

•	During fiscal 2004, we incurred a charge of $6,272 related to termination costs of a long-term disability plan and incurred a charge of $2,300 related to an adverse legal judgment we received on a claim in Canada.
      In fiscal 2006, we will continue to take aggressive actions to achieve our goal of reducing selling and administrative expense. We worked toward accomplishing this goal during fiscal 2005 through a combination of headcount and real estate reductions, discretionary expense reductions, freezing the U.S. Plans and by eliminating unprofitable business lines to streamline our selling and administrative structure.

Other

	2005	2004	$ Change	% Change

(Gain) loss from divestiture of businesses, net	$(11,531)	$11,427	$(22,958)	N/A
Restructuring and asset impairments	10,543	—	10,543	N/A
Operating income	155,997	202,582	(46,585)	(23.0)%
Loss from early extinguishment of debt, net	6,034	35,906	(29,872)	(83.2)
Interest income	7,388	3,259	4,129	126.7
Interest expense	52,401	51,318	1,083	2.1
Taxes on income	31,755	30,308	1,447	4.8
Income from continuing operations	73,195	88,309	(15,114)	(17.1)
Diluted earnings per common share — continuing operations	0.51	0.58	(0.07)	(12.1)
      During fiscal 2005, we recognized a net gain of $11,531 as a result of the completion of the closing balance sheet audits related to the Transactions, the sale of substantially all of our operations in Mexico and France, and the sale of two small business units that provided technology equipment and services to customers. During fiscal 2004, we recognized a net loss of $11,427 as a result of the Transactions.
      During fiscal 2005, we took several actions to reduce costs, increase productivity and improve operating income. These actions involved our operations in BDS (reported as a discontinued operation), LDS, our North American field organization and corporate staff and Mexico. See “— Restructuring and Asset Impairments Charges” for additional information.
      Operating income decreased in fiscal 2005 by 23.0% compared to fiscal 2004, as a result of the factors discussed above.
      During fiscal 2005, we repurchased $236,758 of the Convertible Notes for $239,763. As a result of these repurchases, we recognized a loss, including the write-off of unamortized costs, of $6,034 which is included in loss from early extinguishment of debt in the consolidated statement of income for fiscal 2005. During fiscal 2004, we recorded a loss from the early extinguishment of debt of $35,906, as a result of the repurchase of various debt instruments.
      Interest income increased from fiscal 2004 due to an increase in average interest rates during fiscal 2005 compared to fiscal 2004. The average invested cash balance remained relatively consistent year-over-year.
      Interest expense increased due to the assumption of the Additional Corporate Debt as part of the U.S. Transaction. Interest on this debt, which was reported in “finance interest expense” prior to April 1, 2004, is now reported as “interest expense.” This change resulted in approximately $11,700 of additional interest expense being recorded in “interest expense” for fiscal 2005 compared to the same period in fiscal 2004. This increase was partially offset by an overall lower average outstanding debt balance during fiscal 2005 compared to the same period during fiscal 2004 as a result of our efforts to improve our capital structure.
      The effective income tax rate was 30.3% and 25.6% for fiscal 2005 and fiscal 2004, respectively. The increase in the effective income tax rate is due primarily to certain non-recurring items that reduced the tax rate in fiscal 2004. These items were a tax benefit of $7,048 due mainly to the favorable settlement of a U.S. federal tax audit, the reversal of valuation allowances on state net operating loss carryovers of $4,720 as a result of the tax gain generated by the U.S. Transaction during fiscal 2004, and the reversal of valuation allowances on our Canadian net operating loss carryovers of $2,603 as a result of improved financial performance achieved by our Canadian operations. In addition, the tax benefit relating to the sale of our Mexican operations during the second quarter of fiscal 2005 was reduced due to capital loss limitations. Partially offsetting the increase in income tax expense is a tax benefit of $2,127 associated with the deferral of depreciation expense for tax purposes in Ireland and the reversal of valuation allowances of $3,539 as a result of the gain on the sale of our operating subsidiary in France. Our consolidated tax valuation allowance was

$30,946 and $29,162 at September 30, 2005 and 2004, respectively. For fiscal 2006, we expect our effective income tax rate to increase to 36%.
      Diluted earnings per common share from continuing operations were $0.51 for fiscal 2005 compared to $0.58 for fiscal 2004. This decline was attributable mainly to the impact of lower finance income due to the run-off of the retained U.S. lease portfolio and the impact of the Transactions, the decrease in equipment gross margins, the impact of lower Customer Services and Managed Services revenues and the impact of expensing stock based compensation, which began on October 1, 2004, partially offset by the effect of the fiscal 2005 restructuring activities, the sale or closure of unprofitable operations and our cost reduction efforts during fiscal 2005.

Review of Business Segments
      Our reportable segments are IKON North America (“INA”) and IKON Europe (“IE”). INA and IE provide copiers, printers, color solutions, and a variety of document management service capabilities through Enterprise Services. These segments also include our captive finance subsidiaries in North America (including those now divested) and Europe, respectively.

IKON North America

	2005	2004	$ Change	% Change

Net sales	$1,668,287	$1,708,470	$(40,183)	(2.4)%
Services	2,074,392	2,076,981	(2,589)	(0.1)
Finance income	78,066	247,568	(169,502)	(68.5)
(Gain) loss on divestiture of business, net	(1,421)	11,427	(12,848)	N/A
Restructuring and asset impairments	9,424	—	9,424	N/A
Operating income	360,687	436,699	(76,012)	(17.4)
      Approximately 87% of our revenues were generated by INA; accordingly, many of the items discussed above regarding our consolidated results are applicable to INA.
      Net sales decreased 2.4% due primarily to a decline in de-emphasized technology hardware and decreases in direct supply sales and equipment sales. Origination fees and sales of residual value to GE (not recognized as revenue when we had captive finance subsidiaries in North America) contributed $77,879 of incremental equipment growth in fiscal 2005 compared to fiscal 2004. Equipment sales were negatively impacted by competitive pressures and the impact of the newly introduced black and white models positioned at lower average selling prices. Equipment sales decreased slightly from the prior year due to the impact of competitive pressures and newly introduced black and white models positioned at lower average selling prices, partially offset by the relationship with GE. In addition, first quarter fiscal 2005 equipment revenues were impacted by changes in sales coverage and selling processes and sales incentives for our employees, as we launched important long-term initiatives in Professional Services and the Integrated Selling Model. Revenues generated from the sale of color devices increased compared to fiscal 2004 due to higher demand for these products, particularly higher-end color production equipment, as new products continue to be introduced at more affordable prices. This increase was offset by a decrease in the sale of segment 5 and 6 black and white production equipment compared to fiscal 2004, due to continued pricing pressure, a shift to lower-end products within this segment and new alternate products available in segment 4. Sales of segment 1-4 black and white office equipment also declined compared to fiscal 2004. This decrease was partially due to lower average selling prices as we offered attractive marketing bundles in an effort to increase market share in the mid-market customer base as noted by an increase in placements of segment 1-4 equipment from fiscal 2004. Direct supply sales decreased 12.8% compared to fiscal 2004, due to lower demand for fax and lower-end equipment supplies. In addition, service contracts continue to become more supply inclusive and the revenue related to supplies is recorded as a component of Customer Service revenue. Revenues from the sale of de-emphasized technology hardware decreased approximately 69% compared to fiscal 2004.

      Services decreased by 0.1% primarily due to a decrease in Customer Services and Managed Services revenues, partially offset by increases in rental revenues, Professional Services revenues and leasing fees. Managed Services revenues, which includes both on-site Managed Services and LDS, decreased by $19,293, or 3.1%, to $604,989 compared to fiscal 2004. Fiscal 2004 includes $10,119 of revenues related to the recognition of a commercial imaging contract that benefited Managed Services during the first quarter of 2004. Off-site Managed Services of $177,484, a short-cycle and increasingly competitive transactional business, declined by approximately 20.6% compared to fiscal 2004, due to pricing pressure and lower copy volumes. In addition, off-site Managed Services was impacted by the restructuring actions taken during fiscal 2005 which involved the closure of 16 sites. On-site Managed Services revenues increased $26,760, or 6.7%, from the prior year due to an increase in new contracts and continued expansion of existing contracts. Customer Services revenues decreased $22,029, or 1.7%, compared to fiscal 2004, attributable mainly to a decrease in average revenue per copy and the impact of specific concessions made to customers. Rental revenue increased by $497, or 0.7%. Professional Services remained flat, but was negatively impacted by the sale of two technology service businesses during the second quarter of fiscal 2005. However, Professional Services revenue from the sale of consulting, network connectivity services, document strategy assessments and various software solutions increased 14.7%, compared to fiscal 2004, as a result of our continued focus on providing customers with digital technologies to reduce their costs and improve document workflow. A significant contribution to the services increase was the impact of fees received from the GE relationship, partially offset by the impact of lease-end sharing activities. As a result, service revenues were positively impacted by $38,179 during fiscal 2005 compared to fiscal 2004.
      Finance income decreased as a result of the Transactions. The decrease in finance income is primarily due to the continued run-off of the retained U.S. lease portfolio not sold to GE as part of the U.S. Transaction. In addition, finance income was impacted by the sale of our Canadian lease portfolio during the third quarter of fiscal 2004 as part of the Canadian Transaction. Accordingly, lease receivables sold as part of the Canadian Transactions did not generate finance income for us during fiscal 2005.
      During fiscal 2005, we recognized a net gain of $1,421 as a result of the completion of the closing balance sheet audit related to the Transactions, the sale of substantially all of our operations in Mexico and the sale of two small business units that provided technology equipment and services to customers. During fiscal 2004, we recognized a net loss of $11,427 from the divesture of the U.S. and Canadian leasing businesses resulting from the difference between the carrying amount of the assets sold and proceeds received and certain costs associated with the Transactions.
      Operating income decreased as a result of decreased revenues partially offset by an overall reduction in costs during fiscal 2005. We took aggressive actions to reduce selling and administrative expenses. Selling and administrative expenses decreased due to the overall emphasis of a reduction of discretionary spending, which included decreases in selling compensation and benefit costs, pension cost as a result of the impact of changes in actuarial assumptions, technology, travel, and other related expenses. These reductions were partially offset by a total of $23,536 of specific selling and administrative expense charges related to the following: (1) a charge of $7,000 for the termination of a consulting contract; (2) a charge of $6,112 incurred to terminate several real estate leases; (3) a charge of $9,424 for restructuring and asset impairment charges; and (4) a charge of $1,000 related to the impact of Hurricanes Katrina and Rita. In addition, operating income for INA was negatively impacted by the continued run-off of the retained U.S. lease portfolio.

IKON Europe

	2005	2004	$ Change	% Change

Net sales	$294,980	$280,294	$14,686	5.2%
Services	234,374	226,572	7,802	3.4
Finance income	27,206	25,823	1,383	5.4
Gain on divestiture of businesses	10,110	—	10,110	N/A
Operating income	39,649	25,286	14,363	56.8

      Net sales includes a currency benefit of approximately $11,001. In addition and consistent with our City Expansion Strategy, European equipment sales increased 9.2% compared to fiscal 2004 as a result of our Pan European and Global Account Initiatives and successful starts of two new European offices. The increases in equipment sales were partially offset by decreases in direct supplies and technology hardware revenues of 9.0% and 15.2%, respectively. Due to the sale of substantially all of our operations in France in July 2005, net sales in France decreased 14% compared to fiscal 2004.
      Services increased as a result of currency benefits of approximately $8,411. European Customer Services revenues increased by 4%, driven by an increase in copy volumes and the continued focus on color products. Managed Services decreased 3.7% from fiscal 2004 due to a reduction of off-site Managed Services locations. These decreases are due in part to the sale of substantially all of our operations in France in July 2005, which negatively impacted French services revenues by 18% compared to fiscal 2004.
      Finance income increased primarily as a result of strengthened foreign currencies, which resulted in a currency benefit of $859.
      During fiscal 2005, we recognized a net gain of $10,110 as a result of the sale of our operating subsidiary in France.
      Operating income in fiscal 2005 increased due to stronger operational performance and the favorable impact of currency and the sale of our French operating subsidiary. This was partially offset by a charge of $3,798 related to a change in certain U.K. pension liabilities.

Corporate and Eliminations
      Restructuring charges and asset impairment related to Corporate and Eliminations were $1,119 during fiscal 2005. Operating losses in Corporate and Eliminations were $244,339 and $259,403 in fiscal 2005 and fiscal 2004, respectively. Included in the operating loss was a charge of $7,863 related to stock based compensation due to the adoption of SFAS 123(R). Overall operating losses decreased due to the actions that we took during the year to reduce selling and administrative expenses and the benefit of the restructuring actions taken during the second quarter of fiscal 2005. These reductions were partially offset by higher consulting fees in the current year related to the Sarbanes-Oxley Act of 2002. Interest income and expense were $7,388 and $52,401, and $3,259 and $51,318, respectively, in fiscal 2005 and fiscal 2004. The increase in interest income is due to an increase in average interest rates during fiscal 2005 compared to fiscal 2004. The average invested balance remained relatively consistent year-over-year. Interest expense increased due to the assumption of the Additional Corporate Debt as part of the U.S. Transaction, which was offset by an overall lower average outstanding debt balance during fiscal 2005 compared to the same period during fiscal 2004.
Fiscal 2004 Compared to Fiscal 2003

Revenues

	2004	2003	$ Change	% Change

Net sales	$1,988,764	$1,989,845	$(1,081)	(0.1)%
Services	2,303,553	2,283,118	20,435	0.9
Finance income	273,391	388,193	(114,802)	(29.6)

	$4,565,708	$4,661,156	$(95,448)	(2.0)%

      The decrease in revenues compared to fiscal 2003, which included a currency benefit of 1.7% (revenues denominated in foreign currencies impacted favorably when converted to U.S. dollars for reporting purposes), is a result of an overall decrease in finance income, partially offset by an increase in services as a result of benefits realized from our National Accounts program and other growth platforms, and fees received under the U.S. Program Agreement and Canadian Rider.
      The decrease in net sales includes a currency benefit of 2.0%. Sales of technology hardware declined by $15,525, compared to fiscal 2003, as we did not renew several large customer relationships for 2004 and we continued to de-emphasize this business. Direct supply sales decreased by approximately $26,514, or 17%, compared to the prior year due to lower demand for fax and lower-end copier supplies. Equipment revenue, which comprises approximately 90% of our net sales mix, increased by $40,958, or 2.3%, compared to the prior year due mainly to the net impact of the new relationship with GE and continued growth from the sale of color equipment. U.S. revenues generated from the sale of color devices increased by 40% compared to fiscal 2003 due to higher demand for these products, particularly higher-end color production equipment, as new products were introduced at more affordable prices. As a percentage of U.S. equipment revenue, color devices increased from approximately 15% in fiscal 2003 to approximately 21% in fiscal 2004. U.S. sales of segment 5 and 6 black and white production equipment (devices with page outputs greater than 69 pages per minute) increased slightly compared to fiscal 2003. U.S. sale of black and white production and color devices, two areas of focus that improve our aftermarket potential, represented 44% of our equipment revenues in fiscal 2004. These increases were offset by decreases from the U.S. sale of segment 1-4 black and white office equipment (devices with page outputs less than 70 pages per minute, fax and other equipment) of approximately 11%, compared to fiscal 2003. This decrease was due to lower demand for these products compared to the prior year, due in part, to the shift of sales to color devices and lower average selling prices for these products. As a percentage of U.S. equipment revenue, sales of black and white office equipment (including miscellaneous equipment) represented 56% in fiscal 2004 compared to 63% in fiscal 2003. Origination fees and sales of residual value to GE (not recognized as revenue when we had captive finance subsidiaries in North America) contributed $81,807 of equipment revenue during fiscal 2004.
      Services increased by 0.9%, which includes a currency benefit of 1.4%. Customer Services revenues declined $29,092 or 2.0%, compared to fiscal 2003. Although copy volumes increased by 4.2%, Customer Services revenues were negatively affected by an unfavorable impact of price and mix compared to fiscal 2003. Managed Services remained consistent compared to fiscal 2003, however, Managed Services was impacted by lower copy volumes from transactional business and large account activity compared to fiscal 2003. This was partially offset by the recognition of a commercial imaging contract in the first quarter of fiscal 2004, which benefited Managed Services by $10,119. On-site Managed Services grew from the prior year, due to an increase in new contracts and an improved retention rate. These decreases were partially offset by increases in our growth platforms, such as Professional Services, and the impact of fees received as a result of the new GE relationship, including Preferred Fees of $25,335 during fiscal 2004 partially offset by the impact of lease-end activities of approximately $14,443. Professional Services, our fastest and most important growth opportunity within services over the next several years, increased by $18,499, or 28.8%, due to the growing demand for document assessment and workflow improvements by our customers. Rental revenue decreased by $8,419, or 9.7%, compared to fiscal 2003 due to the sale of $38,900 of rental assets to GE on March 31, 2004.
      Finance income is generated by our wholly-owned leasing subsidiaries as well as certain lease receivables not sold to GE as part of the U.S. Transaction. The decrease in finance income is primarily due to the impact of the sale of $2,027,832 of lease receivables to GE during fiscal 2004 as part of the Transactions. Accordingly, lease receivables sold as part of the Transactions did not generate finance income for us during a portion of fiscal 2004. In addition, finance income decreased due to a decrease in our average financing rate charged on our lease receivables compared to fiscal 2003. These decreases were partially offset by the impact of growth in the lease portfolio prior to the Transactions and a currency benefit of 1.5%. Although we will continue to receive finance income under certain leases that will be financed directly by us, our total finance income will decrease in future periods as a result of the Transactions.

Gross Margin

	2004	2003

Gross margin, net sales	28.2%	29.6%
Gross margin, services	40.8	41.6
Gross margin, finance income	67.3	61.9
Gross margin, total	36.9	38.2

      The decrease in the gross margin percentage on net sales was due to a less favorable mix of equipment; particularly revenues from the sale of higher margin used equipment, growth in lower-margin National Accounts program revenues, and continued market competitiveness. While lower selling prices have fueled increased demand for color and higher-volume black and white equipment, the lower end of the black and white equipment market continues to commoditize and remains competitive which caused a negative impact on our margins. Partially offsetting these negative trends was an improved mix of higher-margin color equipment revenues and continued benefits realized from the centralization of our supply chain function. In addition, the net impact of origination fees and sales of equipment residual values to GE positively impacted the net sales gross margin by approximately 13 basis points.
      The gross margin percentage on services decreased due to a lower mix of Customer Services revenues and the impact from the completion of a multi-year commercial imaging contract in which no profit was earned. These decreases were offset by the net impact of the new GE relationship (income from the sharing of gains on certain lease-end activities with GE as well as the Preferred Fees), which positively impacted the services gross margin by approximately 92 basis points.
      The gross margin percentage on finance income increased from 61.9% in fiscal 2003 to 67.3% in fiscal 2004 due to European leasing revenues becoming a larger part of the finance income mix in fiscal 2004 compared to fiscal 2003. European leases are leveraged with a lower amount of debt, therefore European leases generate higher profit margins than our sold North American leases. In addition, there was a lower leverage ratio on the U.S. lease receivable portfolio that we retained after the U.S. Transaction during the second half of fiscal 2004. Part of this lower leverage was due to the fact that $14,209 of interest expense was recorded in “interest expense” during fiscal 2004 related to debt that was reclassified from non-corporate debt to corporate debt beginning on April 1, 2004. As a result, the gross margin on finance income was positively impacted by this change in classification. Partially offsetting the positive impact of these items was a decrease in our average financing rate charged on our lease receivables compared to fiscal 2003.

Selling and Administrative Expenses

	2004	2003	$ Change	% Change

Selling and administrative expenses	$1,470,707	$1,505,386	$(34,679)	(2.3)%
Selling and administrative expenses as a % of revenue	32.2%	32.3%
      Selling and administrative expenses, which were unfavorably impacted by $19,465 due to foreign currency translation compared to the prior year, decreased by $34,679, or 2.3%, during fiscal 2004 compared to fiscal 2003, but remained consistent as a percentage of revenue. This decrease was due to the following:

Net Impact of the Transactions
      The net impact of the U.S. Transaction was a significant driver of the change in selling and administrative expense compared to fiscal 2003, resulting in a decrease of approximately $38,560. Approximately $28,265 of this decrease was due to no lease default expense being required for either retained or sold IOSC lease receivables during the six months ended September 30, 2004. Under the terms of the U.S. Program Agreement, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables up to approximately $86,000, which management believes is sufficient to cover all reasonably foreseeable defaults for such leases based on historical trends. The remaining decrease in selling and administrative expense as a result of the U.S. Transaction was due to the decrease of over 300 employees that were transferred to GE. Partially offsetting the lease default and headcount decreases were increases in fees paid to GE for servicing our retained U.S. lease portfolio of $7,021 as well as other corporate costs to support the U.S. Transaction including headcount and certain infrastructure enhancements.
      The net impact of the Canadian Transaction did not result in a material change in our selling and administrative expenses in fiscal 2004 compared to fiscal 2003.

Other Selling and Administrative Expenses
      Other changes in selling and administrative expenses impacting the Company were:

•	An increase in pension costs of $7,010 compared to fiscal 2003, due mainly to the impact of changes in actuarial assumptions compared to fiscal 2003. Pension expense is allocated between selling and administrative expense and cost of revenues based on number of employees related to those areas;

•	An increase in insurance and non-income taxes of $7,175, compared to 2003 due to higher workers’ compensation costs and property tax expenses compared to fiscal 2003;

•	An increase of $6,272 related to termination costs of a long-term disability plan; and

•	An increase of $8,472 related to higher legal costs during fiscal 2004 compared to fiscal 2003. During fiscal 2004, we recorded a charge of approximately $2,300 related to an adverse judgment we received on a claim in Canada. During fiscal 2003, we received a favorable judgment on a matter in the U.S. and we recognized income of $5,560.
      These increases were offset by a $36,294 decrease in compensation related expenses, primarily the result of headcount reductions compared to fiscal 2003 as we continued our efforts to consolidate and centralize certain administrative functions. The impact of headcount reductions on compensation expense was partially offset by higher employee salary levels compared to fiscal 2003.

Other

	2004	2003	$ Change	% Change

Loss on divesture of businesses, net	$11,427	$—	$11,427	N/A
Operating income	202,582	273,168	(70,586)	(25.8)%
Loss from early extinguishment of debt, net	35,906	19,187	16,719	87.1
Interest income	3,259	1,512	1,747	115.5
Interest expense	(51,318)	(50,543)	(775)	(1.5)
Taxes on income	30,308	77,544	(47,236)	(60.9)
Net income from continuing operations	88,309	127,406	(39,097)	(30.7)
Diluted earnings per common share-continuing operations	0.58	0.81	(0.23)	(28.4)
      During fiscal 2004, we incurred a net loss of $11,427 from the Transactions resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the Transactions.
      Operating income decreased in fiscal 2004 by 25.8% compared to fiscal 2003, as a result of the factors discussed above.
      During fiscal 2004 and fiscal 2003, we recorded losses from the early extinguishment of debt of $35,906 and $19,187, respectively, as a result of the repurchases of debt and other financing related actions.
      The increase in the interest income was a result of the Transactions, which resulted in the Company maintaining a larger average invested cash balance compared to fiscal 2003, partially offset by a decline in average interest rates from fiscal 2003 to fiscal 2004. The decrease in interest expense was due to lower average outstanding debt balances in fiscal 2004 compared to fiscal 2003. As a result of our assumption of the Additional Corporate Debt as part of the U.S. Transaction, interest on this debt, which was reported in finance interest expense prior to April 1, 2004, is now reported as “interest expense.” This change resulted in approximately $14,209 of additional interest expense to be recorded in “interest expense” compared to fiscal 2003.
      The effective income tax rate from continuing operations was 25.6% and 37.8% for fiscal 2004 and fiscal 2003, respectively. This decrease was due to the reversal of valuation allowances on state net operating loss carryovers of $4,720 as a result of the tax gain generated by the U.S. Transaction in fiscal 2004. In addition, during fiscal 2004, we reversed valuation allowances on our Canadian net operating loss carryovers of $2,603 as a result of improved financial performance achieved by our Canadian operations. Furthermore, during fiscal 2004, we recorded a benefit of $7,048 due mainly to the favorable settlement of a U.S. federal tax audit. Our tax valuation allowance was $29,162 and $55,171 at September 30, 2004 and 2003, respectively.
      Diluted earnings per common share from continuing operations were $0.58 for fiscal 2004 compared to $0.81 for fiscal 2003. This decline was attributable mainly to the decrease in net income from continuing operations as a result of the Transactions, an increase in the loss from the early extinguishment of debt compared to fiscal 2003, and a net loss on divesture of businesses during fiscal 2004.

Review of Business Segments

IKON North America

	2004	2003	$ Change	% Change

Net sales	$1,708,470	$1,736,350	$(27,880)	(1.6)%
Services	2,076,981	2,075,202	1,779	0.1
Finance income	247,568	365,264	(117,696)	(32.2)
Loss on divesture of businesses, net	11,427	—	11,427	N/A
Operating income	436,699	455,630	(18,931)	(4.2)
      Approximately 88% of our revenues were generated by INA; accordingly, many of the items discussed above regarding our consolidated results are applicable to INA.
      Net sales decreased by 1.6% due to a decline in direct supply sales of $28,643 compared to fiscal 2003 as a result of lower demand for fax and lower-end copier supplies. Additionally, there was a decline in technology hardware of $13,606 as a result of several large customer relationships that were not renewed for fiscal 2004 as we continued to de-emphasize these businesses. These decreases were offset by an increase in equipment sales of $21,604 compared to fiscal 2003, due mainly to the net impact of the new relationship with GE and continued growth in color revenues. Origination fees and sales of residual value to GE (not recognized as revenue when we had captive finance subsidiaries in North America) contributed $81,807 of equipment revenue during fiscal 2004. Fiscal 2004 services revenue benefited from the net impact of the Preferred Fees received from GE as a result of the new GE relationship of $25,335, and an increase in Professional Services of $16,222 as we continue to focus on this area of growth. Managed Services decreased by $4,265 compared to fiscal 2003. Off-site Managed Services declined largely due to lower copy volumes from transactional business and a decrease in large account activity compared to fiscal 2003. Managed Services benefited from on-site Managed Services growth from the prior year and the recognition of a commercial imaging contract in the first quarter of fiscal 2004. Customer Services revenue decreased by $43,808 due to an unfavorable impact of price and mix of copy volume. Finance income and finance interest expense decreased as a result of the Transactions. We incurred a loss of $11,427 from the divestiture of the U.S. and Canadian leasing businesses resulting from the difference between the carrying amount of the assets sold and proceeds received and certain costs associated with the Transactions.
      Operating income decreased primarily due to lower margins in both net sales, services and the impact on the loss on divestiture of businesses and a decrease to finance interest expense of $14,209, as a result of the reclassification of the Additional Corporate Debt. These decreases were partially offset by higher profit margins on finance income compared to fiscal 2003.

IKON Europe

	2004	2003	$ Change	% Change

Net sales	$280,294	$253,495	$26,799	10.6%
Services	226,572	207,916	18,656	9.0
Finance income	25,823	22,929	2,894	12.6
Operating income	25,286	25,830	(544)	(2.1)
      Net sales increased as a result of currency benefits of approximately $31,009. This increase was offset by a decline in our non-core technology services equipment revenue as we continue to de-emphasize this business. Services increased as a result of currency benefits of approximately $24,361. This increase was offset by a decline in Customer Services revenues as the transition from analog to digital continues at a lower cost per copy, together with a decline in Managed Services. Finance income increased primarily as a result of strengthened foreign currencies, which resulted in a benefit of $2,768. Operating income in fiscal 2004 decreased due to the operational performance discussed above, partially offset by a favorable impact of currency.

Corporate and Eliminations
      Operating losses in Corporate and Eliminations, which were $259,403 and $208,292 in fiscal 2004 and fiscal 2003, respectively, increased due to higher legal costs due to a charge related to an adverse judgment received in fiscal 2004 compared to a favorable ruling in fiscal 2003 in which we recognized income. We also had a headcount increase in corporate, which corresponded to an increase in salaries. Finally, there was an increase in pension expense related to corporate employees.
Financial Condition and Liquidity

Cash Flows and Liquidity
      The following summarizes cash flows for fiscal 2005 as reported in our consolidated statements of cash flows:

2005

Cash used in operating activities	$(6,448)
Cash provided by investing activities	428,953
Cash used in financing activities	(523,688)
Effect of exchange rate changes on cash and cash equivalents	1,937

Decrease in cash and cash equivalents	(99,246)
Cash and cash equivalents at beginning of the year	472,951

Cash and cash equivalents at end of the year	$373,705

Operating Cash Flows
      We used $6,448 of cash for operating activities during fiscal 2005, which includes a use of cash of $13,076 from discontinued operations related to our exit from BDS during fiscal 2005. Cash generated from continuing operations during fiscal 2005 was $6,628. A decrease in accounts receivable positively impacted cash flow from operations by $37,288, a result primarily attributable to lower receivables from GE due to the improvement in funding timing compared to fiscal 2004. Amounts due from GE decreased from $215,740 at September 30, 2004 to $150,047 at September 30, 2005. Net income from continuing operations was $73,195 during fiscal 2005. Non-cash operating expenses were $51,624, which includes depreciation, amortization, gain on the divesture of businesses, provision for losses on accounts and lease receivables, asset impairment charges, restructuring charges, stock-based compensation expense, deferred income taxes, pension expense, loss from the early extinguishment of debt, and non-cash interest expense on debt supporting unsold residual value. The increase in inventory levels compared to September 30, 2004, resulted in a cash use in operations of

$14,116 during fiscal 2005. Our most significant use of cash was a decrease in accounts payable, deferred revenues, and accrued expenses of $140,399 from September 30, 2004, due mainly to a decrease in accounts payable as a result of the timing of payments made to our suppliers compared to September 30, 2004. Accrued salaries, wages and commissions decreased as a result of the timing of the payroll cycle, a decrease in accrued bonuses due to a reduction in headcount and the Company’s achieved operating performance in fiscal 2005, which was partially offset by an increase in commissions payable. During fiscal 2005, we made net federal tax payments of $92,291, which related mainly to the run-off of the retained U.S. lease portfolio. In addition, during fiscal 2005, we made contributions to our defined benefit plans of $44,108. During fiscal 2005, we made $8,306 of payments related to our fiscal 2005 restructuring actions. Prepaid expenses and other current assets decreased by $8,003 due primarily to a decrease in prepaid taxes due to an overpayment of fiscal 2004 fourth quarter estimated federal taxes.

Investing Cash Flows
      During fiscal 2005, we generated $428,953 of cash from investing activities, mainly attributable to the sale and collection of $249,083 and $531,267, respectively, of our lease receivables partially offset by $385,630 of lease receivable additions during fiscal 2005. As a result of the Transactions, collections received from our U.S. retained lease portfolio will continue to significantly outpace lease receivable additions. During fiscal 2005, we had capital expenditures for property and equipment of $28,000 and capital expenditures for equipment on operating leases of $44,149. Capital expenditures for equipment on operating leases represent purchases of equipment that are placed on rental with our customers. Proceeds from the sale of property and equipment during fiscal 2005 were $3,729. Proceeds from the sale of equipment on operating leases during fiscal 2005 were $23,677. During fiscal 2005, we received $23,107 of proceeds from the sale of businesses, primarily in the form of additional proceeds from GE as a result of the completion of the closing balance sheet audit related to the U.S. Transaction and the sale of our operating subsidiary in France. We also sold substantially all of our operations in Mexico and two small subsidiaries that provided technology equipment and services to customers. In addition, proceeds from life insurance were $55,343, representing the total cash surrender value of various corporate-owned life insurance that was surrendered for cash during fiscal 2005.

Financing Cash Flows
      During fiscal 2005, we used $523,688 of cash for financing activities. As discussed in further detail below under “— Debt Structure,” during fiscal 2005 we used $670,633 for debt payments. These payments include the maturity of $56,659 of the 6.75% notes due 2004 (the “November 2004 Notes”) that were paid in November 2004, $366,481 of lease related debt, and $236,758 of our Convertible Notes which we repurchased for $239,763. During fiscal 2005, $18,756 of lease related debt was issued by our European leasing subsidiaries. During fiscal 2005, we issued $225,000 par value 7.75% notes due 2015 (the “2015 Notes”). In March 2004, the Board of Directors authorized the repurchase of up to $250,000 of our outstanding shares of common stock (the “2004 Plan”), superseding the fiscal 2000 share repurchase authorization. During fiscal 2005, we repurchased 8,453 shares of our outstanding common stock for $86,943 (including related fees paid). At September 30, 2005, we had $85,810 remaining for share repurchases under the 2004 Plan. In fiscal 2006, we plan to continue our debt and share repurchases.
      During fiscal 2005, we paid $22,393 of dividends, representing $0.16 per common share to shareholders of record.

Debt Structure

	September 30

	2005	2004

Outstanding corporate debt
Bond issues	$354,850	$411,423
Convertible subordinated notes	53,242	290,000
Notes payable	319,835	94,835
Miscellaneous notes, bonds, mortgages, and capital lease obligations	1,366	8,622

	729,293	804,880
Less: current maturities	1,137	63,023

	$728,156	$741,857

Outstanding non-corporate debt
Lease-backed notes	$332,233	$683,086
Asset securitization conduit financing	124,122	129,668
Notes payable to banks	9,422	3,868
Debt supporting unsold residual value	58,889	46,187

	524,666	862,809
Less: current maturities	299,359	439,941

	$225,307	$422,868

      Our total debt to capital ratio was 44.4% at September 30, 2005, compared to 49.7% at September 30, 2004. This decrease is primarily a result of the early extinguishment of $236,758 of Notes payable during fiscal 2005, the repayment of $56,659 outstanding November 2004 Notes, $5,000 repayment of French debt as a result of the sale of substantially all of our French operations, which is offset by the issuance of the 2015 Notes. During fiscal 2005, we repaid $366,481 of our non-corporate debt.
      During fiscal 2005, we repurchased the following debt before its contractual maturity:

	Principal
	Amount	Settlement
	Purchased	Amount

Convertible Notes at stated rate of 5.00%, due 2007	$236,758	$239,763
      As a result of these repurchases, we recognized a loss, including the write-off of unamortized costs, of $6,034, which is included in loss from early extinguishment of debt, in the consolidated statements of income for the year ended September 30, 2005.
      During fiscal 2004, GE assumed $261,355 of our lease-backed notes as part of the U.S. Transaction.

Asset Securitization Conduit Financing Agreements
      Immediately following the closing of the U.S. and Canadian Transactions, GE repaid on our behalf, $796,070 and $63,677 of outstanding balances under our U.S. and Canadian Conduits, respectively, from the proceeds of the Transactions. The proceeds from the Transactions and the repayment of the U.S. and Canadian Conduits have been presented as if we made the repayments of the U.S. and Canadian Conduits directly to the lenders as a financing activity in our consolidated statement of cash flows for fiscal 2005. The U.S. and Canadian Conduits were terminated on March 31, 2004 and June 30, 2004, respectively.
      IKON Capital PLC, our leasing subsidiary in the United Kingdom maintains a revolving asset securitization conduit financing agreement (the “U.K. Conduit”). As of September 30, 2005 and 2004, we had approximately $26,471 and $24,788, respectively, available under the U.K. Conduit. During fiscal 2005, we borrowed $6,720 and repaid $9,046 in connection with the U.K. Conduit. During fiscal 2004, we borrowed $134,123 and repaid $139,253 in connection with a former U.K. conduit and the existing U.K. Conduit.

Debt Supporting Unsold Residual Value
      Due mainly to certain provisions within our agreements with GE and other lease syndicators, which do not allow us to recognize the sale of the residual value in which we are the original equipment lessor (primarily state and local government contracts), we must keep the present value of the residual value of those leases on our balance sheet. A corresponding amount of debt is recorded representing the cash received from GE and the syndicators for the residual value. This debt will not be repaid unless required under the applicable agreement in the event that an IKON service performance failure is determined to relieve the lessee of its lease payment obligations. Over the last three years, total repurchases of lease receivables related to our service performance have averaged approximately $140 per year.
      At September 30, 2005 and 2004, we had $58,889 and $46,187, respectively, of debt supporting unsold residual value recorded on our balance sheet. A portion of this debt relates to $44,943 and $45,548 of unsold residual value and the present value of the remaining lease receivables that remained on our balance sheet at September 30, 2005 and 2004, respectively. An additional $12,428 of this debt relates to equipment on operating leases that have been funded by GE. Accordingly, the balance of this debt is comprised of the following three components:

•	We have transferred $35,145 of lease receivables to GE for which we have retained all of the risks of ownership at September 30, 2005. This balance was $14,665 at September 30, 2004.

•	We have transferred lease receivables to GE for which we have retained all of the risks of ownership due mainly to the performance features discussed above. As a result, we are required to record an asset and a corresponding amount of debt representing the present value of the residual value related to these lease receivables. At September 30, 2005 and 2004, we had recorded $9,798 and $30,883, respectively, of debt and associated residual value.

•	We have $12,428 of debt related to equipment on operating leases that has been funded by GE.
      We imputed interest at a rate of 3.7% and recorded $879 and $639 of interest expense related to this debt during fiscal 2005 and 2004, respectively. Upon the end of the lease term or repurchase of the lease, whichever comes first, we will reverse the unsold residual value and related debt as the underlying leases mature and any differential will be recorded as a gain on the extinguishment of debt. As of September 30, 2005, this differential was $1,518. We do not expect that this debt will have a material impact on our future liquidity.

Credit Facility
      We maintain a $200,000 secured credit facility (the “Credit Facility”) with a group of lenders. The Credit Facility, which matures on March 1, 2008, provides the availability of revolving loans, with certain sub-limits, and provides support for letters of credit. The amount of credit available under the Credit Facility is reduced by open letters of credit. The amount available under the Credit Facility for borrowings or additional letters of credit was $166,158 at September 30, 2005. The Credit Facility is secured by our accounts receivable and inventory, the stock of our first-tier domestic subsidiaries, 65% of the stock of our first-tier foreign subsidiaries, and all of our intangible assets. All security interests pledged under the Credit Facility are shared with the holders of our 7.25% notes due 2008. Under the original terms of the Credit Facility, share repurchases were permitted up to $150,000 until September 2005, plus 50% of net income after this date could have been used for further share repurchases and dividends, not to exceed $250,000 over the life of the Credit Facility. Beginning on October 20, 2005, under the terms of an amendment to the Credit Facility, we are permitted to repurchase shares and pay dividends in an aggregate amount not to exceed (a) $100,000 over the remaining term of the Credit Facility, plus (b) 50% of consolidated net income, and (c) an additional aggregate amount of $75,000 as long as we maintain a proforma Leverage Ratio (as defined in the Credit Facility) of less than two times at the end of any fiscal quarter beginning after fiscal 2006.
      The Credit Facility contains affirmative and negative covenants, including limitations on certain fundamental core business changes, investments and acquisitions, mergers, certain transactions with affiliates, creations of liens, asset transfers, payments of dividends, intercompany loans, and certain restricted payments.

The Credit Facility contains certain financial covenants relating to: (i) our corporate leverage ratios; (ii) our consolidated interest coverage ratio; (iii) our consolidated asset coverage ratio; (iv) our consolidated net worth ratios; (v) limitations on our capital expenditures; and (vi) limitations on additional indebtedness and liens. Additionally, the Credit Facility contains default provisions customary for facilities of its type.

Letters of Credit
      We have certain commitments available to us in the form of lines of credit that are net of standby letters of credit. As of September 30, 2005, we had $182,624 available under lines of credit, including the $166,158 available under the Credit Facility and had open standby letters of credit totaling $33,842. These letters of credit are supported by the Credit Facility. All letters of credit expire within one year.

Credit Ratings
      As of September 30, 2005, the credit ratings on our senior unsecured debt were designated Ba2 with negative outlook by Moody’s Investor Services and BB with negative outlook by Standard and Poor’s.

Liquidity Outlook
      The following summarizes IKON’s significant contractual obligations and commitments as of September 30, 2005:

		Payments Due by

		Less Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	Thereafter

Corporate debt	$1,556,795	$54,715	$251,641	$88,039	$1,162,400
Non-corporate debt	481,183	308,058	172,598	527	—
Purchase commitments	2,200	1,100	1,100	—	—
Other long-term liabilities	349,664	3,764	20,788	14,736	310,376
Operating leases	314,529	94,100	125,111	53,453	41,865

Total	$2,704,371	$461,737	$571,238	$156,755	$1,514,641

      Non-corporate debt excludes the maturity of debt supporting unsold residual value of $58,889. This debt will not be repaid unless required under the applicable agreement in the event that an IKON service performance failure is determined to relieve the lessee of its lease payment obligations. Over the last three years, total repurchases of lease receivables related to our service performance have averaged approximately $140 per year. Maturities of debt include estimated interest payments. Maturities of lease-backed notes are based on the contractual maturities of leases. Payments on non-corporate debt are generally made from collections of our lease receivables. At September 30, 2005, non-corporate debt (excluding debt supporting unsold residual value) was $465,777 and lease receivables, net of allowances, were $776,266.
      Payments of $28,431 for other long-term liabilities in which it is not possible to estimate the exact timing of payment are included in “Thereafter.” Planned contributions to our defined benefit plans have been included in the estimated period of payment. All other liabilities related to pension are included in “Thereafter” ($245,642) as required payments are based on actuarial data that has not yet been determined. Payment requirements may change significantly based on the outcome or changes of various actuarial assumptions and the impact of any future voluntary contributions we may make.
      Purchase commitments represent future cash payments related to an agreement with an outside consultant to purchase services through March 2007.
      We may repurchase available outstanding indebtedness in open market and private transactions. Additionally, from time-to-time, our Retirement Savings Plan may acquire shares of our common stock in open market transactions or from our treasury shares. During fiscal 2004, we repurchased 6,741 shares of our outstanding common stock for $77,574 under the 2004 Plan. During fiscal 2005, we repurchased 8,437 shares of our outstanding common stock for $86,616, leaving $85,810 remaining for share repurchases under the 2004 Plan. Under the original terms of the Credit Facility, share repurchases were permitted up to $150,000 until

September 2005, plus 50% of net income after this date could have been used for further share repurchases and dividends, not to exceed $250,000 over the life of the Credit Facility. Beginning on October 20, 2005, under the terms of an amendment to the Credit Facility, we are permitted to repurchase shares and pay dividends in an aggregate amount not to exceed (a) $100,000 over the remaining term of the Credit Facility, plus (b) 50% of consolidated net income and, (c) an additional aggregate amount of $75,000, as long as we maintain a proforma Leverage Ratio (as defined in the Credit Facility) of less than two times at the end of any fiscal quarter beginning after fiscal 2006. Additionally, the Credit Facility contains default provisions customary for facilities of this type.
      During October 2005, we redeemed all of the remaining balance of the Convertible Notes at a redemption price of 102% of the principal amount plus applicable and unpaid interest incurring an additional loss of $1,650 from the early extinguishment of debt. The outstanding balance of these notes at September 30, 2005 was $53,242.
      For fiscal 2006, we expect to generate $50,000 to $100,000 in cash from operations. These expected results are primarily due to the generation of cash from net income as well as working capital improvements less the payment of deferred tax obligations related to the retained U.S. leasing portfolio which we will continue to pay over the next several years as the underlying leases run off. We expect net lease receivable collections, reported under “Cash from Investing Activities,” to more than offset the future tax liabilities during the period between the Transactions and the run-off of the U.S. retained lease portfolio, as well as the obligations for the underlying debt supporting the lease receivables. We expect to make tax payments of approximately $105,000 to $125,000 during fiscal 2006.
      We believe that our operating cash flow together with our current cash position and other financing arrangements will be sufficient to finance current operating requirements for fiscal 2006, including capital expenditures, and payment of dividends.
RESTRUCTURING AND ASSET IMPAIRMENT CHARGES
      During fiscal 2005, we took several actions to reduce costs, increase productivity, and improve operating income. These actions involved our operations in BDS, LDS, our North American field organization and our corporate staff, and our operating subsidiary in Mexico (see Note 2 to our Consolidated Financial Statements).

Business Document Services
      During the second quarter of fiscal 2005, we exited BDS, which provided off-site document management solutions, including digital print and fulfillment services. This exit was achieved by the closure or sale of 11 North American operating sites. As of September 30, 2005, all of the 11 BDS sites were closed or sold. Proceeds received from the sale of two sites were not material. As a result of this exit, the results of operations and cash flows of BDS are classified as discontinued operations (see Note 18 to our Consolidated Financial Statements).

      For the fiscal year ended September 30, 2005, pre-tax restructuring and asset impairment charges related to BDS were $9,267 and $1,331, respectively. The pre-tax components of the restructuring, asset impairment charges, and other costs for fiscal 2005 are as follows:

Fiscal Year Ended
September 30, 2005

Type of Charge
Restructuring charge:
Severance	$3,584
Contractual commitments	2,686
Contract termination	2,997

Total restructuring charge	9,267
Asset impairment charge for fixed assets	1,331
Other non-restructuring items	891

Total	$11,489

      The severance charge of $3,584 represents a total of 302 employees during fiscal 2005. The asset impairment charge represents fixed asset write-offs. In addition, during fiscal 2005, we wrote-down inventories and other assets by $610 and recorded additional reserves for accounts receivable of $281, which are included in “other non-restructuring items” in the table above. These charges are included within discontinued operations.

Legal Document Services
      LDS provides off-site document management solutions for the legal industry, including document imaging, coding and conversion services, legal graphics, and electronic discovery. During fiscal 2005, we closed 16 of 82 LDS sites in North America to provide cost flexibility and savings.
      As a result of the closure of these sites, we recorded a pre-tax restructuring and asset impairment charge related to LDS of $2,094 and $229, respectively, for the fiscal year ended September 30, 2005. The pre-tax components of the restructuring, asset impairment charges, and other costs for fiscal 2005 are as follows:

Fiscal Year Ended
September 30, 2005

Type of Charge
Restructuring charge:
Severance	$1,322
Contractual commitments	612
Contract termination	160

Total restructuring charge	2,094
Asset impairment charge for fixed assets	229
Other non-restructuring items	112

Total	$2,435

      The restructuring charge represents severance of $1,322 for the termination of 157 employees during fiscal 2005. The asset impairment charge of $229 represents fixed asset write-offs. In addition, we wrote-down inventories and other assets by $44 and recorded additional reserves for accounts receivable of $68, which are included in “other non-restructuring items” in the table above.

Field Organization and Corporate Staff Reduction
      During fiscal 2005, we reorganized our field structure in North America to serve our customers in a more cost-effective manner, while maximizing sales potential. To achieve this, we expanded geographic coverage under certain area vice presidents, allowing us to reduce the number of our marketplaces. By streamlining our field leadership structure and reducing other corporate staff, we expect to save costs while maintaining our sales capabilities and services provided to customers. As a result of these actions, we recorded a pre-tax restructuring charge of $8,176 representing severance for 381 employees during the fiscal year ended September 30, 2005. In addition, we recorded asset impairments representing fixed asset write-offs in the amount of $112 during fiscal 2005.
Summarized Restructuring Activity
      The pre-tax components of the restructuring and asset impairment charges for fiscal 2005 are as follows:

Fiscal Year Ended
September 30, 2005

Type of Charge
Restructuring charge:
Severance	$13,082
Contractual commitments	3,298
Contract termination	3,157

Total restructuring charge	19,537
Asset impairment charge for fixed assets	1,672
Other non-restructuring items	1,003

Total	$22,212

      We calculated the asset impairment charges in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The proceeds received for sites sold or held for sale were not sufficient to cover the fixed asset balances and, as such, those balances were written off. Fixed assets associated with closed sites were written-off.
      All restructuring costs were incurred within INA and Corporate.
      The following presents a reconciliation of the restructuring and asset impairment charges to the accrual balance remaining at September 30, 2005, which is included in other accrued expenses on the consolidated balance sheet:

		Cash	Non-Cash
	Fiscal 2005	Payments	Charges	Ending Balance
	Charge	Fiscal 2005	Fiscal 2005	September 30, 2005

Severance	$13,082	$11,107	$—	$1,975
Contractual commitments	3,298	1,846	—	1,452
Contract termination	3,157	3,034	—	123
Asset impairments	1,672	—	1,672	—
Other non-restructuring items	1,003	—	1,003	—

Total	$22,212	$15,987	$2,675	$3,550

      The projected payments of the remaining balances of the charge, by fiscal year, are as follows:

	Fiscal 2006	Fiscal 2007	Fiscal 2008	Beyond	Total

Projected Payments
Severance	$1,975	$—	$—	$—	$1,975
Contractual commitments	617	331	248	256	1,452
Contract termination	123	—	—	—	123

Total	$2,715	$331	$248	$256	$3,550

      All contractual commitment amounts related to leases are shown net of projected sublease income. Projected sublease income was $1,481 at September 30, 2005. To the extent that sublease income cannot be realized, changes to the restructuring charges will be incurred in each period in which sublease income is not received.
      The employees affected by the charge were as follows:

Fiscal 2005
Employee
Terminations

Headcount Reductions
BDS	302
LDS	157
Field organization and corporate staff	381

Total	840

      The sites affected by the charge were as follows:

		Sites Closed at
	Initial Planned Site	September 30,	Change in Estimate
	Closures	2005	of Site Closures

Site Closures
BDS	11	11	—
LDS	17	16	(1)

Total	28	27	(1)

      During the third quarter of fiscal 2005, management determined that one of the 17 LDS sites initially approved for closing would remain in operation. As such, there were 16 sites affected and closed by the charge as of September 30, 2005. As of September 30, 2005, there were no additional employees to be terminated and there were no remaining sites to be closed related to the actions described above. Severance payments to terminated employees are made in installments. The charges for contractual commitments relate to real estate lease contracts for certain sites that we have exited but are required to make payments over the balance of the lease term. The charges for contract termination represent costs incurred to immediately terminate contracts.
PENDING ACCOUNTING CHANGES
      The United States Congress passed the American Jobs Creation Act of 2004 (the “AJCA”), which the President signed into law on October 22, 2004. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined by the AJCA. In December 2004, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-2 provides guidance under SFAS 109 with respect to recording the potential impact of the repatriation provision of the AJCA on income tax expense and deferred tax liability. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the AJCA on their plan for repatriation of foreign earnings for purposes of applying SFAS 109. As such, we may elect to apply this provision to qualifying earnings repatriations in fiscal 2006. The range of possible amounts that we are considering for repatriation under this provision is between $0 and $137,500. The related potential range of income tax is between $0 and $8,100. Additional key provisions of the AJCA include a domestic manufacturing deduction and international tax reforms designed to improve the global competitiveness of U.S. businesses.
      In November 2004, the FASB issued SFAS 151, “Inventory Costs, an amendment of ARB 43, Chapter 4” (“SFAS 151”). This statement amends previous guidance as it relates to inventory valuation to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recorded as current period charges. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. We are currently evaluating the impact of SFAS 151, but we do not expect a material impact from the adoption of SFAS 151 on our consolidated financial position, results of operations, or cash flows.

      In December 2004, the FASB issued its final standard on accounting for exchanges of non-monetary assets, SFAS 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 requires that exchanges of non-monetary assets be measured based on the fair value of assets exchanged for annual periods beginning after June 15, 2005. We are currently evaluating the impact of SFAS 153, but we do not expect a material impact from the adoption of SFAS 153 on our consolidated financial position, results of operations, or cash flows.
      In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect there to be a material impact from the adoption of FIN 47 on our consolidated financial position, results of operations, or cash flows.
      In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS 154 does not change the transition provisions of any existing accounting pronouncements.
      In June 2005, the FASB issued FSP No. 143-1, “Accounting for Electronic Equipment Waste Obligations” (“FSP 143-1”), which provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations associated with the European Union Directive on Waste Electrical and Electronic Equipment (“WEEE Directive”). Under the WEEE Directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the equipment is replaced. FSP 143-1 is required to be applied to the later of the first reporting period ending after June 8, 2005 or the date of the WEEE Directive’s adoption into law by the applicable European Union member countries in which we have significant operations. The WEEE Directive is expected to be applicable for our U.K. operations during fiscal 2006; however, we do not expect there to be a material impact on our consolidated financial position, results of operations, or cash flows. The adoption of the WEEE Directive did not have a material impact on our consolidated financial position, results of operations, or cash flows for the European Union countries that have already enacted the directive into country-specific laws.
QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK
(all dollar amounts are in thousands)
Interest Rate Risk
      Our exposure to market risk for changes in interest rates relates primarily to our long-term debt and invested cash balances. We have no cash flow exposure due to interest rate changes for long-term debt obligations as we use interest rate swaps to fix the interest rates on our variable rate classes of lease-backed notes and other debt obligations. We primarily enter into debt obligations to support general corporate purposes, including capital expenditures and working capital needs. Non-corporate debt is used primarily to fund the lease receivables portfolio. The carrying amounts for cash and cash equivalents, accounts receivable, and notes payable reported in the consolidated balance sheets approximate fair value.

      The table below presents principal amounts and related average interest rates by fiscal year of maturity for our long-term debt obligations, excluding $58,889 of debt supporting unsold residual value, at September 30, 2005:

	2006	2007	2008	2009	2010	Thereafter

Corporate debt
Fixed rate	$1,137	$53,464	$94,835	$—	$—	$579,857
Average interest rate	5.9%	5.0%	7.3%			7.2%
Non-corporate debt
Fixed rate	$252,535	$160,588	$8,421	$514	$—	$—
Average interest rate	4.4%	4.4%	5.7%	4.8%
Variable rate	$43,719	$—	$—	$—	$—	$—
Average interest rate	2.1%
Interest rate derivative financial instruments related to debt interest rate swaps:
Pay fixed/receive variable	$43,719	$—	$—	$—	$—	$—
Average pay rate	2.1%
Average receive rate	2.7%
      The carrying amounts and fair value of our financial instruments, excluding $58,889 and $46,187 of debt supporting unsold residual value, at September 30, 2005 and 2004, respectively, are as follows:

	September 30,

	2005		2004

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt:
Bond issues	$728,657	$664,118	$798,742	$756,080
Sundry notes, bonds and mortgages	636	636	6,138	6,083
Non-corporate debt	465,777	458,645	816,622	811,770
Interest rate swaps	411	411	283	283
      The following tables present, as of September 30, 2005 and 2004, information regarding the interest rate swap agreements to which we are a party: (i) the notional amount; (ii) the fixed interest rate payable by us; (iii) the variable interest rate payable to us by the counterparty under the agreement; (iv) the fair value of the instrument; and (v) the maturity date of the agreement.

September 30, 2005

Notional Amount	Fixed Interest Rate	Variable Interest Rate	Fair Value	Maturity Date

$43,719	2.095%	LIBOR	$411	July 2007

September 30, 2004

Notional Amount	Fixed Interest Rate	Variable Interest Rate	Fair Value	Maturity Date

$7,525	4.180%	LIBOR	$(170)	July 2007
156,875	2.095%	LIBOR	453	December 2007
Foreign Exchange Risk
      We have various non-U.S. operating locations that expose us to foreign currency exchange risk. Foreign denominated intercompany debt borrowed in one currency and repaid in another may be fixed via currency swap agreements.

CONTROLS AND PROCEDURES

(a)	Evaluation of Disclosure Controls and Procedures
      We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Securities and Exchange Act of 1934 as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
      Our management, including our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as of September 30, 2005 pursuant to Rule 13a-15(b) under the Exchange Act. Management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures that, by their nature, can provide only reasonable assurance regarding management’s control objectives. Management does not expect that its disclosure controls and procedures will prevent all errors and fraud. A control system, irrespective of how well it is designed and operated, can only provide reasonable assurance, and cannot guarantee that it will succeed in its stated objectives.
      Based on their evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures were not effective at the reasonable assurance level because of the material weakness described below in Management’s Report on Internal Control Over Financial Reporting. Notwithstanding the material weakness described below, we have implemented processes and performed additional procedures designed to ensure that our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. Accordingly, management believes that the consolidated financial statements included in this report fairly present, in all material respects, the Company’s financial condition, results of operations and cash flows for all periods presented.

Management’s Remediation Initiatives
      We have a complex billing process that is performed in several locations using multiple billing platforms. The process requires the proper initiation of a customer master record and contract to ensure consistent billing of periodic charges. Additionally, our collection of accurate meter readings from equipment at customer locations is critical in order to ensure the generation of accurate bills for our customers. During fiscal 2005, we undertook several initiatives to remediate the material weakness described below including:

•	realigning responsibilities to ensure direct accountability for all customer billing;

•	synchronizing service contract initialization and termination with equipment installation and removal;

•	creating a quality assurance function to audit contract set-up and termination;

•	improving our meter reading collection process and reducing reliance on meter estimates; and

•	standardizing our issue resolution process across all IKON locations in North America.
      As of September 30, 2005, our remediation efforts related to the material weakness described below which existed as of September 30, 2005 were not complete. Our efforts to remediate the material weakness will continue into fiscal 2006.

(b)	Management’s Report on Internal Control Over Financial Reporting
      Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s internal control over financial reporting as of September 30, 2005. In making its evaluation of internal control over financial reporting, management used the criteria described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management identified the following control deficiencies which, in the aggregate, constitute a material weakness in the Company’s internal control over financial reporting as of September 30, 2005:
      The Company did not maintain effective controls over the accuracy and validity of service and equipment revenue and the related accounts receivable and deferred revenue. Specifically, the Company’s controls over (i) the timely issuance of invoice adjustments, (ii) the initiation of customer master records and contracts to ensure consistent billing of periodic charges, (iii) the collection of accurate meter readings from equipment to ensure the accurate generation of customer invoices and (iv) the segregation of incompatible duties within the billing function were deficient. These control deficiencies resulted in the restatement of the Company’s interim consolidated financial statements for the quarter ended December 31, 2004 and the annual consolidated financial statements for the years ended September 30, 2004, 2003, and 2002 to correct revenue, accounts receivable, deferred revenue and the related income tax provision. Because as of September 30, 2005, these control deficiencies could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected, management has determined that these control deficiencies, in the aggregate, constitute a material weakness.
      Because of this material weakness, management concluded that the Company did not maintain effective internal control over financial reporting as of September 30, 2005, based on the criteria in Internal Control — Integrated Framework issued by the COSO. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited management’s assessment of the effectiveness of our internal control over financial reporting as of September 30, 2005 as stated in their report, which is included in this prospectus.

(c)	Changes in Internal Control Over Financial Reporting
      We previously reported certain control deficiencies related to inadequate segregation of incompatible duties and ineffective controls over access to programs and data. Specifically, certain of the Company’s personnel had unrestricted access to various financial application programs and data. Such access was beyond the requirements of their assigned responsibilities and was not monitored. We have implemented controls we believe compensate for these deficiencies as of September 30, 2005, except as they relate to the material weakness described above.

BUSINESS
      We deliver integrated document management systems and solutions, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for copier, printer and multifunction product (“MFP”) technologies, integrating best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI, and HP, and document management software from companies such as Captaris, EMC (Documentum), Kofax, and others, to deliver tailored, high-value solutions implemented and supported by our services organization — Enterprise Services. We offer financing in North America through a program agreement (the “U.S. Program Agreement”) with General Electric Capital Corporation (“GE”), and a rider to the U.S. Program Agreement (the “Canadian Rider”) with GE in Canada. We entered into the U.S. Program Agreement and Canadian Rider as part of the sale of certain assets and liabilities of our U.S. leasing business (the “U.S. Transaction”) and our Canadian lease portfolio (the “Canadian Transaction,” and together with the U.S. Program Agreement, the Canadian Rider and the U.S. Transaction, the “Transactions”) to GE in the U.S. and Canada, respectively. We represent one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through our service force of over 15,000 employees, including our team of over 6,000 customer service technicians and support resources. We have approximately 450 locations throughout North America and Western Europe.
      We primarily distribute equipment made by Canon, Ricoh, Konica Minolta, EFI, and HP. We do not enter into long-term supply contracts with our suppliers and we have no current plans to do so in the future. Our customers primarily include large and small businesses, professional firms, and local, state, and federal governmental agencies.
      In fiscal 2005, we generated $4.4 billion in revenues from continuing operations and income from continuing operations of $73.2 million, or $0.51 per diluted common share (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).
Strategy Overview
      Our primary strategy is to integrate imaging systems and services to help businesses manage document workflow and increase the functionality and efficiency of their document workflow strategies. We intend to continue to execute on the following key strategies in order to leverage our strengths and position ourselves for long-term growth and success:

Operational Leverage. We are focused on reducing our cost structure to improve profitability. Our initiatives include a conversion to a common enterprise-wide information technology platform, billing process improvements designed to assure the timeliness and accuracy of our customer invoices, and the reduction of administrative costs. We are also using the Six Sigma methodology, which is designed to eliminate process defects from the customer’s perspective, to simplify and streamline processes in other areas of our business (see “— Efficiency Initiatives”). In addition, we are focused on continued cost reductions at every level of the Company, including administrative and real estate costs and employee benefits expenses.

Another element of operational leverage is organizational development. We will continue to invest in development opportunities across the Company and strive to achieve best practices in organizational vitality, diversity, sales force engagement, and new leader assimilation.

Growth and Expansion. We believe that generating core and related market growth are the two primary drivers of enhanced market leadership. Within our core markets, we are targeting the mid-market to leverage the scope and reach of our sales and service capabilities across North America and Western Europe. This target market accounts for a meaningful portion of our revenue and remains an essential part of our business. Additionally, we are investing in sales force effectiveness initiatives. We continue to direct our business mix toward higher growth areas such as color and high-volume equipment, professional services and outsourcing relationships. To improve aftermarket supplies and maintenance revenues, we are investing in market-share strategies that are designed to increase unit placements and result in the higher margins associated with post-sales revenue.

We have added resources dedicated to securing relationships in our National Accounts target market, which includes companies in the Fortune 500 and other large global and private companies. Our customers in this market represent a wide range of industries, including healthcare, financial services, retail and manufacturing.

In terms of related expansion, our two principal focus areas are Enterprise Services and Europe. Within Enterprise Services, we will seek to ensure that our products and services portfolio is customer-focused, services-centric, and flexible. We will continue to lead with document strategy assessments, and leverage the strength of our combined services offerings to cross-sell in existing accounts and add new customers. With our portfolio of document management solutions, Enterprise Services delivers document management solutions that address the specific document challenges of both office and production environments. In Europe, we will continue to expand into related markets to extend our reach through our City Expansion Strategy, targeting major markets with substantial opportunity for growth, and Pan European Account Program, focusing on large, multi-national accounts. We will also seek to leverage our Enterprise Services strategy to drive new business across Europe.

Capital Structure. Over the last several years, we have focused on maximizing cash flow, reducing debt and reducing outstanding shares of our common stock by implementing initiatives to enhance our profitability. We have reduced corporate debt (which does not include debt attributable to our finance business) from $804.9 million at September 30, 2004 to $729.3 million at September 30, 2005. In addition, during fiscal 2005, we repurchased 8.5 million shares of our common stock for $86.9 million. The sale of a portion of our North American lease portfolio in March 2004 generated a significant amount of cash and enabled us to reduce the financing risk inherent in a captive leasing business. We are focused on cash generation through reductions in our working capital, in particular the reduction of our accounts receivable balance, through improvement in our billing processes and increasing the efficiency of our processing of new leases funded by GE. We believe these working capital improvements, combined with growth in our targeted revenue streams and reductions in administrative costs, will be catalysts for future cash flow generation.

General Business Developments
      We were incorporated in Ohio in 1952 and are the successor to a business incorporated in 1928. From 1994 through 1998, we aggressively acquired businesses, including those that provided traditional office equipment products and services, outsourcing and imaging services, and technology products and services. Beginning in fiscal 1999, we ceased our acquisition activity in North America and began to focus on developing and executing strategies to integrate the acquired companies and organize the Company into a more efficient and cohesive operating structure. During fiscal 1999, we conducted a broad-based review of our business in an effort to improve our cost-competitiveness and productivity. The focus of this effort was not only to identify cost-cutting initiatives, but also to identify areas of opportunity in which to gain efficiencies and to invest the resulting savings in areas that are critical to our long-term success and that would increase productivity. Accordingly, during the past several years we have changed our business in the following major areas:

Business Division Integration. Beginning in fiscal 1999, we created our reporting units, IKON North America (“INA”) and IKON Europe (“IE”), by integrating our Business Services, Managed Services, and captive finance subsidiaries. Our Business Service offerings include traditional copiers, printers, MFP technologies, and other office equipment and services. Managed Services includes the management of our customers’ mailrooms, copy centers, and general administrative facilities, as well as off-site managed services through legal document services (see “— Product and Service Offerings”).

During the past several years, we have focused on developing and growing INA and IE by enhancing our growth platforms and de-emphasizing the sale of lower-margin technology services, hardware, and software in North America and Europe. Through our captive finance subsidiaries, we arranged lease financing primarily for equipment marketed by us. In fiscal 2004, we entered into the U.S. Program Agreement and the Canadian Rider to enable GE to provide lease financing for equipment marketed by us in the U.S. and Canada, including copiers, fax machines, and related accessories and peripheral equipment, the majority of which are manufactured by Canon and Ricoh. In addition, in fiscal 2005, we announced the consolidation of our three U.S. regions into two regions in order to continue to centralize and streamline our operational structure.

Operations Integration and Enhancements. As we have integrated our business divisions over the past several years, we have taken actions to centralize and consolidate a variety of operational functions, including: (i) integrating and consolidating our financial and accounting functions into shared service centers; (ii) establishing customer care centers; and (iii) developing a national supply chain organization to leverage our buying power with suppliers and streamline our distribution and inventory management processes. We have aligned the service and sales functions of our marketplace activities and have implemented a sales coverage model to align our sales professionals with the right opportunities to effectively manage their territories (see “— Efficiency Initiatives”).

Product Transition. Virtually all of the new office equipment we distribute represents digital technology (as compared to analog), which has the ability to communicate across a network, enabling work to be performed collaboratively and often eliminates the distinction between traditional copiers, fax equipment, and printers. We have continued to focus on the distribution of color products and digital multifunction office equipment that enable our customers to print, copy, scan, and fax, from one device. We believe that the office equipment market will continue to change with the increasing acceptance of black and white multifunction and color technology and that the manufacturers of the products we distribute will continue to focus on developing and manufacturing these products. The evolution of digital technology has allowed our suppliers to develop high-end segment 5 and 6 equipment (equipment with output speeds in excess of 69 pages per minute) and color products. We have pursued opportunities to market these high-end products. During fiscal 2005, sales of high-end equipment and color products represented approximately 42% of our office equipment revenues in North America.

Equipment Financing. During fiscal 2004, we sold certain of our assets, including facilities, systems and processes relating to our U.S. and Canadian leasing operations, to GE and designated GE as our preferred lease financing source in the U.S. and Canada. Prior to our arrangement with GE, a significant portion of our profits were derived from our leasing operations in the U.S. and Canada. Pursuant to the agreements governing our relationship with GE, we are entitled to receive origination and certain other fees and income from sharing of gains on certain lease-end activities with respect to future leases funded by GE. Our right to receive a portion of these fees will end as of March 31, 2009, which is the end of the initial five-year term of our U.S. lease program agreement.

Segments
      Statement of Financial Accounting Standards (“SFAS”) 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) requires segment data to be measured and analyzed on a basis that is consistent with how business activities are reported internally to management.
      Revenue and profit information about our reportable segments in accordance with SFAS 131 is presented in Note 15 to the Consolidated Financial Statements included in this prospectus. Additional financial data and commentary on financial results for operating segments are provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” and in Note 15 to the consolidated financial statements.
      INA and IE provide copiers, printers, MFP technologies, color solutions, and a variety of document management service capabilities through Enterprise Services.

Board of Directors and Management Transitions
      Board of Directors. During fiscal 2005, Marilyn Ware, who served as a member of our Board of Directors since 2000, decided not to stand for re-election at our Annual Meeting of Shareholders held on February 23, 2005. The Company would like to thank Ms. Ware for her significant contributions to the Board of Directors and the Company.
      Management. In March 2005, we announced the appointment of Jeffrey W. Hickling to the position of Senior Vice President of Operations, and Mark A. Hershey to the position of Senior Vice President, General Counsel and Secretary.
Sales and Service Organizations
      Our sales and service organizations are aligned geographically, with support functions centralized at the headquarters or operations level. Our sales coverage model is intended to align our sales professionals with customer opportunities for our product and services offerings. Our primary sales model uses a tiered approach for deploying sales teams and assigns coverage for each geographic territory and for specific major and National Accounts. This model is supplemented by our Integrated Selling Model, our outsourced teleweb sales support initiative, providing a team approach to improve sales productivity and coverage. Our sales professionals are supported by specialists in color, high volume, outsourcing, and technology applications. The coverage plan works together with our sales compensation plan, which provides incentives to help ensure that efforts in the field are aligned with our strategic goals. Sales personnel turnover is common in the industry and we continue to make considerable efforts to attract and retain qualified sales personnel.
      We have a service force of over 15,000 employees, including over 6,000 customer service technicians and support resources. Our service force is continually trained on our new products through our suppliers and our learning organization, IKON University. We are able to provide a consistent level of service in the countries in which we do business because members of our service force cover both metropolitan and rural areas and we generally do not rely on independent local dealers for service.
Product and Services Offerings
      We integrate products and services to manage document workflow and increase functionality and efficiency for our customers.
      Our current products and services portfolio includes:

Digital Copying and Printing. Sales, integration, and support of an array of digital copiers, MFPs, printers and print controllers for network and production copying and printing, including products from suppliers such as Canon, Ricoh, Konica Minolta, EFI, and HP.

Enterprise Services. Sales, integration, and support of our customizable products and services portfolio for every phase of the document lifecycle (i.e., the document capture, workflow, output, and retention phases) to enhance the ability of customers to achieve greater cost savings, increased efficiency, and integrated document management capabilities by leveraging the services offered through Professional Services, Managed Services, and Customer Services.

Professional Services. A team of Professional Services analysts perform document strategy assessment services to examine critical documents and workflow, and suggest improved methods of managing document capture, workflow and output to increase efficiency and productivity. Professional Services also includes the installation, configuration, and connectivity of digital network devices and document management software and solutions, as well as end user training, application customization and help desk services.

Managed Services. Includes on-site facilities management and Legal Document Services.

•	On-site Facilities Management. On-site fleet management of equipment and turnkey copy center and mailroom management solutions that blend equipment, staff, service, and supplies to maximize resources, minimize costs, and improve customer operations.

•	Legal Document Services. Specialized document management solutions for the legal industry, addressing the requirements of law firms and corporate counsel, including litigation reprographics, document imaging, coding and conversion services, legal graphics, and electronic discovery.

Customer Services. Preventative maintenance and service support for office equipment.

Lease Financing. Equipment lease financing to our North American customers mainly through the U.S. Program Agreement and Canadian Rider. Equipment lease financing is offered to our European customers through our captive finance subsidiaries in Europe.
      We are in the midst of a rapidly changing and competitive industry. We recognize the shifts taking place in our industry and we have been positioning ourselves to compete in this dynamic environment. We continue to refine our strategy by forming alliances with leading suppliers to expand and enhance our products and services portfolio.
      During fiscal 2005, we continued to strengthen our product mix by moving toward higher-end black and white and color solutions. We offer a range of high volume black and white systems from Canon and Ricoh in speeds up to 150 pages per minute with the Canon imageRUNNER 150. In October 2005, we expanded our relationship with Konica Minolta and launched the IKON PrintCenterProtm 1050, a 105 page-per-minute monochrome device, giving IKON customers a strong solution in the mid-production area. Our color portfolio includes dedicated color systems from Canon, along with a range of color capable black and white devices from Canon and Ricoh. During fiscal 2005, we launched the high-speed digital color printer/copier systems, the IKON CPPtm 500 and IKON BusinessProtm 500c, successors to the IKON CPPtm 8050 and the IKON CPPtm 8050e. These product offerings utilize certain new technology of Konica Minolta to provide customers with high-quality and high-performance color output. Placements of this equipment are also a key building block to developing growth opportunities in our various service offerings. In fiscal 2005, we also established a relationship with Creo, and began offering the IKON PowerProtm 500 — an important second controller option for the IKON CPP 500, as Creo maintains the second largest share position in color controllers.
      Our integrated solutions portfolio includes software solutions and enablers from leading technology providers: EMC (Documentum) for content management software; Kofax and eCopy for information capture applications; Captaris for enterprise fax management and distribution solutions; Notable Solutions (including IKON DocSendtm) for distributed capture and document workflow systems; EFI for web submission and workflow tools; Equitrac for document accounting solutions; IBM, Westbrook Technologies, and Laserfiche for information storage and archival; Creo for printer controller technologies; and Objectif Lune and Solimar Systems for output and distribution software. The portfolio also features IKON-exclusive solutions such as IKON PowerPresstm, a front-end system designed to streamline document workflows; IKON PowerPorttm a front-end system that translates disparate data streams, enabling open-architected printing and protecting customer technology investments; and IKON DocSendtm, a document capture and delivery system that converts hard copies to digital files for easy delivery or storage.
Efficiency Initiatives
      We continued to invest in new market opportunities and to streamline our infrastructure during fiscal 2005. These investments and efficiency initiatives are aimed at making us more profitable and competitive in the long-term.
      Remediation of the Billing Matter continues to be a key priority for IKON. In fiscal 2005, we added billing directors to our Customer Care Centers in the U.S., and aligned our billing teams to specific geographic areas and customers, to drive accountability for timely and accurate billing. We will continue to invest in billing process improvements in fiscal 2006. We also continued to implement our common information technology platform, which is based primarily on the Oracle E-Business Suite, in our markets in North America and Europe. In fiscal 2006, we will continue to allocate resources to the ongoing implementation of our common information technology platform. In fiscal 2005, we continued to utilize the Six Sigma methodology to drive increased customer satisfaction and process improvement.
Customers
      Our customer base is broad and diverse, consisting of approximately 500,000 organizations consisting of global and national companies, including approximately 100 of the Fortune 500 companies, major regional companies, mid-size businesses, professional services firms and local, state, and federal government agencies. Except as discussed below, no single customer accounted for more than 10% of our revenues during fiscal 2005. We do, however, have certain major customers. The loss of, or major reduction in business from, one or more of our major customers could have a material adverse effect on our liquidity, financial position, or results of operations.
      While we sell equipment to GE in the U.S. and Canada, as the case may be, in connection with the leasing transactions contemplated by the U.S. Program Agreement and Canadian Rider, respectively, GE is not the intended end user of the equipment. In these transactions, GE is the equipment lessor to the end user. Accordingly, we do not consider GE to be a “customer,” despite the fact that we recognize revenue from these equipment sales to GE. During fiscal 2005, approximately 78% of our revenues were attributed to equipment sales to GE in North America in connection with our lease program relationship.
Suppliers and Inventory
      Our business is dependent upon our relationships with our primary suppliers and our ability to continue to purchase products from these suppliers on competitive terms. The products we distribute are purchased from numerous domestic and international suppliers, primarily Canon, Ricoh, Konica Minolta, EFI, and HP. We also rely on our equipment suppliers for parts and supplies (see “— General Business Development” and “— Product and Service Offerings”).
      We conduct our business in reliance upon our continuing ability to purchase equipment, supplies, and parts from our current suppliers pursuant to authorized retail dealer and wholesale agreements. However, we do not enter into long-term supply contracts with these suppliers and we have no current plans to do so in the future.
      Many of our operations carry inventory to meet rapid delivery requirements of customers. At September 30, 2005, inventories accounted for approximately 14% of our current assets, which we believe is consistent with general industry standards.
Proprietary Matters
      We have a number of trademarks, trade names, service marks, and other marks containing the word “IKON,” which we use in conducting our business. Other than the “IKON Office Solutions” and other marks containing the word “IKON” and their related marks, we do not believe that any single name, trademark, trade name, or service mark is material to our businesses taken as a whole. Further, we have a policy of protecting our proprietary rights, including mandating the execution of confidentiality agreements whenever there is a potential transaction through which we may disclose confidential or proprietary information, and/or license or permit the use of any of our marks. However, any of our proprietary rights could be challenged, invalidated, or circumvented. Moreover, there is no guarantee that our proprietary rights will provide any significant competitive advantages.

Environmental Regulation
      We are presently engaged in distribution and services businesses that do not generate significant hazardous wastes. Some of our distribution facilities have tanks for storage of diesel fuel and other petroleum products that are subject to laws regulating such storage tanks. Federal, state, and local provisions relating to the protection of the environment have not had, and are not expected to have, a material adverse effect on our liquidity, financial position, or results of operations.
      We are involved in a number of environmental remediation actions to investigate and clean up certain sites related to our discontinued operations in accordance with applicable federal and state laws. Uncertainties about the status of laws and regulations, technology and information related to individual sites, including the magnitude of possible contamination, the timing and extent of required corrective actions and proportionate liabilities of other responsible parties, make it difficult to develop a meaningful estimate of probable future remediation costs. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, prior experience in remediation of contaminated sites, and any studies performed for a site. As assessments and remediation progress at individual sites, these liabilities are reviewed and adjusted to reflect additional technical and legal information that becomes available. After consideration of the defenses available to us, the accrual for such exposure, insurance coverage, and other responsible parties, management does not believe that our obligations to remediate these sites would have a material adverse effect on our liquidity, financial position, or results of operations. See “Legal Proceedings” for additional information.
Employees
      At September 30, 2005, we had approximately 26,000 employees. We believe that our relations with our employees are good. Some of our employees in Western Europe and Mexico are members of labor unions.
Competition
      The competitive marketplace is highly fragmented, characterized by many small local and regional competitors and a few large national competitors. A number of companies worldwide with significant financial resources and customer relationships compete with us to provide similar products and services. INA and IE provide substantially similar products and services and compete directly against companies such as Xerox, Pitney Bowes, Global Imaging Systems, Océ/Imagistics and Danka. INA and IE also compete against certain of their significant suppliers, such as Canon, Ricoh, Konica Minolta, and HP. In addition, INA and IE compete against smaller local independent office equipment distributors.
      We compete primarily on the basis of technology, performance, price, quality, reliability, distribution, customer service, and support. In order to remain competitive, we must improve our products and services portfolio by obtaining from our suppliers new products and services, periodically enhancing our existing products and services, and continually striving to improve our technology, performance, quality, reliability, distribution, customer service, and support. Our future performance is largely dependent upon our ability to compete successfully in our currently-served markets and to expand into additional markets and product and services offerings. We believe that our continued focus on the needs of our customers, our ability to consistently deliver superior service and support, and our strong customer relationships will distinguish us from our competitors.
Foreign Operations
      We have operations in Western Europe, Canada, and Mexico. Approximately 18% of our revenues from continuing operations are derived from our international operations, and approximately 76% of those revenues are derived from the United Kingdom and Canada. Our future revenues, costs of operations, and profits could be affected by a number of factors related to our international operations, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political condition, trade protection measures, licensing and other legal requirements, and local tax issues. For example, significant currency fluctuations in the Canadian Dollar, British Pound, or Euro versus the U.S. Dollar could lead to lower reported consolidated results of operations due to the translation of these currencies. Information concerning our revenues and long-lived assets by geographic location for each of the three years during the period ended September 30, 2005 is set forth in Note 15 to the consolidated financial statements included in this prospectus. Revenues from exports during the last three fiscal years were not significant.
PROPERTIES
      At September 30, 2005, we owned or leased approximately 450 facilities in North America and Western Europe, of which approximately 1% are owned and 99% are leased under lease agreements with various expiration dates. These properties occupy a total of approximately 5.7 million square feet.
LEGAL PROCEEDINGS
      We are involved in a number of environmental remediation actions to investigate and clean up certain sites related to our discontinued operations in accordance with applicable federal and state laws. Uncertainties about the status of laws and regulations, technology and information related to individual sites, including the magnitude of possible contamination, the timing and extent of required corrective actions and proportionate liabilities of other responsible parties, make it difficult to develop a meaningful estimate of probable future remediation costs. While the actual costs of remediation at these sites may vary from management’s estimate because of these uncertainties, we had accrued balances, included in other long-term liabilities in our consolidated balance sheets, of $7.7 million and $7.9 million as of September 30, 2005 and September 30, 2004, respectively, for our environmental liabilities, and the accrual is based on management’s best estimate of our environmental exposure. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, prior experience in remediation of contaminated sites, and any assessments performed at a site. As assessments and remediation progress at individual sites, these liabilities are reviewed and adjusted to reflect additional technical and legal information that becomes available. After consideration of the legal and regulatory alternatives available to us, the accrual for such exposure, insurance coverage and the obligations of other responsible parties identified at some sites, management does not believe that its obligations to remediate these sites would have a material adverse effect on our consolidated financial statements.
      The accruals for such environmental liabilities are reflected in the consolidated balance sheets as part of other long-term liabilities. We have not recorded any potential third party recoveries. Cost sharing arrangements are in-place with other potentially responsible parties at sites located in Wallingford, Connecticut, Rockford, Illinois and Los Angeles, California. The Company paid 60% of the costs associated with the remedial work performed at the Wallingford, Connecticut (Coastcast) site. Active groundwater remediation has been successfully completed. Additional monitoring activities are proposed for the site including soil vapor and residues. The Company agreed to pay 7.5% of the costs associated with the remedial work to be performed at the Rockford, Illinois (Ipsen) site. The State of Illinois intends to bring a motion to enter a consent decree in fiscal 2005 that, if entered, will resolve the Company’s liability at the site. An interim cost-sharing arrangement at the Los Angeles, California (Welbilt) site allocates 30% of the costs to the Company. The parties have retained a joint consultant engaged on the parties’ behalf in final remediation activities. In addition to these cost-sharing arrangements, the Company may also incur legal and technical consulting fees at these sites. The Company previously had a cost-sharing agreement, but has now settled its liability at the Barkhamsted, Connecticut site, subject to certain contingency reservations, for a one-time payment to a Connecticut municipal authority. The Company also previously had a cost-sharing agreement at a site in Bedford Heights, Ohio. Final action was taken by the Ohio EPA in December 2004, confirming completion of remedial work at the Bedford Heights site. We may incur limited counsel and/or environmental consultant fees to monitor both of these sites in the years to come. In addition to the sites with formalized cost-sharing arrangements, the Company is also involved in a number of other environmental remediation actions to investigate and clean up certain sites related to our discontinued operations in accordance with applicable federal and state laws.
      During fiscal 2005 and 2004, we incurred various costs in conjunction with our obligations under consent decrees, orders, voluntary remediation plans, settlement agreements, and other actions to comply with environmental laws and regulations. For the fiscal years ended September 30, 2005, 2004, and 2003, payments related to these obligations were $0.3 million, $0.4 million, and $0.5 million, respectively, which were charged against the related environmental accrual. We will continue to incur expenses in order to comply with our obligations under consent decrees, orders, voluntary remediation plans, settlement agreements, and other actions to comply with environmental laws and regulations.
      We have an accrual related to black lung and workers’ compensation liabilities relating to the operations of a former subsidiary, Barnes & Tucker Company (“B&T”). B&T owned and operated coal mines throughout Pennsylvania. We sold B&T in 1986. In connection with the sale, we entered into a financing agreement with B&T whereby we agreed to reimburse B&T for 95% of all costs and expenses incurred by B&T for black lung and workers’ compensation liabilities, until said liabilities were extinguished. From 1986 through 2000, we reimbursed B&T in accordance with the terms of the financing agreement. In 2000, B&T filed for bankruptcy protection under Chapter 11. The bankruptcy court approved a plan of reorganization that created a black lung trust and a workers’ compensation trust to handle the administration of all black lung and workers’ compensation claims relating to B&T. We now reimburse the trusts for 95% of the costs and expenses incurred by the trusts for black lung and workers’ compensation claims. As of September 30, 2005 and 2004, our accrual for black lung and workers’ compensation liabilities related to B&T was $11.0 million and $12.4 million, respectively, and was reflected in the consolidated balance sheets as part of other long-term liabilities.
      There are other contingent liabilities for taxes, guarantees, other lawsuits, and various other matters occurring in the ordinary course of business. On the basis of information furnished by counsel and others, and after consideration of the defenses available to us and any related reserves and insurance coverage, management believes that none of these other contingencies will materially affect our consolidated financial statements.

MANAGEMENT
      Set forth below is a list of IKON’s current executive officers, their titles, the year they first were appointed to their current positions and their ages. Unless otherwise indicated, positions shown are with IKON or our subsidiaries.

		Year First
Name	Title	Appointed	Age

Matthew J. Espe	Chief Executive Officer, President and	2002	47
	Chairman of the Board of Directors
Robert F. Woods	Senior Vice President and Chief Financial	2004	50
	Officer
Brian D. Edwards	Senior Vice President, North American Sales	2004	42
Mark A. Hershey	Senior Vice President, General Counsel	2005	36
	and Secretary
Jeffrey W. Hickling	Senior Vice President, Operations	2005	50
Michael E. Kohlsdorf	Senior Vice President, Enterprise	2004	50
	Services and IT
Cathy L. Lewis	Senior Vice President, Marketing	2001	53
Beth B. Sexton	Senior Vice President, Human Resources	1999	49
David Mills	Vice President, IKON Europe	1998	47
Theodore E. Strand	Vice President and Controller	2002	61
      Matthew J. Espe. Mr. Espe has been the Chairman of IKON since 2003 and our President and Chief Executive Officer and a Director since 2002. Prior to his employment with IKON, Mr. Espe was President and Chief Executive Officer of GE Lighting, a division of General Electric Company, a diversified industrial company (2000 through 2002), President of GE Plastics — Europe, a division of General Electric Company (1999 through 2000), and President of GE Plastics — Asia, a division of General Electric Company (1998 through 1999). He also serves on the Advisory Board of the University of Idaho and is a director of Unisys Corporation.
      Robert F. Woods. Mr. Woods joined IKON in September 2004 as Senior Vice President and Chief Financial Officer. Prior to joining IKON, he was Vice President and Controller of IBM, an information technology company (2002 through 2004). He joined IBM in 1995 as Vice President of Services, Sales and Business Development for Asia Pacific and then moved on to the roles of Vice President — Finance, Asia Pacific Operations (1997 through 2000) and Vice President and Treasurer (2000 through 2002). Prior to his tenure at IBM, Mr. Woods spent 16 years with E.I. du Pont de Nemours and Company, where he held several senior positions in corporate and regional offices, including Vice President and Managing Director, DuPont Asia Pacific, and Vice President, Finance, DuPont Mexico.
      Brian D. Edwards. Mr. Edwards was appointed Senior Vice President, North American Sales, in August 2004. He began at IKON as a sales representative in 1985. Thereafter, he served in a variety of sales management roles, including Regional Vice President and General Manager of two IKON regions in the U.S.
      Mark A. Hershey. Mr. Hershey was appointed Senior Vice President, General Counsel and Secretary in March 2005. Prior to his appointment, he had spent six years with IKON, most recently as Vice President of Transactional Law. Prior to joining IKON, Mr. Hershey was an Associate in the corporate department of Stradley Ronon Stevens & Young, LLP in Philadelphia.
      Jeffrey W. Hickling. Mr. Hickling joined IKON as Senior Vice President of Operations in March 2005. Prior to joining IKON, Mr. Hickling held several positions at General Electric Company over approximately 30 years, including General Manager of Integration for GE Infrastructure (2004), General Manager of Electrical Components for GE Industrial Systems (2000 through 2003) and Chief Operating Officer for GE Supply (1998 through 1999).

      Michael E. Kohlsdorf. Mr. Kohlsdorf was named Senior Vice President of Enterprise Services in May 2004 and received the additional responsibility for IKON’s information technology team in 2005. He joined IKON as Vice President of Professional Services in October 2003. Prior to joining IKON, Mr. Kohlsdorf was President and Chief Executive Officer of T/ R Systems, Inc., a technology company, from 1999 through 2002. Mr. Kohlsdorf has had an active role in management for over 20 years in publicly-held software companies, including eight years at IBM.
      Cathy L. Lewis. Ms. Lewis joined IKON as Senior Vice President of Marketing in October 2001. From 1991 to 2001, Ms. Lewis served in several positions at Xerox Corporation, a technology and services company, where her last position was Vice President of Worldwide Marketing for the Xerox Color Solutions business unit. Preceding this position, she held positions as Vice President for Strategic Relationships and Vice President for Strategic Marketing in Xerox Corporation’s office and network printer businesses, respectively. Prior to joining Xerox, Ms. Lewis was a District Manager for Siemens Information Systems.
      Beth B. Sexton. Ms. Sexton was promoted to Senior Vice President of Human Resources of IKON in August 1999 after serving for two years as IKON’s Vice President of Human Resources and two years as a Regional Vice President of Human Resources. Prior to joining IKON, Ms. Sexton served in various senior management roles in human resources with CH2M Hill and Norfolk Southern.
      David Mills. Mr. Mills was promoted to Vice President of IKON Europe in August 1998. Preceding this position, he served for two years as President of IKON U.K. and Finance Director and Managing Director of IOS Capital, PLC from 1993 through 1996. Prior to joining IKON, Mr. Mills was a Finance Director of Erskine Limited in London, which was acquired by IKON in 1993. He spent a number of years with Erskine Limited in various financial and managerial positions before becoming Finance Director in 1992. Prior to that, Mr. Mills spent four years with Ernst and Young.
      Theodore E. Strand. Mr. Strand was named Vice President and Controller in October 2002. He joined IKON in 1999 as Assistant Controller. Mr. Strand came to IKON from AMP Incorporated, where he was Director of Financial Operations — Asia Pacific. Prior to joining AMP Incorporated, Mr. Strand was with IBM for 31 years in various financial accounting management positions in the U.S., France and Japan, his last position being Program Director of Accounting — IBM Japan.
      Set forth below is a list of IKON’s current directors, their principal occupations and directorships, the year they first became a director of IKON and their age.

Name	Year First Elected	Age

Matthew J. Espe	2002	47
Judith M. Bell	1998	68
Philip E. Cushing	1997	55
Thomas R. Gibson	1999	63
Richard A. Jalkut	1996	61
Arthur E. Johnson	1999	58
Kurt M. Landgraf	2000	59
Gerald Luterman	2003	61
William E. McCracken	2003	62
William L. Meddaugh	2003	62
Anthony P. Terracciano	2003	66
      Judith M. Bell. Ms. Bell has been Managing Partner of the Bell Retail Group, a retail consulting company, since 1994. She has also been a Consulting Director of the USGA Foundation, a non-profit charitable organization, since 1999. Ms. Bell was Managing Partner of Bell’s Market West, a restaurant management company, from 1978 through 2000. She also serves as a Trustee of the El Pomar Foundation. Ms. Bell has advised us that she will not stand for re-election to our Board of Directors at our 2006 annual meeting.

      Philip E. Cushing. Mr. Cushing has been Chairman of each of DCI Biologicals, Inc., a health services management company, and Paragon Print and Packaging Limited, a U.K. packaging company, since 2002. He was also Chairman of Fosbel Holdings Limited, an industrial maintenance company, from 2003 to 2005 and remains a director of Fosbel International, its subsidiary. From 2001 through 2002, Mr. Cushing was Chairman of Pelican Restaurants Limited, a leading U.K. restaurant company. From 2000 through 2001, he was Group Chief Executive of The Vitec Group plc, a photographic and broadcast systems and services company. From 1996 through 1999, he was Group Chief Executive of Inchcape plc, an international distribution and business services company.
      Thomas R. Gibson. Mr. Gibson has been the Lead Independent Director of IKON’s board of directors since 2003. He has also been Chairman Emeritus of Asbury Automotive Group, an automotive retailer, since 2004. He was a Co-Founder of Asbury Automotive Group in 1994 and has held various other positions with that company, including Chairman and Chief Executive Officer (1994 through 2004) and interim Chief Executive Officer (September 2001 through December 2001). Mr. Gibson also serves as a director of Dealer Tire, LLC and DealerTrack Holdings, Inc.
      Richard A. Jalkut. Mr. Jalkut has been the President and Chief Executive Officer of U.S. TelePacific Corp., a telecommunications company, since 2002. He also served on IKON’s board of directors as Lead Independent Director from 2000 through 2003, and Non-Executive Chairman from 1998 through 2000. From 1997 through 2001, Mr. Jalkut was the President and Chief Executive Officer of PathNet, a telecommunications company reorganized under Chapter 11 of the federal bankruptcy code. Mr. Jalkut was also the President and Chief Executive Officer of the NYNEX Telephone Companies from 1991 through 1997. Mr. Jalkut also serves as a director of Covad Communications Group, Inc. and HSBC-USA.
      Arthur E. Johnson. Mr. Johnson has been the Senior Vice President, Corporate Strategic Development, of Lockheed Martin Corporation, an advanced technology company, since 1999. From 1997 through 1999, he was President and Chief Operating Officer of Lockheed Martin Information and Services Sector. Mr. Johnson also serves as a director of AGL Resources, Inc. and Delta Airlines, Inc.
      Kurt M. Landgraf. Mr. Landgraf has been the President and Chief Executive Officer of Educational Testing Service, a private educational testing and measurement organization, since 2000. He was the Executive Vice President and Chief Operating Officer of E.I. du Pont de Nemours and Company, a science and technology company, from 1998 through 2000, and Chairman of each of DuPont Europe, an affiliate of E.I. du Pont de Nemours and Company, and The DuPont Pharmaceutical Company, a division of E.I. du Pont de Nemours and Company, from 1997 through 2000. Mr. Landgraf was also Chief Financial Officer and Executive Vice President of E.I. du Pont de Nemours and Company from 1997 through 1998. Mr. Landgraf also serves as a director of aaiPharma, Inc., NDC Health Corporation, and Louisiana-Pacific Corporation.
      Gerald Luterman. Mr. Luterman has been the Executive Vice President and Chief Financial Officer of KeySpan Corporation, a natural gas and electric utility company, since 1999. From February 1999 through August 1999, he was Chief Financial Officer of barnesandnoble.com, an online book retail company. From 1996 through 1999, he was Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc., a technology services company. Mr. Luterman also serves as a director of Technology Solutions Company and Lutheran Medical Center.
      William E. McCracken. Mr. McCracken has been the President of Executive Consulting Group, LLC, a general business and management strategy consulting company, since 2003. From 1998 through 2001, he was General Manager of IBM Printing Systems Division, a division of IBM. Mr. McCracken spent 35 years at IBM in a variety of leadership positions before retiring from the company in 2001. Mr. McCracken also serves as a director of Computer Associates International Inc.
      William L. Meddaugh. Mr. Meddaugh was President and Chief Executive Officer of GE Supply Company, a division of General Electric Company, a diversified industrial company, from 1996 through 2003. He spent more than 37 years at General Electric Company in a variety of professional and management positions before retiring from the company in 2002.

      Anthony P. Terracciano. Mr. Terracciano was Chairman of Riggs National Corporation, a financial services company, from 2005 until its acquisition by The PNC Financial Services Group, Inc. later that year. From 1998 through 2003, he was Vice Chairman of American Water Works, a utility company. From 1999 through 2002, he was Chairman of Dime Bancorp, Inc., a financial services company. From 1995 through 1997, he was President of First Union Corporation, a financial services company. From 1990 through 1995, he was Chairman and Chief Executive Officer of First Fidelity Bank, and, from 1987 through 1990, he was President of Mellon Bank, each a financial services company. Mr. Terracciano also serves as a director of Avaya, Inc., Monmouth Medical Center, TradeCard Inc., Knoll, Inc., and Search Space, Inc.

SECURITY OWNERSHIP
      The table below shows how much of our common stock was beneficially owned as of December 1, 2005 (unless a different date is indicated) by (i) each director, (ii) each executive officer named in the Summary Compensation Table in this prospectus, (iii) each person known by IKON to beneficially own more than 5% of our common stock, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares shown as beneficially owned.

	Amount and Nature
	of Beneficial		Percentage of
Name of Beneficial Owner	Ownership		Ownership

Judith M. Bell	131,305	(1)	*
Philip E. Cushing	119,996	(2)	*
Brian D. Edwards	147,997	(3)	*
Matthew J. Espe	949,262	(4)	*
Thomas R. Gibson	183,170	(5)	*
Richard A. Jalkut	238,578	(6)	*
Arthur E. Johnson	167,065	(7)	*
Michael E. Kohlsdorf	64,559	(8)	*
Kurt M. Landgraf	171,851	(9)	*
Gerald Luterman	28,661	(10)	*
William E. McCracken	31,519	(11)	*
William L. Meddaugh	26,289	(12)	*
David Mills	153,222	(13)	*
Anthony P. Terracciano	73,739	(14)	*
Robert F. Woods	24,601	(15)	*
All current directors and executive officers as a group	2,990,948	(16)	2.2%
State Street Bank and Trust Company	21,169,098	(17)	16.0%
225 Franklin Street Boston, MA 02110
Capital Group International, Inc.	14,735,720	(18)	11.1%
11100 Santa Monica Blvd. Los Angeles, CA 90025
Steel Partners II, L.P.	13,956,300	(19)	10.6%
590 Madison Avenue, 32nd Floor New York, NY 10022
Capital Research and Management Company	7,544,200	(20)	5.7%
333 South Hope Street Los Angeles, CA 90071

*	Less than 1% of IKON’s total outstanding common stock

(1)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 87,081 shares of common stock. Also includes 35,706 deferred stock units accrued under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”) and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2003 Directors’ Plan”).

(2)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 92,496 shares of common stock. Also includes 14,835 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(3)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 126,743 shares of common stock. Also includes 14,477 shares held in the IKON Office Solutions, Inc. Retirement Savings Plan (the “Retirement Savings Plan”), as to which Mr. Edwards shares voting power with the Retirement Savings Plan trustee.

(4)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 825,201 shares of common stock. Also includes 1,602 shares held in the Retirement Savings Plan, as to which Mr. Espe shares voting power with the Retirement Savings Plan trustee.

(5)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 121,835 shares of common stock. Also includes 40,552 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(6)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 184,614 shares of common stock. Also includes 36,731 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(7)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 122,142 shares of common stock. Also includes 40,475 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(8)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 64,268 shares of common stock. Also includes 291 shares held in the Retirement Savings Plan, as to which Mr. Kohlsdorf shares voting power with the Retirement Savings Plan trustee.

(9)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 124,933 shares of common stock. Also includes 41,691 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(10)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 13,274 shares of common stock. Also includes 15,387 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(11)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 16,705 shares of common stock. Also includes 14,814 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(12)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 13,274 shares of common stock. Also includes 12,215 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(13)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 142,673 shares of common stock.

(14)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 20,905 shares of common stock. Also includes 27,834 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(15)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 24,601 shares of common stock.

(16)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 2,382,628 shares of common stock. Also includes 280,240 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan. Includes 40,511 shares held in the Retirement Savings Plan, as to which certain directors and executive officers share voting power with the Retirement Savings Plan trustee.

(17)	Based solely on a Schedule 13G/ A filed with the SEC on February 18, 2005 by State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities, including trustee of the IKON Retirement Savings Plan. The filing indicates that, as of December 31, 2004, State Street had sole voting power for 1,178,595 shares, shared voting power for 19,990,503 shares, sole dispositive power for no shares and shared dispositive power for 21,169,098 shares.

(18)	Based solely on a Schedule 13G/ A jointly filed with the SEC on February 14, 2005 by Capital Group International, Inc. (“CGII”) and Capital International Limited. The filing indicates that, as of December 31, 2004, CGII had sole voting power for 10,928,300 shares, shared voting power for no shares, sole dispositive power for 14,735,720 shares and shared dispositive power for no shares. Includes $4,616,000 principal amount of IKON’s 5% Convertible Subordinated Notes due 2007 convertible into 307,120 shares of common stock.

(19)	Based solely on a Schedule 13D/ A jointly filed with the SEC on June 20, 2005 by Steel Partners II, L.P., its general partner, Steel Partners, L.L.C., and Steel Partners, L.L.C.’s sole managing member, Warren G. Lichtenstein (collectively, “Steel Partners”). The filing indicates that, as of June 17, 2005, Steel Partners had sole voting power for 13,956,300 shares, shared voting power for no shares, sole dispositive power for 13,956,300 shares and shared dispositive power for no shares.

(20)	Based solely on a Schedule 13G/ A filed with the SEC on July 8, 2005 by Capital Research and Management Company (“CRMC”). The filing indicates that, as of June 30, 2005, CRMC had sole voting power for 4,044,200 shares, shared voting power for no shares, sole dispositive power for 7,544,200 shares and shared dispositive power for no shares.

EXECUTIVE COMPENSATION
Summary of Executive Compensation
      The following table shows compensation earned during the last three completed fiscal years to Matthew J. Espe, our Chairman and Chief Executive Officer, and each of our other four most highly compensated executive officers during the fiscal year ended September 30, 2005 (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

				Long-Term Compensation

				Awards		Payouts

		Annual Compensation		Securities	Restricted	LTIP	All Other
	Fiscal			Underlying	Stock Awards	Payouts	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)(1)	($)	($)(2)

Matthew J. Espe(3)	2005	825,000	490,875	258,400	768,201	—	80,444
Chairman and Chief	2004	750,000	419,231	447,100	—	—	222,304
Executive Officer	2003	725,000	1,393,750	291,000	—	—	2,510
Robert F. Woods(4)	2005	500,000	475,000	73,801	219,360	500,000	577
Senior Vice President and	2004	—	—	—	1,000,004	—	—
Chief Financial Officer	2003	—	—	—	—	—	—
Brian D. Edwards(5)	2005	400,000	168,000	50,800	150,563	—	195,274
Senior Vice President,	2004	358,386	126,172	64,000	—	—	35,819
North America Sales	2003	319,039	100,128	55,000	—	—	110,292
Michael E. Kohlsdorf(6)	2005	375,000	147,042	67,800	275,534	—	6,325
Senior Vice President,	2004	223,269	108,212	75,000	—	—	148,093
Enterprise Services	2003	—	—	—	—	—	—
David Mills(7)	2005	355,905	202,865	25,000	54,950	—	36,813
Vice President,	2004	345,539	162,243	37,000	—	—	36,563
IKON Europe	2003	335,475	166,493	32,500	—	—	36,374

(1)	As of September 30, 2005, the total number and value, respectively, of restricted shares held by the Named Executive Officers were: Mr. Espe: 234,900 ($2,344,302); Mr. Woods: 103,155 ($1,029,487); Mr. Edwards: 13,700 ($136,726); Mr. Kohlsdorf: 26,600 ($265,468); and Mr. Mills: 5,000 ($49,900).

Other than the restricted shares granted in fiscal 2005, which include the right to receive accrued dividends, there are no voting or other rights associated with any of the restricted shares of IKON common stock outstanding as of September 30, 2005.

(2)	May include the value of shares of IKON common stock purchased with matching company contributions under IKON’s 401(k) Plan, calculated as of the date of purchase. For fiscal 2005, such matching company contributions were as follows: Mr. Espe: $7,000; Mr. Woods: $577; and Mr. Kohlsdorf: $6,325. For Mr. Espe, the remaining amount for fiscal 2005 represents relocation compensation (including a gross-up for taxes) totaling $73,444. For Mr. Edwards, the amount for fiscal 2005 represents relocation compensation (including a gross-up for taxes). For Mr. Mills, the amount for fiscal 2005 represents a car allowance and payments of private health insurance premiums. The Summary Compensation Table does not include any amounts of perquisites or other personal benefits not required to be reported by the rules and regulations of the SEC.

(3)	Mr. Espe assumed the position of Chief Executive Officer on August 28, 2002. The amount listed for Mr. Espe’s bonus in fiscal 2003 includes $850,000 paid to Mr. Espe on January 15, 2003 as a signing bonus and $543,750 as a guaranteed annual incentive bonus pursuant to the terms of his initial employment contract, which was superseded on September 28, 2005 by that certain employment contract further described in the section below entitled “— Change-in-Control Arrangements, Executive Employment Contracts and Severance Arrangements”.

(4)	Mr. Woods assumed the position of Chief Financial Officer on September 30, 2004. The amount listed for Mr. Woods’s bonus in fiscal 2005 includes $100,000 paid to Mr. Woods on October 24, 2004 as a signing bonus and $375,000 as a guaranteed annual incentive bonus pursuant to the terms of his employment contract as further described in the section below entitled “— Change-in-Control Arrangements, Executive Employment Contracts and Severance Arrangements”. The amount listed for Mr. Woods’s long-term incentive performance payout in fiscal 2005 consists of $500,000 paid to Mr. Woods as a guaranteed payout for long-term incentive performance pursuant to the terms of his employment contract.

(5)	Mr. Edwards was promoted to the position of Senior Vice President, North American Sales, on August 9, 2004.

(6)	Mr. Kohlsdorf joined the Company on December 12, 2003. He was promoted to the position of Senior Vice President, Enterprise Services, on May 10, 2004.

(7)	Mr. Mills is a resident of the United Kingdom. Where necessary, amounts in the Summary Compensation Table for Mr. Mills have been converted from British pounds sterling at an exchange rate of U.S. $1.75 per British pound sterling. The amount listed for Mr. Mills’s bonus in fiscal 2005 includes £30,506 (approximately U.S. $53,386) as an additional bonus for the sale of IKON’s foreign subsidiaries IKON Office Solutions, S.A.S. and Kafevend Group PLC.

Option Grants
      The following table shows stock options granted during the fiscal year ended September 30, 2005 to the Named Executive Officers.
Options Granted in Last Fiscal Year

	Number of		% of Total
	Securities		Options			Grant Date
	Underlying		Granted to	Exercise		Present
	Options		Employees in	Price	Expiration	Value
Name	Granted		Fiscal Year	($/Sh)(2)	Date	($/Sh)(3)

Matthew J. Espe	258,400	(1)	16.34%	10.99	12/08/2014	4.89
Robert F. Woods	73,801	(1)	4.67%	10.99	12/08/2014	4.89
Brian D. Edwards	50,800	(1)	3.21%	10.99	12/08/2014	4.89
Michael E. Kohlsdorf	67,800	(1)	4.29%	10.99	12/08/2014	4.89
David Mills	25,000	(1)	1.58%	10.99	12/08/2014	4.89

(1)	The nonqualified stock options to the Named Executive Officers were granted effective as of December 8, 2004. The options become exercisable in equal one-third increments beginning on the first anniversary of such date.

(2)	The exercise price equals the fair market value of IKON common stock on December 8, 2004.

(3)	The values for the December 8, 2004 option grants were calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) exercise of the options in five years from the original grant date, (b) 3.53% expected risk-free rate of return, (c) 53.7% expected volatility, and (d) 1.46% expected dividend yield.
Option Exercises
      The following table shows fiscal year-end values of options held by each of the Named Executive Officers at September 30, 2005.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired on	Value	Fiscal Year-End (#)	Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Matthew J. Espe	0	0	493,034/803,466	572,120/355,810
Robert F. Woods	0	0	0/73,801	0/0
Brian D. Edwards	0	0	89,710/111,798	41,699/37,214
Michael E. Kohlsdorf	0	0	25,001/117,799	0/0
David Mills	46,667	68,313	114,184/60,499	0/24,158

(1)	Value of unexercised options equals the difference between the fair market value of IKON common stock (based on the stock’s closing price on the NYSE on September 30, 2005) and the exercise prices of the options.
Pension Plan and Supplemental Retirement Plans
      IKON employees who are United States residents and who meet certain age and service requirements are participants in a pension plan (the “Pension Plan”), which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service as of September 30, 2005, multiplied by 1% of average annual compensation earned during the five full consecutive years within the employee’s last ten years of participation in the Pension Plan through September 30, 2005 that yield the highest average. All Pension Plan costs are paid by IKON, and the Pension Plan and benefits payable under it are funded on an actuarial basis. All United States employees hired on or after July 1, 2004 are excluded from coverage under the Pension Plan. The Pension Plan has been amended to cease the accrual of all future benefits under the plan as of September 30, 2005.
      IKON also sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). Coverage under the SERP is limited to participants in the Pension Plan who are not commissioned sales employees and whose benefits under the Pension Plan are limited because of (a) restrictions imposed by the Code on the amount of benefits that may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the Pension Plan because of an employee’s participation in certain deferred compensation plans sponsored by IKON or one of its participating subsidiaries. The SERP provides for a supplement to the annual pension paid under the Pension Plan to participants who attain early or normal retirement under the Pension Plan or who suffer a total and permanent disability while employed by IKON or one of its participating subsidiaries and to the pre-retirement death benefits payable under the Pension Plan on behalf of such participants who die with a vested interest in the Pension Plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the Pension Plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant’s compensation for purposes of the Pension Plan because of his or her participation in certain deferred compensation plans of IKON or one of its participating subsidiaries. The maximum amount of annual compensation upon which benefits earned under the SERP may be based is $500,000. As a result of the amendment to cease all future benefit accruals under the Pension Plan as of September 30, 2005, no benefits will accrue under the SERP after September 30, 2005.
      The following table shows estimated annual retirement benefits that would be payable to participants under IKON’s Pension Plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service as of September 30, 2005, the date as of which all future benefits cease to accrue under the Pension Plan and the SERP, and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any reduction for Social Security benefits.
Estimated Annual Retirement Benefits for U.S. Employees

	Years of Credited Service

Final Average Compensation	5	10	20	30	35

$200,000	$10,000	$20,000	$40,000	$60,000	$70,000
$250,000	12,500	25,000	50,000	75,000	87,500
$300,000	15,000	30,000	60,000	90,000	105,000
$400,000	20,000	40,000	80,000	120,000	140,000
$500,000 or above	25,000	50,000	100,000	150,000	175,000
      Covered compensation under the Pension Plan and the SERP of the Named Executive Officers who are residents of the United States includes salary and annual incentive bonus as set forth in the Summary Compensation Table. The years of credited service as of September 30, 2005 for these Named Executive Officers are: Mr. Espe — 3.2 years under the Pension Plan and 6.4 years under the SERP; Mr. Woods — 0 years; Mr. Edwards — 20.0 years; and Mr. Kohlsdorf — 0.5 years.
      IKON employees who are United Kingdom residents and who meet certain age and service requirements and who were hired prior to April 1, 1999 are participants in the defined benefit portion of the IKON Pension Fund (the “Pension Fund”), which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service divided by 60 and multiplied by average annual pensionable salary earned during the three full consecutive years within the employee’s last 10 years of participation in the Pension Fund that yields the highest average. All Pension Fund costs are paid by IKON, and the Pension Fund and benefits payable under it are funded on an actuarial basis. All United Kingdom employees hired after March 31, 1999 are excluded from coverage under the defined benefit portion of the Pension Fund.
      The following table shows estimated annual retirement benefits that would be payable to participants under the Pension Fund upon normal retirement at age 65 under various assumptions as to final average compensation and years of credited service, and on the assumption that benefits will be paid in the form of a single life annuity.
Estimated Annual Retirement Benefits for U.K. Employees

	Years of Credited Service

Final Average Pensionable Salary	5	10	20	30	35

$200,000	$16,667	$33,333	$66,667	$100,000	$116,667
$250,000	20,833	41,667	83,333	125,000	145,833
$300,000	25,000	50,000	100,000	150,000	175,000
$400,000	33,333	66,667	133,333	200,000	233,333
$500,000 or above	41,667	83,333	166,667	250,000	291,667
      Pensionable salary under the Pension Fund of the Named Executive Officer who is a resident of the United Kingdom includes salary as set forth in the Summary Compensation Table less LEL (Lower Earnings Limit) or 20% of salary, whichever is less. The years of credited service as of September 30, 2005 for such Named Executive Officer are: Mr. Mills — 16.4 years.
Change-in-Control Arrangements, Executive Employment Contracts and Severance Arrangements

Change-in-Control Arrangements — Employee Benefit Plans and Executive Arrangements
      IKON’s stock option plans, deferred compensation plans, the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan (the “2003 Employee Plan”) and SERP provide for accelerated vesting (and, for certain plans to the extent permitted by law, accelerated payout of benefits) for all participants upon a change in control. In addition, accelerated vesting is provided to participants in IKON’s 401(k) plan and Pension Plan upon a change in control followed by the participant’s involuntary employment termination within two years following the change in control.
      IKON has authorized change-in-control arrangements with senior executive officers and other key executives. For Messrs. Woods, Edwards, and Kohlsdorf, their employment contracts provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment (or termination of employment by the executive for good reason) within two years after such change in control, the executive will receive the following: (i) full vesting in IKON restricted stock, stock options, retirement and deferred compensation plans (if participating in such plans) and the continued right to exercise each outstanding stock option for the lesser of three months or the remainder of its stated term; (ii) the executive’s annual incentive bonus opportunity for the year in which termination occurs, prorated to the date of termination; (iii) a severance benefit equal to two times salary and two times annual incentive bonus opportunity; (iv) continued group hospitalization, health, dental, life, and disability insurance and participation in other employee benefit plans for two years; (v) two years of additional credited service under IKON’s pension plans; (vi) an amount equal to the value of two years of company contributions under the 401(k) plan (if participating); and (vii) reimbursement for excise taxes (if any) payable as a result of benefits received upon a change in control. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than the executive’s change-in-control arrangement, the earlier date will prevail. The employment contracts further provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment (or termination by the executive for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.
      The employment contract for Mr. Mills provides that, in the event of a change in control followed by Mr. Mills’s involuntary termination of employment (or termination of employment by Mr. Mills for good reason) within two years after such change in control, Mr. Mills will receive the following: (i) full vesting in IKON stock options and all conditional incentive awards, the continued right to exercise each outstanding stock option for the remainder of its stated term, and a cash payment equal to the total of any such conditional incentive compensation (computed as if all performance goals have been or will be achieved to the maximum extent); (ii) his annual contractual bonus opportunity for the year in which termination occurs, prorated to the date of termination; (iii) a severance benefit equal to two times salary and two times annual contractual bonus opportunity; (iv) continued provision of private health insurance and life insurance for two years; (v) two years of additional credited service under the Pension Fund; and (vi) reimbursement for reasonable legal fees and other expenses incurred by Mr. Mills relating to his rights and obligations under his employment contract. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than Mr. Mills’s change-in-control arrangement, the earlier date will prevail. Mr. Mills’s employment contract further provides that, in the event of a change in control followed by Mr. Mills’s involuntary termination of employment (or termination by Mr. Mills for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.
      The employment contract for Mr. Espe contains change-in-control provisions that are identical to the provisions in the executive change-in-control arrangements described above with respect to Messrs. Woods, Edwards, and Kohlsdorf, except that, upon involuntary employment termination (or termination by the executive for good reason) within two years following a change in control, Mr. Espe will receive a severance benefit equal to three times salary, three times maximum annual incentive bonus opportunity and a pro rata annual incentive bonus for the year of termination. Mr. Espe will also receive continued group hospitalization, health, dental, life, and disability insurance and participation in other employee benefit plans for three years, and will receive an amount equal to three years of company contributions under IKON’s 401(k) plan. Mr. Espe will also be entitled to the continued right to exercise each outstanding stock option for the lesser of two years or the remainder of its stated term. Mr. Espe will also be entitled to receive an accelerated long-term incentive plan payout for all outstanding plan periods. Mr. Espe’s change-in-control agreement further provides that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by Mr. Espe’s involuntary termination of employment (or termination by Mr. Espe for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to Mr. Espe shall be void.

Executive Employment Contracts and Severance Arrangements
      The following describes the executive employment contracts and severance arrangements that are in place for the Named Executive Officers.

Matthew J. Espe
      Mr. Espe executed a four-year employment contract with IKON effective October 1, 2005, subject to annual renewal provisions after expiration of the initial term unless either Mr. Espe or IKON provides notice of an intention not to renew. Mr. Espe is eligible to earn an annual incentive bonus with a target bonus opportunity of at least 85% of annual base salary and a maximum bonus opportunity of at least 150% of his annual base salary (subject to achievement of applicable performance goals). In connection with the signing of the contract, Mr. Espe was entitled to (i) receive reimbursement of up to $10,000, plus gross up, for expenses incurred in connection with the negotiation of the contract and (ii) participate in applicable long-term incentive plans currently made available by IKON to senior executives for performance periods following October 1, 2005.
      If Mr. Espe voluntarily terminates employment during the term of the contract (in circumstances that do not constitute a constructive termination without cause), or is terminated for cause, no severance benefit is provided and Mr. Espe shall forfeit all stock options not exercisable on the termination date and all unvested restricted stock that is outstanding as of the termination date. Absent a change in control (or, in certain circumstances, a potential change in control), if Mr. Espe’s employment is terminated without cause (or due to constructive termination without cause) under his employment agreement, Mr. Espe will receive: (i) base salary continuation through the 30-month anniversary of his termination date, (ii) a pro rata annual incentive bonus for the year of termination, (iii) an annual incentive bonus opportunity for the 30-month period after termination, (iv) the right to exercise any outstanding stock option for a one-year period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date, (v) the vesting of all restricted stock (other than 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday, which were awarded to Mr. Espe in connection with the signing of his previous employment contract with IKON), (vi) an accelerated 2003 Employee Plan payout at target for all outstanding plan periods, (vii) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans), and (viii) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans through the second anniversary of his termination date. If Mr. Espe’s employment is terminated for death or disability, under his employment agreement Mr. Espe (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) pro rata 2003 Employee Plan payments if earned; (vi) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vii) (if for disability) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans for a two-year period following termination. Mr. Espe is also eligible to take advantage of certain provisions that are currently available on a general basis under IKON’s stock option plans, provided such provisions remain in effect as of the date of Mr. Espe’s termination, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to certain additional restrictions). Mr. Espe is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or potential change in control.
      Finally, Mr. Espe’s employment contract contains certain additional provisions regarding payment of benefits upon employment termination following a change in control (or, in certain circumstances, a potential change in control), which are further described in the section above entitled “— Change-in-Control Arrangements — Employee Benefit Plans and Executive Arrangements”.

Other Named Executive Officers
      Each of Messrs. Woods, Edwards, and Kohlsdorf has executed a two-year employment contract, subject to annual automatic renewal provisions after expiration of the initial term unless either the senior executive or IKON provides notice of an intention not to renew. Each contract provides for a minimum annual base salary and a minimum target annual incentive bonus opportunity. If any such executive officer’s employment is involuntarily terminated by IKON without cause under his employment agreement, then he will receive: (i) base salary continuation through the second anniversary of his/her termination date; (ii) a pro rata annual incentive bonus for the year of termination; (iii) annual incentive bonus opportunity for a two-year period after termination; (iv) continued vesting/exercisability period on outstanding stock options for a one-year period after termination; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans through the second anniversary of the termination date. If any such senior executive officer’s employment is terminated due to death or disability, under his/her employment agreement he/she (or, if applicable, his/her estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock;

(v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) (if for disability) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage for a two-year period following termination. Each of the senior executive officers identified above is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only) and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this prospectus, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause, or a change in control), and each such executive officer is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or a potential change in control.
      Mr. Mills has executed an employment contract, the term of which shall continue unless and until either Mr. Mills or IKON provides the other party with notice of termination, but in no event shall the contract extend past Mr. Mills’s 65th birthday. The contract provides for a minimum annual base salary and a minimum target annual contractual bonus opportunity. If Mr. Mills’s employment is terminated by Mr. Mills or by IKON without cause pursuant to such notice provision, then he will receive: (i) base salary continuation through the first anniversary of his termination date; (ii) a pro rata annual contractual bonus for the year of termination; and (iii) continued use of a car and participation in private health insurance, life insurance, and the Pension Fund for a one-year period after termination. If Mr. Mills’s employment is terminated by Mr. Mills or IKON pursuant to such notice provision and, at the request of IKON, Mr. Mills provides his services for a period of up to one month after his termination date, then Mr. Mills will receive a further payment consisting of: (i) base salary continuation through such further period after his termination date; (ii) a pro rata annual contractual bonus for such further period after his termination date; and (iii) continued use of a car and participation in private health insurance, life insurance, and the Pension Fund for such further period after his termination date. If Mr. Mills’s employment is terminated due to death, under his employment contract his estate will receive an amount equal to: (i) a base salary installment for the month in which his death occurred and (ii) a pro rata annual contractual bonus for the period served prior to his death. Mr. Mills is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only) and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this prospectus, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause, or a change in control), and Mr. Mills is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control.
      Mr. Woods’s employment contract was effective September 30, 2004 and provides for a target annual incentive bonus opportunity of at least $375,000. As reflected in Mr. Woods’s employment contract, he received a one-time special grant of 83,195 shares of restricted stock payable over a period of five years in three equal annual installments commencing September 30, 2006, as long as Mr. Woods remains continuously employed with IKON through each distribution date. In addition, upon involuntary termination of employment by IKON without cause, all shares of Mr. Woods’s restricted stock described above shall immediately vest. Mr. Edwards’s employment contract was effective August 9, 2004 and provides for a target annual incentive bonus opportunity of at least 60% of annual base salary. As reflected in Mr. Edwards’s employment contract, he received a promotional grant of 35,000 stock options as of September 7, 2004, exercisable over a period of ten years and vesting in three equal annual installments commencing on September 7, 2005. Mr. Kohlsdorf’s employment contract was effective May 10, 2004 and provides for a target annual incentive bonus opportunity of at least 50% of annual base salary. Mr. Mills’s employment contract was effective October 22, 1997 and provides for a target annual contractual bonus opportunity of up to £125,000 (approximately U.S. $218,750).

Directors’ Compensation
      IKON’s 2005 directors’ compensation year began on February 1, 2005 and will end on January 31, 2006. For the directors’ compensation year ending on January 31, 2006, all non-employee directors received a base director’s fee of $40,000 per year for service on the Board of Directors, which was paid out on a quarterly basis. A $2,000 attendance fee was paid for attendance at any regularly scheduled or special meetings of the Board of Directors, and a $1,500 attendance fee was paid for attendance at any regularly scheduled or special committee meetings. In addition, each committee chair received an annual fee of $5,000, and the Audit Committee chair received an additional annual fee of $10,000. The Lead Independent Director received an additional annual fee of $20,000. All of IKON’s non-employee directors elected to receive their directors’ fees in the form of deferred stock units (as further described below under the section entitled “— Deferred Stock Unit Grants in Respect of Directors’ Fees”), except that Mr. Cushing elected to receive all of his fees in cash, Mr. Luterman elected to receive 75% of his base directors’ fee in cash, Mr. McCracken elected to receive 25% of his base director’s fee and all of his attendance fees in cash, and Mr. Meddaugh elected to receive all of his base directors’ fee and special meeting attendance fees in cash.

Deferred Stock Unit Grants in Respect of Directors’ Fees
      The Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (collectively called the “Directors’ Plan”) enable non-employee directors of IKON to receive all or a portion of their directors’ fees in the form of deferred stock units. The number of deferred stock units that a non-employee director is entitled to receive is determined by dividing the amount of the directors’ fees that the non-employee director has elected to receive as deferred stock units by the fair market value of a share of IKON common stock on the date of grant. The Directors’ Plan provides for grants of deferred stock units to each director who has filed with IKON an election to receive deferred stock units in lieu of all or a portion of his or her directors’ and/or committee fees. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Deferred Stock Unit Grants
      For the directors’ compensation year ending on January 31, 2006, each non-employee director also received an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock on the date of grant pursuant to the Directors’ Plan. For the directors’ compensation year beginning on February 1, 2006, each non-employee director will receive an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock on the date of grant pursuant to the Directors’ Plan. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Option Grant
      In addition to the above deferred stock units, pursuant to the Directors’ Plan each non-employee director receives an annual grant of options to purchase that number of shares of IKON common stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, as adjusted from time to time. These options are granted at an exercise price equal to the fair market value of IKON common stock on the date of grant. These options are immediately exercisable and remain exercisable for a period of 10 years from the date of grant.

Other Information
      Mr. Luterman, a member of the Company’s Board of Directors, has served as the Chief Financial Officer of KeySpan Corporation from August 1999 until the present time (as of the date of this prospectus). In

March 2002, Mr. Luterman, along with other officers of KeySpan, was named in a formal investigation by the SEC and the U.S. Attorney’s Office for the Southern District of New York relating to his trading activities with respect to KeySpan common stock during the period following the acquisition in February 2000 by KeySpan of the Roy Kay companies through the July 17, 2001 announcement of a special accounting charge. Since mid-2002, KeySpan has not received any further notifications or inquiries concerning this matter.
Human Resources Committee Interlocks and Insider Participation
      None of the members of the Human Resources Committee was, during the fiscal year ended September 30, 2005, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure herein. During the fiscal year ended September 30, 2005, none of the Company’s executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on the Human Resources Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Human Resources Committee of the Company; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

THE EXCHANGE OFFER

Purpose of the Exchange Offer
      In connection with the sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our reasonable best efforts to file and have declared effective a registration statement under the Securities Act relating to the exchange offer.
      We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act, who exchanges Original Notes for Exchange Notes in the exchange offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acquires the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.
      Any holder of the Original Notes using the exchange offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.
      Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of not less than 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of Distribution.”
      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange
      Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York time, on the expiration date for the exchange offer. Promptly after the expiration date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $225.0 million of Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the exchange offer. The Exchange Notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the expiration date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in $1,000 increments of principal amount.

      The terms of the Exchange Notes will be identical in all material respects to the terms of the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $225.0 million in aggregate principal amount of the Original Notes is outstanding.
      In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company (“DTC”), acting as depositary. Except as described under “Description of Notes — Exchange of Global Notes for Certificated Notes,” Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Notes — Exchange of Global Notes for Certificated Notes.”
      Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but certain registration and other rights under the registration rights agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the registration rights agreement. See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”
      We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.
      If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the expiration date for the exchange offer.
      Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments
      The expiration date for the exchange offer is 5:00 p.m., New York City time, on                     , 2006, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.
      We reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.
      If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.
      If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the Exchange Notes
      The Exchange Notes will bear interest at the rate of 7 3/4% per annum from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on such Original Notes, from September 21, 2005. Interest will be payable semiannually in arrears on March 15 and September 15 of each year.

Conditions to the Exchange Offer
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted which in our reasonable judgment might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.
      The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.
      If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those Original Notes (See “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

Procedures for Tendering
      Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the signed letter of transmittal or the signed facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. To validly tender Original Notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance, execute a book-entry transfer of the tendered Original Notes into the applicable account of the exchange agent at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against the participant. A tender of Original Notes through a book-entry transfer into the exchange agent’s account will only be effective if an agent’s message or the letter of transmittal (or facsimile) with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the exchange agent at the address set forth below under the caption “— Exchange Agent”, prior to 5:00 p.m., New York City time, on the expiration date unless the guaranteed delivery procedures described below under the caption “— Guaranteed Delivery Procedures” are complied with. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
      The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.
      Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the owners’ name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”
      If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.
      If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.
      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
      In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer,” to terminate the exchange offer.
      By tendering, each holder represents to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the Exchange Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•	at the time of commencement of the exchange offer it had no arrangement with any person to participate in a distribution of such Exchange Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company; and

•	if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures
      A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;
      may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the Original Notes, if any, and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, (a) the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer) and (b) a letter of transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees, and any other documents required by the letter of transmittal or, in lieu thereof, an agent’s message from DTC, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, (i) the certificate(s) representing all tendered Original Notes (or a confirmation of book-entry transfer) and (ii) a letter of transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees, and all other documents required by the letter of transmittal or, in lieu thereof, an agent’s message from DTC.

Withdrawal of Tenders
      Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.
      If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no Exchange Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Exchange Agent
      The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the exchange agent at its offices at The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — Floor 7 East, New York, New York 10286. The exchange agent’s telephone number is (212) 815-5788 and facsimile number is (212) 298-1915.

Fees and Expenses
      We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.
      Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes. If, however:

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offer;
then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment
      The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer
      Issuance of the Exchange Notes in exchange for the Original Notes under the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.
      In the event the exchange offer is completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.
      We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Related to the Notes and the Exchange Offer — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

DESCRIPTION OF NOTES
      The Original Notes were issued under an Indenture (the “Indenture”) dated as of September 21, 2005 between IKON and the Bank of New York, as trustee (the “Trustee”), in a private transaction not subject to the registration requirements of the Securities Act. The Exchange Notes will be issued under the Indenture and will be identical in all material respects to the Original Notes, except that the Exchange Notes will have been registered under the Securities Act of 1933 and will be free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description by reference to the term “Notes” applies equally to the Exchange Notes and the Original Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture is included in the exhibits to the registration statement filed with the SEC with respect to this exchange offer and is available upon request from the Company.
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Certain defined terms used in this description but not defined below under the subheading “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to IKON Office Solutions, Inc. and not to any of its subsidiaries.
      References in this description to additional interest refer to rights which may accrue with respect to the Original Notes under the Registration Rights Agreement. The Exchange Notes will not be entitled to any additional interest (other than any additional interest which may have accrued with respect to the Original Notes prior to the consummation of this exchange offer).
General

The Notes
      We issued $225.0 million aggregate principal amount of Original Notes on September 21, 2005. The Notes will mature on September 15, 2015. The Company may issue an unlimited principal amount of additional notes (the “Additional Notes”) from time to time, subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000.
      The Exchange Notes will bear interest at the rate of 7.75% per annum from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from September 21, 2005. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year. The Company will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The Notes are:

•	general unsecured obligations of the Company;

•	effectively subordinated to all existing and future secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement and the 7.25% notes due 2008, to the extent of the assets securing such Indebtedness, and to all existing and future liabilities of the Company’s Subsidiaries to the extent of the assets of such Subsidiaries;

•	pari passu in right of payment with all existing and any future unsecured unsubordinated Indebtedness of the Company;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Company; and

•	structurally subordinated to all Indebtedness and liabilities, including trade payables, of the Company’s subsidiaries.
      As of September 30, 2005, the Company had secured indebtedness of approximately $129 million and, the Company’s Subsidiaries had approximately $465 million of indebtedness and other liabilities of approximately $173 million.
      As of the date of this prospectus, all of the Company’s Subsidiaries except for the Company’s domestic finance Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Methods of Receiving Payments on the Notes
      All payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes
      The Trustee acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note will be treated as the owner of it for all purposes.
Optional Redemption
      Except as provided below, the Notes are not redeemable at the Company’s option prior to September 15, 2010. After September 15, 2010, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage

2010	103.8750%
2011	102.5833%
2012	101.2917%
2013 and thereafter	100.0000%
      Notwithstanding the foregoing, at any time prior to September 15, 2008, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Public Equity Offering.
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase upon a Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to, but not including, the date of purchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes tendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The Credit Agreement currently prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Certain Covenants

Restricted Payments
      (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable (i) in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its other holders of Equity Interests on a pro rata basis) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership in such class or series of Equity Interests);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by any of the Company’s Restricted Subsidiaries) or any Equity Interests of any of its Subsidiaries (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries) that are held by an Affiliate of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except (a) payment of interest or principal at the Stated Maturity thereof or to satisfy a scheduled sinking fund or amortization or other installment obligation thereon or (b) the purchase, redemption or other acquisition or retirement of any such Subordinated Indebtedness purchased in anticipation of satisfying a payment at the Stated Maturity thereof or a sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

provided, however, that the Company may make a Restricted Payment if, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (1), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of property and assets (other than Indebtedness) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; provided, however, that no amount shall be included under this clause (c) to the extent it is already included in Consolidated Net Income; plus

(d) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment).
      (B) The provisions of the immediately preceding paragraph (A) will not prohibit:

(1) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company in an amount not to exceed $75.0 million, provided that the Company may repurchase additional Capital Stock, in an aggregate amount not to exceed an additional $75.0 million during the life of the Notes, if the Net Leverage Ratio determined as of the end of the Company’s most recently ended fiscal quarter preceding the date of such proposed redemption, repurchase, retirement or other acquisition for which financial statements are available would have been no greater than 2.0:1;

(2) the payment of any dividend within 60 days after the date of declaration thereof, provided that on the date of such declaration such payment would have complied with the provisions of the Indenture;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

(4) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of Subordinated Indebtedness in accordance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(6) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employees or directors of the Company pursuant to any management equity subscription agreement, employee agreement or stock option agreement approved by the Board of Directors of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year shall not exceed the sum of (a) $2.0 million and (b) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in the immediately preceding fiscal year;

(8) dividends paid on shares of Disqualified Stock of the Company issued in accordance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends on the Company’s issued and outstanding Common Stock (other than Disqualified Stock) in an amount not to exceed $0.04 per share (as adjusted for stock splits and similar transactions after the date of the Indenture) per fiscal quarter; provided that the aggregate amount of all dividends declared or paid pursuant to this clause (9) shall not exceed $22.0 million in any fiscal year;

(10) the defeasance, redemption, repurchase or other acquisition of the Company’s 5.0% Convertible Subordinated Notes due 2007 with the proceeds of the offering of the Original Notes; and

(11) so long as no Default has occurred and is continuing or would be caused thereby, Restricted Payments in an aggregate amount not to exceed $25.0 million.
      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness, and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company may incur Indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount which, when taken together with all other Indebtedness incurred pursuant to this clause (1) and then outstanding, does not exceed (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) the greater of (a) $225.0 million less (i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described under the caption “— Certain Covenants — Asset Sales” and (ii) the principal component of amounts outstanding under a Permitted Asset Securitization to the extent a corresponding reduction is required under the Credit Facilities or (b) the Borrowing Base;

(2) Existing Indebtedness of the Company and its Restricted Subsidiaries;

(3) the incurrence by the Company of Indebtedness represented by the Original Notes and the Exchange Notes and Guarantees of the Notes by Restricted Subsidiaries;

(4) the incurrence by the Company of Indebtedness (i) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment used in the business of the Company (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) at the time of, or within 270 days after, such purchase, lease construction or improvement or (ii) as part of a Sale and Leaseback Transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $10.0 million or (b) 1% of Adjusted Consolidated Net Tangible Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (13) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or any of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or any of its Restricted Subsidiaries, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(c) Indebtedness owed to the Company must be evidenced by an unsubordinated promissory note;

(7) the Guarantee by the Company and any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) (i) Indebtedness of the Company and any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company pursuant to such agreements, in any case incurred in connection with the disposition of any business or assets, so long as the principal amount does not exceed the gross proceeds actually received by the Company in connection with such disposition, (ii) Indebtedness of the Company represented by letters of credit for the account of the Company issued in the ordinary course of business of the Company to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company in the ordinary course of business and (iii) Indebtedness of the Company and any of its Restricted Subsidiaries arising from the honoring by a bank or financial institution of a check, draft of similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that, in the case of this clause (iii), such Indebtedness is extinguished within five business days of its incurrence;

(9) Guarantees of the Company with respect to Operating Lease payments;

(10) Indebtedness of the Company relating to Rental Pool Capital Expenditures in an aggregate principal amount which, when taken together with all other Indebtedness incurred pursuant to this clause (10) and then outstanding, does not exceed the greater of (a) $100.0 million or (b) 40% of the sum of the “Property and Equipment, net” and “Equipment on operating leases, net of accumulated depreciation” line items on the Company’s consolidated balance sheets for the most recently ended fiscal quarter;

(11) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness incurred pursuant to this clause (11) and then outstanding, does not exceed $15.0 million;

(12) Indebtedness of the Company and any of its Restricted Subsidiaries incurred in connection with a Permitted Asset Securitization; and

(13) the incurrence by the Company of additional Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness incurred pursuant to this clause (13) and then outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), does not exceed $15.0 million.

      Any Indebtedness that is permitted to be incurred pursuant to this covenant by the Company but not a Restricted Subsidiary may be incurred by any Restricted Subsidiary that Guarantees payment of the Notes and otherwise complies with the requirements of the covenant described under “— Certain Covenants — Issuances of Guarantees by Restricted Subsidiaries” that would be applicable if such Restricted Subsidiary Guaranteed Indebtedness of the Company.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) of the second immediately preceding paragraph, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify on the date of its incurrence such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date of the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt set forth above. In addition, any Indebtedness originally classified as incurred pursuant to clauses (2) through (13) of the second immediately preceding paragraph may later be reclassified by the Company such that it will be deemed as having been incurred pursuant to another one or more of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such other clause or clauses at the time of such reclassification.
      Notwithstanding any other provision of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such Fair Market Value, if in excess of $20.0 million, is determined by the Company’s Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days of such Asset Sale.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply such Net Proceeds at its option:

(1) to repay (i) Indebtedness secured by such assets, (ii) Indebtedness under a Credit Facility or (iii) Indebtedness of a Restricted Subsidiary of the Company and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to purchase Replacement Assets or to make a capital expenditure in or that is used or useful in a Permitted Business.
Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph within 360 days after the receipt of such Net Proceeds (or, if later, 90 days after the execution of any agreement with respect to such application, which agreement is signed within 360 days after the date of the receipt of such Net Proceeds) will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.
      The Credit Agreement currently prohibits the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Liens
      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, that secures Indebtedness, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or, in the case of Subordinated Indebtedness, prior to) the obligations so secured until such time as such obligations are no longer secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the Indenture (as determined in good faith by the Company, whose determination will be conclusive);

(2) the Indenture and the Notes;

(3) any Finance Subsidiary or Subsidiary SPC that is a Foreign Subsidiary of the Company;

(4) applicable law;

(5) any Person, or the property or assets of such Person, acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition (as determined in good faith by the Company, whose determination will be conclusive);

(6) in the case of clause (3) of the first paragraph of this covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

(7) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary of the Company;

(8) the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if either:

(a) such encumbrances or restrictions, taken as a whole, are no more restrictive in the aggregate than those contained in the Indenture or the Notes (as determined in good faith by the Company, whose determination shall be conclusive), or

(b) (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

(ii) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company, whose determination will be conclusive), and

(iii) the Company determines in good faith that any such encumbrance or restriction will not materially adversely affect the Company’s ability to make principal or interest payments on the Notes; and

(9) the terms of a Permitted Asset Securitization entered into by a Finance Subsidiary, Subsidiary SPC or a Restricted Subsidiary.

Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company (as determined in good faith by the Company, whose determination will be conclusive); and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries or any of its wholly-owned Subsidiaries;

(2) payment of reasonable and customary fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, and compensation (including amounts paid pursuant to employee benefit plans or arrangements) paid to, and indemnity provided for the benefit of, officers, directors and employees of the Company or any of the Company’s

Restricted Subsidiaries, so long as the Board of Directors of the Company in good faith shall have approved the terms thereof;

(3) Permitted Investments or Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Restricted Payments”;

(4) any issuance or sale of Capital Stock (other than Disqualified Stock) of, or any capital contribution to, the Company; or

(5) any transaction with a wholly-owned Finance Subsidiary or wholly-owned Subsidiary SPC in connection with a Permitted Asset Securitization.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) the Subsidiary to be so designated has total assets of $1,000 or less; or

(2) if such Subsidiary has total assets of more than $1,000:

(A) any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated that survives such designation will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(B) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment either (i) would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments” or (ii) would constitute a Permitted Investment;

(C) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any of its Restricted Subsidiaries;

(D) the Subsidiary being so designated:

(i) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(ii) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(E) no Default or Event of Default would be in existence following such designation; or

(3) such designation is effective immediately upon such entity becoming a Subsidiary.
      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments (a) would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments” or (b) would constitute Permitted Investments;

(3) all Liens of such Unrestricted Subsidiary securing Indebtedness existing at the time of such designation would be permitted under the caption “— Certain Covenants — Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions
      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(1) the Company or such Restricted Subsidiary, as applicable, could have incurred (a) Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Certain Covenants — Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Company, whose determination shall be conclusive, and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described above under the caption “— Certain Covenants — Asset Sales”.

Issuances of Guarantees by Restricted Subsidiaries
      (A) The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee of the Notes; and (iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

      (B) The foregoing paragraph (A) shall not apply to any Guarantee:

(1) of Indebtedness incurred pursuant to paragraph (1) and (2) of the definition of Permitted Debt or Permitted Refinancing Indebtedness in respect thereof; or

(2) that constitutes a Permitted Lien.
      The Subsidiary Guarantee of a Subsidiary Guarantor will be automatically released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale or other disposition complies with the covenant described above under the caption “— Certain Covenants — Asset Sales”; or

(2) in connection with the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee pursuant to this covenant, except a discharge or release by, or as a result of, a payment under such Guarantee.

Merger, Consolidation or Sale of Assets
      The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) convey, transfer or lease its properties and assets substantially as an entirety, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such conveyance, transfer or lease shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3) immediately after giving effect to such transaction, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such conveyance, transfer or lease shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”.
      Clause (3) of the first paragraph of this covenant will not apply to any merger, consolidation or conveyance, transfer or lease of assets between or among the Company and any of its Restricted Subsidiaries.
      The Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such conveyance, transfer or lease shall have been made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from any obligation to pay the principal or premium, if any, and interest on, the Notes.

Suspension of Certain Covenants
      Following the first day (the “Suspension Date”) that:

(1) the Notes have a rating equal to or greater than BBB- by S&P and Baa3 by Moody’s, and

(2) no Event of Default has occurred and is continuing,

the Company and its Restricted Subsidiaries will not be subject to the covenants described under the captions “— Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Asset Sales,” “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “— Transactions with Affiliates,” “— Sale and Leaseback Transactions,” “— Designation of Restricted and Unrestricted Subsidiaries,” “— Issuances of Guarantees by Restricted Subsidiaries” and clause (3) under “— Merger, Consolidation or Sale of Assets” (collectively, the “Suspended Covenants”).
      In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and, on any subsequent date (the “Reversion Date”), either S&P or Moody’s withdraws its rating or downgrades the rating assigned to the Notes so that the test set forth in clause (1) of the first paragraph of this covenant is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Notwithstanding that the Suspended Covenants may be reinstated, no Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the period between the Suspension Date and the Reversion Date. Compliance with the covenant with respect to Restricted Payments made after the Reversion Date will be calculated in accordance with the terms of the covenant described above under “— Certain Covenants — Restricted Payments” as if such covenant had been in effect during the entire period of time from the Issue Date.

Business Activities
      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
      In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) of the preceding paragraph with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest (including any additional interest) on the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase upon a Change of Control,” “— Certain Covenants — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity thereof; or

(b) results in the acceleration of such Indebtedness prior to its final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a similar default aggregates $20.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the respective Event of Default.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or additional interest) if it determines that withholding notice is in their interest.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or additional interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium and additional interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that the defeasance trust does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(7) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(8) except as otherwise permitted under the covenant described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets,” consent to the assignment or transfer by the Company of any of its rights or obligations under the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding paragraph, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to make any change that does not adversely affect the rights of any holder of the Notes in any material respect;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(5) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to comply with the provisions described under “— Certain Covenants — Issuances of Guarantees by Restricted Subsidiaries”, including to release any Subsidiary Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee in accordance with the applicable provision of the Indenture;

(8) to provide a Guarantee of the Notes by one or more Subsidiaries of the Company;

(9) to evidence and provide for the acceptance of appointment by a successor Trustee; or

(10) to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      The Exchange Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depositary Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See

“— Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the applicable Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the disclosures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.
      Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary;

(2) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; or

(3) the Company, at its option, notifies the Trustee that it has elected to cause the issuance of Certificated Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment
      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Adjusted Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs, (2) current liabilities and (3) all finance receivables.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenants described under “— Restricted Payments,” “— Asset Sales” and “— Transactions with Affiliates” only, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase upon a Change of Control” and/or the covenant described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the covenant described above under the caption “— Certain Covenants — Asset Sales”; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of the Company (other than directors’ qualifying shares) or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.
      Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents or marketable securities;

(6) any transaction that constitutes a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(7) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company and its Restricted Subsidiaries;

(8) the creation of a Lien not prohibited by the Indenture;

(9) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any Restricted Subsidiary of the Company to the extent such license does not interfere with the business of the Company or any Restricted Subsidiary of the Company;

(10) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind; and

(11) a Permitted Asset Securitization.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligation”, and (b) in all other instances, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.
      “Borrowing Base” means the amount equal to 25% of the sum of (a) the book value of the accounts receivable of the Company and its Restricted Subsidiaries plus (b) the book value of the inventory of the Company, in each case as of the end of the most recently ended fiscal quarter of the Company for which financial statements of the Company have been made available.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, shares of corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) time deposits, money market deposits and certificates of deposit with maturities of 270 days or less from the date of acquisition, with any commercial banks organized under the laws of the United States, the United Kingdom or Canada, each having capital and surplus in excess of $500.0 million and a rating of “A” or better by a nationally recognized statistical rating agency;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition, or any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(5) tax-free variable rate demand notes which are fully supported by letters of credit with any financial institution meeting the qualifications specified in clause (3) of this definition;

(6) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within 270 days after the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) of this definition denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of a majority of the voting power of the Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of a majority of the voting power of all classes of Voting Stock of the Company.
      “Commission” means the United States Securities and Exchange Commission.
      “Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice and any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges or asset valuation adjustments made in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount of Consolidated Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income for such period of any Person that is not a Subsidiary, of any Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded, provided that, to the extent not previously included in Consolidated Net Income, Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(2) the income reflected on the “finance income” line on the Company’s consolidated statement of income and the interest expense reflected on the “finance interest expense” line on the Company’s consolidated statement of income, together with the related provision for taxes on such amounts calculated using the same effective tax rate as the consolidated effective tax rate for the same period, shall be excluded (except to the extent included pursuant to clause (1) above).

(3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that, to the extent not previously included in Consolidated Net Income, Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (3)) in respect of such period;

(4) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(5) the cumulative effect of any change in accounting principles shall be excluded;

(6) restructuring charges related to actions taken prior to July 1, 2005, together with the related provision for taxes on such charges calculated using the same effective tax rate as the consolidated effective tax rate for the same period, shall be excluded;

(7) noncash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, shall be excluded; and

(8) unrealized gains and losses from Hedging Obligations that do not constitute Indebtedness shall be excluded.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Agreement” means that certain Credit Agreement, dated as of July 28, 2004, as amended on March 24, 2005, by and among the Company, as U.S. borrower, Ikon Office Solutions Group Plc, as U.K. borrower, the lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent and Collateral Agent, providing for up to $200 million of revolving credit borrowings, including any related letters of credit, notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more credit facilities, in which case, the credit agreement or similar agreement together with all other documents and instruments related shall constitute the “Credit Agreement,” whether with the same or new agents and lenders.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement (and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement), commercial paper facilities, fiscal agency agreements or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuance of notes, bonds, debentures or other evidences of Indebtedness, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more of such facilities or forms of Indebtedness.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders or such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Asset Sales” and “— Repurchase upon a Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
      The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
      “Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of any Person.
      “Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.
      “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Company or, if such amount exceeds $20.0 million, by the Board of Directors, whose determination shall be conclusive.
      “Finance Subsidiary” means (i) IKON Receivables-2, LLC and IKON Receivables Funding, LLC and (ii) each other Subsidiary created or acquired after the Issue Date the primary business of which is the leasing or other financing of products distributed by the Company and its Subsidiaries.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided that in no event shall interest expense reflected on the “finance interest expense” line on the Company’s consolidated statement of income be included within Fixed Charges.
      “Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person and Investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.
      “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.
      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.
      “Indebtedness” means, with respect to any specified Person (without duplication),

(1) any indebtedness of such Person, whether or not contingent, other than indebtedness supporting finance contracts and unsold residual value that is non-recourse to, and is not otherwise guaranteed by (other than performance Guarantees not involving a monetary obligation in connection with such indebtedness), the Company or any other Restricted Subsidiary thereof,

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations described in clause (e) below entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement;

(c) representing banker’s acceptances;

(d) in respect of Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of protecting the Company or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(e) representing the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(2) Capital Lease Obligations and Attributable Debt; and

(3) Disqualified Stock.
      In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) in the case of a Hedging Obligation that constitutes Indebtedness shall be equal to the notional amount of such Hedging Obligation;
provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other arrangements, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or any of its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such former Restricted Subsidiary at the time of such sale or other disposition.
      “Issue Date” means September 21, 2005.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. An Operating Lease shall not constitute a Lien on the assets subject thereto.
      “Moody’s” means Moody’s Investor Services, Inc. or any successor rating agency.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any asset sale outside the ordinary course of business of such Person or its Restricted Subsidiaries; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss of such Person or its Restricted Subsidiaries, together with any related provision for taxes on such extraordinary gain (or loss).
      “Net Leverage Ratio” means, for any person as of any date (the “Leverage Calculation Date”), the ratio of (i) an amount equal to (a) Indebtedness of such Person and its Restricted Subsidiaries on the Leverage Calculation Date less (b) the cash and marketable securities of such person and its Restricted Subsidiaries on the Leverage Calculation Date, determined on a pro forma basis, to (ii) the Consolidated Cash Flow of such Person for such Person’s four most recently ended fiscal quarters for which financial statements are available. For purposes of calculating the Net Leverage Ratio, acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person and Investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the period for which the Net Leverage Ratio is being calculated and on or prior to the Leverage Calculation Date during the four-quarter reference period or subsequent to such reference period and on or prior to the Leverage Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act.
      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.
      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

      “Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease Obligation.
      “Permitted Asset Securitization” means each Permitted Lease Receivable Securitization and each Permitted Trade Receivable Securitization.
      “Permitted Business” means any business conducted or proposed to be conducted (as described in the final offering memorandum dated September 16, 2005 relating to the offering of the Original Notes) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related, complementary or ancillary thereto.
      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Certain Covenants — Asset Sales”;

(5) Hedging Obligations that do not constitute Indebtedness;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7) stock, obligations or securities received in settlement of debt or satisfaction of judgments;

(8) commission, payroll, travel, relocation and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investment is made by the Company or a Restricted Subsidiary for consideration consisting only of Capital Stock (other than Disqualified Stock) of the Company;

(11) any Person to the extent such Investment existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded in the same Person as the Investment replaced, refinanced or refunded;

(12) Investments in Finance Subsidiaries or any Subsidiary SPC used to effect a Permitted Asset Securitization in an amount which, when taken together with all other Investments made pursuant to this clause (12) and then outstanding, does not exceed (a) the greater of (i) £100.0 million or (ii) 15% of Adjusted Consolidated Net Tangible Assets in the case of a Permitted Lease Receivable Securitization and (b) the greater of (i) $100.0 million or (ii) 10% of Adjusted Consolidated Net Tangible Assets in the case of a Permitted Trade Receivable Securitization; and

(13) Investments not otherwise permitted by this definition in an amount which, when taken together with all other Investments made pursuant to this clause (13) and then outstanding, does not exceed the greater of $25.0 million or 2.5% of Adjusted Consolidated Net Tangible Assets.

      “Permitted Lease Receivable Securitization” means, with respect to the Company and its Subsidiaries, any pledge, sale, transfer, contribution, conveyance or other disposition of accounts, chattel paper or related rights (each as defined in the UCC) and associated collateral, lockbox and other collection accounts, records and/or proceeds relating to lease receivables of any Finance Subsidiary or Subsidiary SPC, which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such assets or interests in such assets; provided that the aggregate amount of gross proceeds available to the Company or any Subsidiary in connection with all such transactions shall not at any time exceed the greater of (i) £100.0 million or (ii) 15% of Adjusted Consolidated Net Tangible Assets and provided further that any such Permitted Lease Receivable Securitization shall be non-recourse to, and shall not otherwise be Guaranteed by (other than performance Guarantees not involving a monetary obligation in connection with such Permitted Lease Receivable Securitization) the Company or any other Restricted Subsidiary thereof.
      “Permitted Liens” means:

(1) Liens on the assets of the Company securing Obligations relating to Indebtedness incurred under clause (1) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens on the assets of the Company securing Obligations relating to Indebtedness incurred in compliance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” other than clause (1), (4) or (11) of the second paragraph thereof, provided that the aggregate principal amount of all Indebtedness secured by such liens at any time outstanding shall not exceed the greater of $25.0 million or 2.5% of Adjusted Consolidated Net Tangible Assets;

(3) Liens securing the Notes or any Guarantee of the Notes;

(4) Liens in favor of the Company or any Restricted Subsidiary;

(5) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(6) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(7) Liens existing on the date of the Indenture;

(8) Liens to secure Obligations relating to Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that any such Lien may not extend to any property or assets of the Company or any Restricted Subsidiary other than the property or assets purchased, leased, constructed or approved with the proceeds of such Indebtedness and any improvements or accessions thereto.

(9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10) Liens on cash or Cash Equivalents (a) securing Hedging Obligations of the Company or any of its Restricted Subsidiaries, which are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any of its Subsidiaries on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(20) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(21) Liens on trade receivables of the Company or assets of Finance Subsidiaries or Subsidiary SPCs arising pursuant to a Permitted Asset Securitization (which Liens shall be limited to accounts, including lease receivables, and chattel paper therein), in an amount at any time outstanding not to exceed (a) the greater of (i) £100.0 million or (ii) 15% of Adjusted Consolidated Net Tangible Assets in the case of a Permitted Lease Receivable Securitization and (b) the greater of (i) $100.0 million or (ii) 10% of Adjusted Consolidated Net Tangible Assets in the case of a Permitted Trade Receivable Securitization;

(22) Liens on the assets of Foreign Subsidiaries securing Indebtedness incurred under clause (11) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(23) Liens on the property or assets of the Company or any Restricted Subsidiary to secure any Obligations incurred in refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (3), (5), (6) or (7) above; provided, however, that any such Lien shall be limited to all or part of the same property or assets that secured the original Lien (together with improvements and accessions to such property or assets) and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to any amount greater than the sum of:

(a) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (3), (5), (6) or (7) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such refinancing;

(24) Liens securing Obligations relating to Indebtedness of the Company or its Subsidiaries relating to Rental Pool Capital Expenditures in an aggregate amount at any time outstanding not to exceed the greater of (a) $100.0 million or (b) 40% of the sum of the “Property and Equipment, net” and “Equipment on operating leases, net of accumulated depreciation” line items on the Company’s balance sheet for the most recently ended fiscal quarter; and

(25) Liens on lease receivables, financing contracts and related assets securing Obligations of the Company and its Restricted Subsidiaries pursuant to the Program Agreement dated March 31, 2004 between the Company and General Electric Capital Corporation, including the Canadian Rider dated June 30, 2004, as the same may be amended, supplemented, extended or replaced from time to time.
      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premium and defeasance costs necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment to the Notes, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes; and

(5) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Permitted Trade Receivable Securitization” means, with respect to the Company and its Subsidiaries, any pledge, sale, transfer, contribution, conveyance or other disposition of accounts, chattel paper or related rights (each as defined in the UCC) and associated collateral, lockbox and other collection accounts, records and/or proceeds relating to trade receivables of the Company and its Subsidiaries, directly or indirectly through a Subsidiary SPC, which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such assets or interests in such assets; provided that the aggregate amount of gross proceeds available to the Company or any Subsidiary in connection with all such transactions shall not at any time exceed the greater of (i) $100.0 million or (ii) 10% of Adjusted Consolidated Net Tangible Assets and provided further that any such Permitted Trade Receivable Securitization shall be non-recourse to, and shall not otherwise be Guaranteed by (other than performance Guarantees not involving a monetary obligation in connection with such Permitted Trade Receivable Securitization) the Company or any other Restricted Subsidiary thereof.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption upon liquidation.
      “Public Equity Offering” means an offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).
      “Registration Rights Agreement” means (1) with respect to the Notes issued on the date of the Indenture, the Registration Rights Agreement, dated the date of the Indenture, among the Company, Wachovia Capital Markets, LLC and Lehman Brothers Inc. and (2) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.
      “Rental Pool Capital Expenditures” means, with respect to the Company and its Subsidiaries for any period, all expenditures made in connection with the acquisition, replacement or repair of any equipment that will be revenue producing and rented or leased to customers of such Persons.
      “Replacement Assets” means (1) assets (other than cash, Cash Equivalents or securities) that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary or (3) Capital Stock constituting a minority interest in a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.
      “Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired (other than transient ownership of equipment to be subject to an Operating Lease after its acquisition), whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.
      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Indebtedness” means Indebtedness of the Company that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes.
      “Subsidiary Guarantors” means each Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns until released from their obligations under their Guarantees and the Indenture in accordance with the terms of the Indenture.
      “Subsidiary SPC” means each Subsidiary organized as a special purpose entity solely (i) to acquire accounts, chattel paper or related rights from the Company or its Subsidiaries pursuant to one or more Permitted Asset Securitizations, and (ii) to sell, convey, pledge or otherwise transfer such assets, any interests therein and any assets related thereto, to one or more trusts, partnerships, corporations or other entities under such Permitted Asset Securitizations.
      “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
      “Unrestricted Subsidiary” means (i) IKON Receivables-2, LLC and IKON Receivables Funding, LLC and (ii) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS
Secured Credit Facility
      We maintain a $200 million secured credit facility (the “Credit Facility”) with a group of lenders. The Credit Facility, which matures on March 1, 2008, provides the availability of revolving loans, with certain sub-limits, and provides support for letters of credit. The amount of credit available under the Credit Facility is reduced by open letters of credit. The amount available under the Credit Facility for borrowings or additional letters of credit was approximately $166.2 million at September 30, 2005. The Credit Facility is secured by our accounts receivable and inventory, the stock of our first-tier domestic subsidiaries, 65% of the stock of our first-tier foreign subsidiaries, and all of our intangible assets. All security interests pledged under the Credit Facility are shared with the holders of our 7.25% notes due 2008 (the “2008 Notes”). Under the original terms of the Credit Facility, share repurchases were permitted up to $150 million until September 2005, plus 50% of net income after this date could have been used for further share repurchases and dividends, not to exceed $250 million over the life of the Credit Facility. Beginning on October 20, 2005, under the terms of an amendment to the Credit Facility, we are permitted to repurchase shares and pay dividends in an aggregate amount not to exceed (a) $100 million over the remaining term of Credit Facility, plus (b) 50% of consolidated net income, and (c) an additional aggregate amount of $75 million as long as we maintain a pro forma Leverage Ratio (as defined in the Credit Facility) of less than two times at the end of any fiscal quarter beginning after fiscal 2006.
      The Credit Facility contains affirmative and negative covenants, including limitations on certain fundamental core business changes, investments and acquisitions, mergers, certain transactions with affiliates, creations of liens, asset transfers, payments of dividends, intercompany loans, and certain restricted payments. The Credit Facility does not, however, limit our ability to continue to securitize lease receivables. The Credit Facility contains certain financial covenants relating to: (i) our corporate leverage ratios; (ii) our consolidated interest coverage ratio; (iii) our consolidated asset coverage ratio; (iv) our consolidated net worth ratios; (v) limitations on our capital expenditures; and (vi) limitations on additional indebtedness and liens. Additionally, the Credit Facility contains default provisions customary for facilities of this type.
7.25% Notes due 2008
      In June 2003, IOS Capital, LLC issued $350 million in aggregate principal amount of notes with an interest rate of 7.25%, which mature on June 30, 2008. IKON Office Solutions, Inc. assumed the obligations under the 2008 Notes as part of the U.S. Transaction. Interest is paid on the 2008 Notes semi-annually in June and December. All security interests pledged under the Credit Facility are shared with the holders of the 2008 Notes. The supplemental indenture governing the 2008 Notes contains default provisions that include limitations on our ability to incur debt, make asset sales, pay dividends and enter into affiliate transactions. The supplemental indenture also contains defaults relating to our total debt to total capitalization ratio and our fixed charge coverage ratio. During fiscal 2004, we filed a Form 15 with the SEC to deregister the 2008 Notes. Approximately $94.8 million of the 2008 Notes were outstanding as of September 30, 2005.
6.75% Notes due 2025
      In December 1995, we issued $300 million in aggregate principal amount of notes (the “2025 Notes”) with an interest rate of 6.75%, which mature on December 1, 2025. Interest is paid on the 2025 Notes semi-annually in June and December. The 2025 Notes are redeemable at any time for a make-whole amount equal to the greater of 100% of their principal amount or the sum of the present values of the remaining scheduled payments of principal and interest. The 2025 Notes are not entitled to any sinking fund. The indenture governing the 2025 Notes contains customary covenant provisions for transactions of this type including limitations on our ability to grant liens and enter into sale leaseback transactions. Approximately $260.3 million of the 2025 Notes were outstanding as of September 30, 2005.

7.30% Notes due 2027
      In October 1997, we issued $125 million in aggregate principal amount of notes (the “2027 Notes”) with an interest rate of 7.30%, which mature on November 1, 2027. Interest is paid on the 2027 Notes semi-annually in May and November. The 2027 Notes are redeemable at any time for a make-whole amount equal to the greater of 100% of their principal amount or the sum of the present values of the remaining scheduled payments of principal and interest. The 2027 Notes are not entitled to any sinking fund. The indenture governing the 2025 Notes also governs the 2027 Notes. Approximately $94.5 million of the 2027 Notes were outstanding as of September 30, 2005.
Other
      IKON Receivables Funding, LLC, a wholly-owned subsidiary, issued nonrecourse lease-backed notes in 2002 and 2003. We also maintain a revolving asset securitization conduit financing agreement through IKON Capital PLC, our leasing subsidiary in the United Kingdom. For a description of this indebtedness and certain of our other indebtedness, see Note 3 to our Consolidated Financial Statements included in this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of certain U.S. federal income tax consequences of the exchange offer to holders of Original Notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Original Notes at original issue for cash and holds such Original Notes as a capital asset within the meaning of Section 1221 of the Code.
      An exchange of Original Notes for Exchange Notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Original Notes for Exchange Notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Original Notes immediately before the exchange.
      The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of Original Notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes during the 180 days after the expiration date. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than dealers’ and brokers’ discounts, commissions and counsel fees and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the Exchange Notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York and by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.
EXPERTS
      The audited consolidated financial statements as of September 30, 2004 and 2005 and for each of the three years ended September 30, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of September 30, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of IKON Office Solutions, Inc.
      We have completed an integrated audit of IKON Office Solutions, Inc.’s 2005 consolidated financial statements and of its internal control over financial reporting as of September 30, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
      In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of IKON Office Solutions, Inc. and its subsidiaries (the “Company”) at September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1 the Company adopted FASB Statement No. 123(R) “Share-Based Payment” during the year ended September 30, 2005 to record the impact of stock-based compensation.
Internal control over financial reporting
      Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing herein, that IKON Office Solutions, Inc. did not maintain effective internal control over financial reporting as of September 30, 2005 because the Company did not maintain effective controls over the accuracy and validity of service and equipment sales revenue and the related accounts receivable and deferred revenue, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of September 30, 2005, the Company did not maintain effective controls over the accuracy and validity of service and equipment revenue and the related accounts receivable and deferred revenue. Specifically, the Company’s controls over (i) the timely issuance of invoice adjustments, (ii) the initiation of customer master records and contracts to ensure consistent billing of periodic charges, (iii) the collection of accurate meter readings from equipment to ensure the accurate generation of customer invoices and (iv) the segregation of incompatible duties within the billing function were deficient. These control deficiencies resulted in the restatement of the Company’s interim consolidated financial statements for the quarter ended December 31, 2004 and the annual consolidated financial statements for the years ended September 30, 2004, 2003 and 2002 to correct revenue, accounts receivable, deferred revenue and the related income tax provision. Additionally, these control deficiencies could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that these control deficiencies, in the aggregate, constitute a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the September 30, 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
      In our opinion, management’s assessment that IKON Office Solutions, Inc. did not maintain effective internal control over financial reporting as of September 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, IKON Office Solutions, Inc. has not maintained effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 9, 2005

IKON OFFICE SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended September 30

	2005	2004	2003

	(In thousands, except per share data)
Revenues
Net sales	$1,963,267	$1,988,764	$1,989,845
Services	2,308,766	2,303,553	2,283,118
Finance income	105,272	273,391	388,193

	4,377,305	4,565,708	4,661,156
Costs and Expenses
Cost of goods sold	1,438,556	1,427,218	1,400,441
Services costs	1,360,783	1,364,358	1,334,089
Finance interest expense	26,288	89,416	148,072
Selling and administrative*	1,396,669	1,470,707	1,505,386
(Gain) loss on divestiture of businesses, net	(11,531)	11,427	—
Restructuring and asset impairments	10,543	—	—

	4,221,308	4,363,126	4,387,988
Operating income	155,997	202,582	273,168
Loss from early extinguishment of debt, net	6,034	35,906	19,187
Interest income	7,388	3,259	1,512
Interest expense	(52,401)	(51,318)	(50,543)

Income from continuing operations before taxes on income	104,950	118,617	204,950
Taxes on income	31,755	30,308	77,544

Income from continuing operations	73,195	88,309	127,406
Discontinued Operations
Operating loss	(20,709)	(7,623)	(6,859)
Tax benefit	8,180	3,008	2,560

Net loss from discontinued operations	(12,529)	(4,615)	(4,299)

Net income	$60,666	$83,694	$123,107

Basic Earnings (Loss) Per Common Share
Continuing operations	$0.52	$0.60	$0.88
Discontinued operations	(0.09)	(0.03)	(0.03)

Net income	$0.43	$0.57	$0.85

Diluted Earnings (Loss) Per Common Share
Continuing operations	$0.51	$0.58	$0.81
Discontinued operations	(0.08)	(0.03)	(0.03)

Net income	$0.43	$0.55	$0.79 **

Cash dividends per common share	$0.16	$0.16	$0.16

*	Selling and administrative expense for fiscal 2005 includes $7,863 of expense as a result of the adoption of SFAS 123(R) on October 1, 2004. Prior to the adoption of SFAS 123(R), we were not required to recognize certain stock-based compensation as expense under prior accounting standards. See Notes 1 and 19.

**	The sum of the earnings per share amounts do not equal the total due to rounding.
See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30

	2005	2004

	(In thousands)
Assets
Cash and cash equivalents	$373,705	$472,951
Restricted cash	18,272	27,032
Accounts receivable, less allowances of: 2005 — $12,284; 2004 — $7,224	678,313	747,177
Lease receivables, net	317,928	457,615
Inventories	241,470	233,345
Prepaid expenses and other current assets	42,660	62,645
Deferred taxes	55,566	64,481

Total current assets	1,727,914	2,065,246

Long-term lease receivables, net	458,338	753,146
Equipment on operating leases, net of accumulated depreciation of:
2005 — $76,774; 2004 — $76,456	101,614	78,673
Property and equipment, net	144,309	164,132
Goodwill	1,277,785	1,286,564
Unsold residual value (Note 7)	44,943	45,548
Other assets	76,916	125,104

Total Assets	$3,831,819	$4,518,413

Liabilities
Current portion of corporate debt	$1,137	$63,023
Current portion of non-corporate debt	299,359	439,941
Trade accounts payable	211,783	307,170
Accrued salaries, wages and commissions	94,614	124,808
Deferred revenues	111,890	132,274
Taxes payable	79,458	52,976
Other accrued expenses	139,099	155,149

Total current liabilities	937,340	1,275,341

Long-term corporate debt	728,156	741,857
Long-term non-corporate debt	225,307	422,868
Deferred taxes	20,853	187,091
Other long-term liabilities	349,819	203,538
Commitments and contingencies (Note 11)
Shareholders’ Equity
Common stock, no par value: authorized 300,000 shares; issued: 2005 — 150,140 shares; 2004 — 149,955 shares; outstanding: 2005 — 135,750 shares; 2004 — 142,779 shares	1,035,014	1,022,842
Series 12 preferred stock, no par value: authorized 480 shares; none issued or outstanding
Deferred compensation	215	209
Unearned compensation	(4,767)	(2,448)
Retained earnings	755,864	723,847
Accumulated other comprehensive (loss) income	(65,426)	20,195
Cost of common shares in treasury: 2005 — 14,390 shares; 2004 — 7,176 shares	(150,556)	(76,927)

Total Shareholders’ Equity	1,570,344	1,687,718

Total Liabilities and Shareholders’ Equity	$3,831,819	$4,518,413

See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended September 30

	2005	2004	2003

	(In thousands)
Cash Flows from Operating Activities
Net income	$60,666	$83,694	$123,107
Net loss from discontinued operations	(12,529)	(4,615)	(4,299)

Income from continuing operations	73,195	88,309	127,406
Additions (deductions) to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	73,110	81,894	100,971
Amortization	7,453	9,085	9,864
Gain (loss) on divestiture of businesses, net	(11,531)	11,427	—
Provision for losses on accounts receivable	14,237	7,684	8,042
Restructuring and asset impairment charges	10,543	—	—
Deferred income taxes	(102,972)	(289,380)	78,586
Provision for lease default reserves	2,929	28,226	67,922
Stock-based compensation expense	7,863	—	—
Pension expense	43,079	51,065	37,838
Non-cash interest expense on debt supporting unsold residual value (Note 3)	879	639	—
Loss from early extinguishment of debt	6,034	35,906	19,187
Changes in operating assets and liabilities, net of divestiture of businesses:
Decrease (increase) in accounts receivable	37,288	(252,755)	(19,839)
(Increase) decrease in inventories	(14,116)	(5,951)	88,203
Decrease (increase) in prepaid expenses and other current assets	8,003	(39,804)	(19,482)
Decrease in accounts payable, deferred revenues, and accrued expenses	(140,399)	(93,764)	(62,234)
Decrease in accrued restructuring	(8,306)	—	—
Other	(661)	(3,091)	7,997

Net cash provided by (used in) continuing operations	6,628	(370,510)	444,461
Net cash used in discontinued operations	(13,076)	(6,742)	(5,081)

Net cash (used in) provided by operating activities	(6,448)	(377,252)	439,380

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses (Note 2)	23,107	1,849,148	—
Expenditures for property and equipment	(28,000)	(37,725)	(61,390)
Expenditures for equipment on operating leases	(44,149)	(52,459)	(62,971)
Proceeds from sale of property and equipment	3,729	5,125	40,638
Proceeds from sale of equipment on operating leases	23,677	12,003	16,295
Proceeds from the sale of lease receivables (Note 6)	249,083	383,381	—
Lease receivables — additions	(385,630)	(1,191,212)	(1,691,222)
Lease receivables — collections	531,267	1,172,942	1,520,678
Proceeds from life insurance (cash surrender value)	55,343	—	—
Other	(1,032)	(7,639)	1,776

Net cash provided by (used in) continuing operations	427,395	2,133,564	(236,196)
Net cash provided by (used in) discontinued operations	1,558	(1,319)	(836)

Net cash provided by (used in) investing activities	428,953	2,132,245	(237,032)

Cash Flows from Financing Activities
Short-term corporate debt repayments, net	(774)	(3,167)	(3,526)
Repayment of other borrowings	(3,429)	(60,047)	—
Proceeds from issuance of long-term corporate debt	222,909	1,055	969
Long-term corporate debt repayments	(300,723)	(327,929)	(199,463)
Non-corporate debt — issuances	18,756	440,974	2,420,914
Non-corporate debt — repayments	(366,481)	(1,676,603)	(2,260,714)
Dividends paid	(22,393)	(23,476)	(23,194)
Decrease (increase) in restricted cash	8,760	68,815	(49,187)
Proceeds from option exercises and sale of treasury shares	4,787	10,154	3,184
Tax benefit relating to stock plans	1,843	—	—
Purchase of treasury shares	(86,943)	(78,124)	(528)

Net cash used in continuing operations	(523,688)	(1,648,348)	(111,545)
Net cash used in discontinued operations	—	—	(51)

Net cash used in financing activities	(523,688)	(1,648,348)	(111,596)

Effect of exchange rate changes on cash and cash equivalents	1,937	6,276	(2,538)

Net (decrease) increase in cash and cash equivalents	(99,246)	112,921	88,214
Cash and cash equivalents at beginning of the year	472,951	360,030	271,816

Cash and cash equivalents at end of the year	$373,705	$472,951	$360,030

See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Fiscal Year Ended September 30

	2005		2004		2003

	Shares	Amounts	Shares	Amounts	Shares	Amounts

	(In thousands, except per share data)
Common Stock
Balance, beginning of year	149,955	$1,022,842	149,982	$1,015,706	150,003	$1,015,177
Stock awards granted	458	4,908	161	1,862	371	3,223
Stock awards earned	(209)	(1,735)	(138)	(1,352)	(250)	(2,294)
Stock awards cancelled	(64)	(695)	(50)	(351)	(142)	(1,914)
Stock-based compensation expense		7,863
Tax benefit relating to stock plans		1,831		5,428		1,514
Discount on stock options issued to directors				1,549

Balance, end of year	150,140	$1,035,014	149,955	$1,022,842	149,982	$1,015,706

Deferred Compensation
Balance, beginning of year		$209		$—		$—
Compensation deferred in common stock		2		207		—
Dividends earned on deferred compensation		4		2		—

Balance, end of year		$215		$209		$—

Unearned Compensation
Balance, beginning of year		$(2,448)		$(2,514)		$(1,981)
Stock awards granted		(4,358)		(1,000)		(2,625)
Amortization		1,344		715		178
Awards cancelled		695		351		1,914

Balance, end of year		$(4,767)		$(2,448)		$(2,514)

Retained Earnings
Balance, beginning of year		$723,847		$666,118		$558,600
Net income		60,666		83,694		123,107
Cash dividends declared:
Common stock, per share: 2005 — $0.16; 2004 — $0.16; 2003 — $0.16		(22,393)		(23,476)		(23,194)
Issuance of treasury shares		(6,256)		(2,489)		7,605

Balance, end of year		$755,864		$723,847		$666,118

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of year		$20,195		$(60,791)		$(50,805)
Translation adjustment		(4,402)		42,542		48,066
SFAS 133 adjustment		85		12,104		12,243
Minimum pension liability adjustment		(81,304)		26,340		(70,295)

Other comprehensive (loss) income		(85,621)		80,986		(9,986)

Balance, end of year		$(65,426)		$20,195		$(60,791)

Cost of Common Shares in Treasury
Balance, beginning of year	7,176	$(76,927)	2,942	$(13,099)	5,286	$(23,167)
Purchases	8,453	(86,943)	6,778	(78,124)	67	(528)
Reissued for:
Exercise of options	(1,030)	11,097	(2,406)	13,643	(1,026)	4,441
Sales to employee stock plans	(209)	2,217	(138)	653	(253)	1,118
Contribution to IKON Pension Plan	—	—	—	—	(1,132)	5,037

Balance, end of year	14,390	$(150,556)	7,176	$(76,927)	2,942	$(13,099)

Comprehensive (Loss) Income
Net income		$60,666		$83,694		$123,107
Other comprehensive (loss) income per above		(85,621)		80,986		(9,986)

Comprehensive (loss) income		$(24,955)		$164,680		$113,121

Components of Accumulated Other Comprehensive (Loss) Income
Accumulated translation		$62,016		$66,418		$23,876
Net gain (loss) on derivative financial instruments, net of tax (expense) benefit of: 2005 — $(150); 2004 — $(106); 2003 — $6,709		262		177		(11,927)
Minimum pension liability		(127,704)		(46,400)		(72,740)

Balance, end of year		$(65,426)		$20,195		$(60,791)

See notes to consolidated financial statements.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      IKON Office Solutions, Inc. (“IKON” or the “Company”) delivers integrated document management systems and solutions, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for copier, printer and multifunction product (“MFP”) technologies, integrating best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI, and HP, and document management software from companies such as Captaris, EMC (Documentum), Kofax, and others, to deliver tailored, high-value solutions implemented and supported by our services organization — Enterprise Services. We offer financing in North America through a program agreement (the “U.S. Program Agreement”) with General Electric Capital Corporation (“GE”), and a rider to the U.S. Program Agreement (the “Canadian Rider”) with GE in Canada. We entered into the U.S. Program Agreement and Canadian Rider as part of the sale of certain assets and liabilities of our U.S. leasing business (the “U.S. Transaction”) and our Canadian lease portfolio (the “Canadian Transaction,” and together with the U.S. Program Agreement, the Canadian Rider and the U.S. Transaction, the “Transactions”) to GE in the U.S. and Canada, respectively. We represent one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through our service force of over 15,000 employees, including our team of over 6,000 customer service technicians and support resources. We have approximately 450 locations throughout North America and Western Europe. References herein to “we,” “us,” “our,” “IKON,” or the “Company” refer to IKON and its subsidiaries unless the context specifically requires otherwise. All dollar and share amounts are in thousands, except per share data or as otherwise noted.

1.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
      The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates and assumptions.

Revenue Recognition
      We install the majority of the equipment we sell. Revenues for company-installed copier/printer equipment and technology hardware, included in net sales, are recognized upon credit approval, receipt of a signed sale or lease contract, and a “delivery and acceptance” certificate. The “delivery and acceptance” certificate confirms that the product has been delivered to and accepted by the customer under the sales or lease contract. Revenues for customer-installed copier/printer equipment and technology hardware, included in net sales, are recognized upon credit approval, receipt of a signed sale or lease contract, and delivery. Generally, we do not offer any equipment warranties in addition to those that are provided by the equipment manufacturer. Revenues for sales of supplies are recognized at time of shipment, following the placement of an order from a customer. Revenues for monthly equipment service and facilities management service are recognized in the month in which the service is performed. Professional Services revenues are recognized as earned. Revenues for other services and rentals are recognized in the period performed. For those customer leases under which IKON is the equipment lessor (“IKON Lease Paper”), the present value of payments due under sales-type lease contracts is recorded as revenue within net sales when products are delivered to and accepted by the customer, and finance income is recognized over the related lease term. Fees earned under the U.S. Program Agreement and the Canadian Rider are recognized as they are earned (see Note 2).

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Supporting our objective to provide complete solutions to our customers, we generally bundle a service agreement with copier/printer equipment when sold. The typical agreement includes a minimum number of copies for a base service fee plus an overage charge for any copies in excess of the minimum. Revenue for each element of a bundled contract is derived from our national price lists for equipment and service. The national price lists for equipment include a price range between the manufacturers’ suggested retail price (“MSRP”) and the minimum price for which our sales force is permitted to sell equipment without prior approval from a higher level of management within our field services organization. The price lists for equipment are updated monthly to reflect any supplier-communicated changes in MSRP and any changes in the fair value for which equipment is being sold to customers. The national price lists for service reflect the price of service charged to customers. The price lists for service are updated quarterly to reflect new service offerings and any changes in the competitive environment affecting the fair value for which service is being provided to customers. The national price lists, therefore, are representative of the fair value of each element of a bundled agreement when it is sold unaccompanied by the other elements.
      Revenue for a bundled contract is first allocated to service revenue using the fair value per our national price lists. The remaining revenue is allocated to equipment revenue and finance income based on a net present value calculation utilizing an appropriate interest rate that considers the creditworthiness of the customer, term of the lease, transaction size, and costs of financing. The equipment revenue is compared to the national price lists. If the equipment revenue falls within the price range per the national price lists, no adjustment is required. If the equipment revenue is not within the price range per the national price lists, service and equipment revenues are proportionately adjusted while holding the interest rate constant, so that both service and equipment revenues fall within the price range per the national price lists.

Advertising
      Advertising costs are expensed the first time the advertisement is run. Advertising expense was $2,016, $3,518, and $4,810 for fiscal 2005, fiscal 2004, and fiscal 2003, respectively.

Income Taxes
      Income taxes are determined in accordance with Statement of Financial Accounting Standards (“SFAS”) 109 “Accounting for Income Taxes” (“SFAS 109”), which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax basis of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS 109 also provides for the recognition of deferred tax assets if it is more likely than not that the assets will be realized in future years. A valuation allowance has been established to reduce deferred taxes to the amount that is more likely than not to be realized due to items discussed in Note 14.

Cash and Cash Equivalents
      We consider all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash
      Restricted cash primarily represents the cash that has been collected on the leases that are pledged as collateral for lease-backed notes. This cash must be segregated within two business days into a trust account and the cash is used to pay the principal and interest on lease-backed notes as well as any associated administrative expenses. The level of restricted cash is impacted from one period to the next by the volume of the leases pledged as collateral on the lease-backed notes and timing of collections on such leases.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Book Overdrafts
      We had $17,107, $92,968, and $13,310 of book overdrafts (outstanding checks on zero balance bank accounts that are funded from an investment account with another financial institution upon presentation for payment) included within our accounts payable balance at September 30, 2005, 2004, and 2003, respectively. The changes in these book overdrafts are included as a component of cash flows from operations in our consolidated statements of cash flows.

Supplier Allowances
      We receive allowances from our suppliers through a variety of programs and arrangements. Supplier allowances are recognized as a reduction of cost of goods sold.

Sale of Lease Receivables
      From time-to-time, we sell lease receivables to GE and other syndicators (the “Purchasers”). The lease receivables are removed from our balance sheet at the time they are sold. Sales and transfers that do not meet the criteria for surrender of control are accounted for as borrowings. Lease receivables are considered sold when they are transferred beyond the reach of our creditors, the Purchasers have the right to pledge or exchange the assets, and we have surrendered control over the rights and obligations of the lease receivables.

Inventories
      Inventories are stated at the lower of cost or market using the average cost or specific identification methods and consist of finished goods available for sale.

Long-Lived Assets
      Property and equipment are recorded at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts and any resulting gains or losses are included in the consolidated statements of income. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the related assets as follows:

Equipment on operating leases	3-5 years
Production equipment	3-5 years
Furniture and office equipment	3-7 years
Capitalized software	3-10 years
Leasehold improvements	shorter of the asset life or term of lease
Buildings	20 years
      Maintenance and repairs are charged to operations; replacements and betterments are capitalized. We capitalize certain costs, such as software coding, installation and testing, that are incurred to purchase or to create and implement internal use computer software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Depreciation expense related to capitalized software was $16,922, $19,402, and $24,882 in fiscal 2005, 2004, and 2003, respectively.
      The fair value of asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the assets’ future life. At September 30, 2005 and 2004, we had no significant asset retirement obligations.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, we perform a recoverability evaluation. If the evaluation indicates that the carrying amount of the asset is not recoverable from our undiscounted cash flows, then an impairment loss is measured by comparing the carrying amount of the asset to its fair value.
      Goodwill is tested at least annually for impairment utilizing a two-step method for determining goodwill impairment. In the first step, we determine the fair value of the reporting unit using expected future discounted cash flows and estimated terminal values. If the net book value of the reporting unit exceeds the fair value, we would then perform the second step of the impairment test which requires allocation of the reporting unit’s fair value of all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. The fair value of the goodwill is then compared to the carrying amount to determine impairment. An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

Environmental Liabilities
      Environmental expenditures that pertain to current operations or to future revenues are expensed or capitalized consistent with our capitalization policy for property and equipment. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recognized for remedial activities, based on management’s best estimate of aggregate environmental exposure. Recoveries of expenditures are recognized as receivables when they are estimable and probable. Estimated liabilities are not discounted to present value (see Note 11).

Shipping and Handling Fees
      Shipping and handling fees that are collected from our customers in connection with our sales are recorded as revenue. The costs incurred with respect to shipping and handling fees are recorded as cost of sales.

Foreign Currency Translation
      Assets and liabilities of non-U.S. subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of shareholders’ equity. Gains and losses from foreign currency transactions are included in net income.

Accounting for Stock-Based Compensation
      During fiscal 2005, the Company adopted SFAS 123(R), “Share Based Payment — Revised 2004” (“SFAS 123(R)”), using the modified retrospective transition method. Under this method, stock based employee compensation costs are recognized using the fair-value method for all options granted as of the beginning of the current fiscal year, October 1, 2004. Due to the date adopted, SFAS 123(R) allows the Company to record the quarterly expenses in the current fiscal year based on the amounts previously used in the footnote disclosure of SFAS 123 and then adjust to the actual expense for the year in the fourth quarter in the year of implementation. In addition, unvested stock options that were outstanding at October 1, 2004 will be recognized over the requisite service period based on the grant date fair value for those options that were previously calculated under the pro-forma disclosure under SFAS 123. Prior to the adoption of SFAS 123(R), the Company accounted for stock options in accordance with Accounting Principles Bulletin Opinion No. 25, “Accounting for Stock Issued to Employees.” Employee stock options were granted at the market price at dates of grant, which did not require us to recognize any compensation expense. Employee stock awards were and will continue to be expensed over the vesting period based on the market value of the shares awarded on the grant date of the award. The expense for both stock options and awards is based on the number of shares that are ultimately expected to vest and it has been adjusted for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
forfeitures differ from those estimates. In the Company’s pro forma information required by SFAS 123 for periods prior to October 1, 2004, the Company accounted for forfeitures as they occurred.
      In general, all options expire in 10 years (20 years for certain non-employee director options) and vest over three years (five years for grants issued prior to December 15, 2000). The proceeds from options exercised are credited to shareholders’ equity. A plan for our non-employee directors enables participants to receive their annual directors’ fees in the form of options to purchase shares of common stock at a discount. The discount is equivalent to the annual directors’ fees and is charged to expense. The method used to expense stock options has been and continues to be a straight-line single-option approach. The expense is valued using the Black-Scholes option pricing model which is the same model used for the Company’s pro forma information required by SFAS 123.
      The Black-Scholes option-pricing model was developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded shares, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with guidance set forth in SFAS 123(R) and the Securities and Exchange Commission Staff Accounting Bulletin No. 107 (“SAB 107”) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.
      Generally, employee stock awards vest over varying periods beginning as early as the date of issue and fully vest up to seven years later. In conjunction with the adoption of SFAS 123(R), the Company has changed the method used to expense employee stock awards from an accelerated multiple-option approach to the straight-line single-option approach. Awards granted prior to October 1, 2004 will continue to be expensed using the accelerated multiple-option approach.
      If we had elected to recognize compensation expense based on the fair value at the date of grant for options in fiscal years 2004 and 2003, consistent with the provisions of SFAS 123, our net income and earnings per share would have been reduced to the following pro forma amounts:

	Fiscal Year Ended
	September 30

	2004	2003

Net income as reported	$83,694	$123,107
Pro forma effect of expensing stock based compensation plans using fair value method not included in net income as reported	(6,437)	(5,985)

Net income, as adjusted	$77,257	$117,122

Basic earnings per common share:
Net income as reported	$0.57	$0.85
Pro forma effect of expensing stock based compensation plans using fair value method not included in net income as reported	(0.04)	(0.04)

Basic earnings per common share, as adjusted	$0.53	$0.81

Diluted earnings per common share:
Net income as reported	$0.55	$0.79
Pro forma effect of expensing stock based compensation plans using fair value method not included in net income as reported	(0.04)	(0.04)

Diluted earnings per common share, as adjusted	$0.51	$0.75

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the year ended September 30, 2005, the Company recorded pre-tax compensation expense associated with stock options and awards of $7,863 and $1,994, respectively. The corresponding income tax benefit due to the expensing of stock options and awards of $2,910 and $738, respectively, were recorded during fiscal 2005. The net expense for the current year reduced earnings per share by $0.03. Total compensation cost related to non-vested options and awards not yet recognized are estimated to be approximately $14,631 at September 30, 2005. These costs will be recognized through 2012 based on the requisite service periods of stock options and awards. The exact cost of these options and awards cannot be determined since certain awards include dividend features that will compound over time.

Financial Instruments
      We account for derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” This standard, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value and that changes in fair value be recorded each period in current earnings or comprehensive income (see Note 20).
      Derivative financial instruments are utilized to reduce foreign currency and interest rate risk. We do not enter into financial instruments for trading or speculative purposes. Interest rate swap agreements are used as part of our program to manage the fixed and floating interest rate mix of our total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional amount upon which the payments are based. The related amount payable to, or receivable from, counterparties is included as an adjustment to accrued interest in other accrued expenses. The interest rate swap agreements are designated as hedges. Currency swap agreements are used to manage exposure relating to certain intercompany debt denominated in one foreign currency that will be repaid in another foreign currency. Currency swap agreements are designated as hedges of firm commitments to pay interest and principal on debt, which would otherwise expose us to foreign currency risk. Currency translation gains and losses on the principal swapped are offset by corresponding translation gains and losses on the related foreign denominated assets. Gains and losses on terminations of interest rate and currency swap agreements are deferred as an adjustment to the carrying amount of the outstanding obligation and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the obligation, any realized or unrealized gain or loss from the swap would be recognized in the consolidated statements of income at the time of extinguishment.

Reclassifications
      Certain prior year amounts have been reclassified to conform to the current year presentation.

Pending Accounting Changes
      The United States Congress passed the American Jobs Creation Act of 2004 (the “AJCA”), which the President signed into law on October 22, 2004. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined by the AJCA. In December 2004, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-2 provides guidance under SFAS 109 with respect to recording the potential impact of the repatriation provision of the AJCA on income tax expense and deferred tax liability. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the AJCA on their plan for repatriation of foreign earnings for purposes of applying SFAS 109. As such, we may elect to apply this provision to qualifying earnings repatriations in fiscal 2006. The range of possible amounts that we are considering for repatriation under this provision is between $0 and

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$137,500. The related potential range of income tax is between $0 and $8,100. Additional key provisions of the AJCA include a domestic manufacturing deduction and international tax reforms designed to improve the global competitiveness of U.S. businesses.
      In November 2004, the FASB issued SFAS 151, “Inventory Costs, an amendment of ARB 43, Chapter 4” (“SFAS 151”). This statement amends previous guidance as it relates to inventory valuation to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recorded as current period charges. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. We are currently evaluating the impact of SFAS 151, but we do not expect a material impact from the adoption of SFAS 151 on our consolidated financial position, results of operations, or cash flows.
      In December 2004, the FASB issued its final standard on accounting for exchanges of non-monetary assets, SFAS 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 requires that exchanges of non-monetary assets be measured based on the fair value of assets exchanged for annual periods beginning after June 15, 2005. We are currently evaluating the impact of SFAS 153, but we do not expect a material impact from the adoption of SFAS 153 on our consolidated financial position, results of operations, or cash flows.
      In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect there to be a material impact from the adoption of FIN 47 on our consolidated financial position, results of operations, or cash flows.
      In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS 154 does not change the transition provisions of any existing accounting pronouncements.
      In June 2005, the FASB issued FSP No. 143-1, “Accounting for Electronic Equipment Waste Obligations” (“FSP 143-1”), which provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations associated with the European Union Directive on Waste Electrical and Electronic Equipment (“WEEE Directive”). Under the WEEE Directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the equipment is replaced. FSP 143-1 is required to be applied to the later of the first reporting period ending after June 8, 2005 or the date of the WEEE Directive’s adoption into law by the applicable European Union member countries in which we have significant operations. The WEEE Directive is expected to be applicable for our U.K. operations during fiscal 2006; however, we do not expect there to be a material impact on our consolidated financial position, results of operations, or cash flows. The adoption of the WEEE Directive did not have a material impact on our

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consolidated financial position, results of operations, or cash flows for the European Union countries that have already enacted the directive into country-specific laws.

2.	DIVESTITURE OF BUSINESSES
NORTH AMERICAN LEASING OPERATIONS

United States
      On December 10, 2003, we entered into a definitive asset purchase agreement with GE, as amended by the First Amendment dated March 31, 2004 (the “U.S. Agreement”), to sell to GE certain of our assets and liabilities, solely in our capacity as successor to IOS Capital, LLC (“IOSC”), including, without limitation, servicing functions, facilities, systems and processes relating to our U.S. leasing operations, and to designate GE to be our preferred lease financing source in the U.S. The sale of such assets and liabilities pursuant to the U.S. Agreement was effective as of March 31, 2004, on which date GE entered into a five-year U.S. Program Agreement to provide for the funding of our lease originations in the U.S. During the initial five-year term of the U.S. Program Agreement, we will receive an origination fee on all new leases underwritten by GE and income from the sharing of gains on certain lease-end activities. In addition, we will receive a fee from GE for providing preferred services for lease generation in the U.S. (the “Preferred Fees”). The term of the U.S. Program Agreement may be renewed by us for a subsequent three or five year period during which we would be entitled to origination fees and income from the sharing of gains on certain lease-end activities, but not the Preferred Fees.
      During fiscal 2004, we received $1,689,967 of proceeds from the U.S. Transaction. Immediately following the closing, GE repaid, on our behalf, $796,070 of outstanding balances under our U.S. asset securitization conduit financing agreements (the “U.S. Conduits”) from the proceeds of the U.S. Transaction. The proceeds from the U.S. Transaction and the repayment of the U.S. Conduits have been presented as if we made the repayment of the U.S. Conduits directly to the lenders as a financing activity in our consolidated statement of cash flows for fiscal 2004.
      During fiscal 2004, we incurred a loss of $12,125 from the U.S. Transaction resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the U.S. Transaction.
      During fiscal 2005, we received $7,217 of additional proceeds from GE as a result of the completion of the closing balance sheet audit related to the U.S. Transaction. Accordingly, we recognized a gain of $7,763 related to the additional proceeds received from GE and the reversal of contingencies previously recorded related to the U.S. Transaction of $546.

Canada
      On March 31, 2004, IKON Office Solutions, Inc., an Ontario corporation and one of our wholly-owned subsidiaries (“IKON Canada”), entered into a definitive asset purchase agreement (the “Canadian Agreement”) with Heller Financial Canada, an affiliate of GE (“Heller”), to sell certain assets including, without limitation, servicing functions, facilities, systems and processes relating to our Canadian leasing operations, and to designate Heller to be our preferred lease financing source in Canada. On June 30, 2004, Heller assigned its rights and obligations under the Canadian Agreement to GE VFS Canada Limited Partnership (“GE Canada”) by executing an Assignment and Amendment Agreement among Heller, GE Canada, IKON, and IKON Office Solutions Northern Ltd., a Northwest Territory corporation. The sale of such assets pursuant to the Canadian Agreement was effective as of June 30, 2004, on which date IKON, GE Canada, and IKON Office Solutions Northern Ltd. entered into the Canadian Rider to the U.S. Program Agreement to provide for the funding of our lease originations in Canada. During the initial five-year term of the Canadian

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Rider, we will receive an origination fee on all new leases underwritten by GE. The term of the Canadian Rider may be renewed by us for a subsequent three or five year period during which we would be entitled to origination fees.
      On June 30, 2004, we received $159,181 of initial proceeds from the Canadian Transaction.
      Immediately following the closing of the Canadian Transaction, GE repaid, on our behalf, $63,677 of outstanding balances under our Canadian asset securitization conduit financing agreement (the “Canadian Conduit”) from the proceeds of the Canadian Transaction. The proceeds from the Canadian Transaction and the repayment of the Canadian Conduit have been presented as if we made the repayment of the Canadian Conduit directly to the lender as a financing activity in our consolidated statement of cash flows for fiscal 2004.
      During fiscal 2004, we recognized a gain of $698 from the Canadian Transaction resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the Canadian Transaction. During fiscal 2005, we recorded a charge of $733 as a result of the completion of the closing balance sheet audit related to the Canadian Transaction.
      The Transactions qualify as a sale of business under the applicable accounting literature; however, due to our significant continuing involvement under the U.S. Program Agreement and the Canadian Rider, the sale of the U.S. and Canadian leasing businesses do not qualify as discontinued operations.
      Under the Transactions, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables.
SALE OF FRENCH OPERATING SUBSIDIARY
      During fiscal 2005, we sold substantially all of our operations in France (the “French Sale”). We recognized a gain in the fourth quarter of fiscal 2005 of $10,110 from the French Sale resulting from the difference between the carrying amount of assets sold and proceeds received and certain costs associated with the French Sale. We will continue to support key accounts and Pan European accounts, which focuses on large, multi-national accounts, through an ongoing presence in Paris.
SALE OF MEXICAN OPERATING SUBSIDIARY
      During fiscal 2005, we sold substantially all of our operations in Mexico (the “Mexican Sale”). We incurred a loss in the second quarter of fiscal 2005 of $6,734 from the Mexican Sale resulting from the difference between the carrying amount of assets sold and proceeds received and certain associated costs. We will continue to serve our national and multi-national customers in Mexico and operate our remanufacturing facility located in Tijuana.
OTHER DIVESTITURES
      During fiscal 2005, we sold two small U.S. business units that provided technology equipment and services to customers. As a result of these sales, we recognized a gain of $1,125.
      As a result of the above transactions, we recognized a net (gain) loss during fiscal 2005 and 2004 of $(11,531) and $11,427, respectively.
      On October 3, 2005, we sold our coffee vending business in the United Kingdom, Kafevend Group PLC (“Kafevend”) for £12,300. We currently expect to realize a gain during the first quarter of fiscal 2006 on the sale of Kafevend.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	NOTES PAYABLE AND LONG-TERM DEBT

Long-term Debt
      Long-term corporate debt consisted of:

	September 30

	2005	2004

Bond issue at stated interest rate of 6.75%, net of discount (2005 — $3,438; 2004 — $3,515), due 2025, effective interest rate of 6.85%	$260,304	$260,227
Bond issue at stated interest rate of 6.75%, net of discount (2004 — $2), due 2004, effective interest rate of 6.76%	—	56,659
Bond issue at stated interest rate of 7.30%, net of discount (2005 — $454; 2004 — $463), due 2027, effective interest rate of 7.34%	94,546	94,537
Convertible subordinated notes at stated interest rate of 5.00%, due 2007	53,242	290,000
Notes payable at stated interest rate of 7.25%, due 2008	94,835	94,835
Notes payable at stated interest rate of 7.75%, due 2015	225,000	—
Sundry notes, bonds and mortgages at average interest rate (2005 — 4.1%; 2004 — 5.76%), due 2004 — 2006	636	6,138
Present value of capital lease obligations (gross amount: 2005 — $893; 2004 — $2,790)	730	2,484

	729,293	804,880
Less: current maturities	1,137	63,023

	$728,156	$741,857

      Long-term non-corporate debt consisted of:

	September 30

	2005	2004

Lease-backed notes at average interest rate of 3.35% (2005) and 3.17% (2004), due 2004 — 2007	$332,233	$683,086
Asset securitization conduit financing at average interest rate of 6.53% (2005) and 6.53% (2004), due 2004 — 2007	124,122	129,668
Notes payable to banks at average interest rate: 4.86% (2005) and 4.47% (2004), due 2004 — 2008	9,422	3,868
Debt supporting unsold residual value, imputed interest rate of 3.7%	58,889	46,187

	524,666	862,809
Less: current maturities	299,359	439,941

	$225,307	$422,868

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Corporate debt and non-corporate debt matures as follows:

Fiscal Year	Corporate Debt	Non-Corporate Debt

2006	$1,137	$296,254
2007	53,464	160,588
2008	94,835	8,421
2009	—	514
2010	—	—
2011 — 2027	579,857	—
      The above table excludes the maturity of debt supporting unsold residual of $58,889 (see discussion below). Maturities of lease-backed notes are based on the contractual maturities of leases.
      During fiscal 2005, we purchased the following debt before its contractual maturity:

	Principal
	Amount	Settlement
	Purchased	Amount

Convertible subordinated notes at stated rate of 5.00%, due 2007	$236,758	$239,763
      As a result of these repurchases, we recognized a loss, including the write-off of unamortized costs, of $6,034, which is included in loss from early extinguishment of debt, in the consolidated statements of income for the year ended September 30, 2005. Our 6.75% notes due 2004 were paid upon maturity in November 2004. The balance of these notes at September 30, 2004 was $56,659.
      During October 2005, we redeemed the entire outstanding 5% convertible subordinated notes due 2007 (the “Convertible Notes”) at a redemption price of 102% of the principal amount plus applicable and unpaid interest incurring an additional loss of $1,650 from the early extinguishment of debt.
      During fiscal 2004, we purchased the following debt before its contractual maturity:

	Principal
	Amount	Settlement
	Purchased	Amount

Bond issue at rate of 6.75%, due 2004	$4,588	$4,730
Bond issue at rate of 9.75%, due 2004	7,500	7,628
Bond issue at rate of 7.25%, due 2008	255,165	282,611
Convertible Notes at stated rate of 5.00%, due 2007	10,000	10,300

	$277,253	$305,269

      As a result of these repurchases and the termination of the U.S. Conduits and the $300,000 unsecured credit facility, we recognized a loss, including the write-off of unamortized costs, of $35,906, which is included in loss from early extinguishment of debt, in the consolidated statements of income for the year ended September 30, 2004.
      In addition to the early extinguishment of $7,500 of the 2004 Notes during fiscal 2004, we repaid the outstanding $27,214 balance of the 2004 Notes upon maturity in June 2004.
      In December 1995, we issued $300,000 of notes payable (the “2025 Notes”) with an interest rate of 6.75%, which mature on December 1, 2025. Interest is paid on the 2025 Notes semi-annually in June and December.
      In October 1997, we issued $125,000 of notes payable (the “2027 Notes”) with an interest rate of 7.30%, which mature on November 1, 2027. Interest is paid on the 2027 Notes semi-annually in May and November.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In May 2002, we issued $300,000 of Convertible Notes with an interest rate of 5.0%, which were due on May 1, 2007. The Convertible Notes were convertible into shares of our common stock at any time before maturity at a conversion price of $15.03 per share. Interest was paid on the Convertible notes semi-annually. During fiscal 2005 and 2004, we early extinguished $236,758 and $10,000, respectively, of these notes as discussed above and redeemed the remaining balance in October 2005.
      In June 2003, we issued $350,000 of notes payable (the “2008 Notes”) with an interest rate of 7.25% (7.43% yield including the original issue discount), which mature on June 30, 2008. Interest is paid on the 2008 Notes semi-annually in June and December. During fiscal 2004, we early extinguished $255,165 of these notes as discussed above.
      In September 2005, we issued $225,000 of notes payable (the “2015 Notes”) with an interest rate of 7.75%, which mature in September 2015. Interest is paid on the 2015 Notes semi-annually on March and September of each year, beginning March 2006.

Lease-Backed Notes
      IKON Receivables Funding, LLC (“IRF”), a wholly-owned subsidiary, issued Series 2002-1 and 2003-1 lease-backed notes (the “Notes”) as described below:

			Principal	Principal Amount
		Issuance	Issuance	Outstanding at		Stated Maturity
Series	Notes	Date	Amount	September 30, 2005	Interest Rate	Date

2002-1	Class A-1	05/30/02	$171,000	$—	2.044%	June 2003
	Class A-2	05/30/02	46,000	—	2.91%	February 2005
	Class A-3	05/30/02	266,400	—	3.90%	October 2006
	Class A-4	05/30/02	151,400	85,410	4.68%	November 2009

	Sub-Total		634,800	85,410

2003-1	Class A-1	04/23/03	253,200	—	1.30813%	May 2004
	Class A-2	04/23/03	26,700	—	1.68%	November 2005
	Class A-3a	04/23/03	206,400	43,719	LIBOR + 0.24%	December 2007
	Class A-3b	04/23/03	206,400	43,719	2.33%	December 2007
	Class A-4	04/23/03	159,385	159,385	3.27%	July 2011

	Sub-Total		852,085	246,823

	Total		$1,486,885	$332,233

      The Notes are secured by a segregated pool of assets (the “Asset Pool”) that includes a portfolio of chattel paper composed of leases, leases intended as security agreements and installment sales contracts that were acquired or originated by IOSC (the “Leases”), together with the equipment financing portion of each periodic rental payment due pursuant to the terms of each series of Notes. The Leases, including the security interest of IRF as the applicable issuer of the Notes (the “Issuer”) in the underlying equipment and other property related to the Leases (such equipment and property herein referred to as the “Equipment”) are referred to as “Lease Receivables.”
      The Lease Receivables, including the Equipment, were transferred to the Issuer and the Lease Receivables were pledged by the Issuer to the applicable indenture trustee (the “Trustee”) in accordance with the terms of the assignment and servicing agreement applicable to each series of Notes. The Notes are secured solely by the Asset Pool and have no right, title, or interest in the Equipment. The sole sources of funds available for payment of the Notes are the Asset Pool and any applicable reserve account established in

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accordance with each applicable indenture and financial guarantee insurance policy. The Trustee has no right, title, or interest in the residual values of any of the Equipment except to the extent of the Issuer’s limited security interest with respect to recoveries on non-performing Leases.
      The Notes bear interest from the related issuance date at the stated rates specified above. The variable rate 2003-1 Class A-3a Notes have been effectively fixed at 2.095% through interest rate swaps.
      Prior to April 1, 2004, IOSC serviced the Leases. As a result of the U.S. Transaction, we entered into a sub-servicing agreement to delegate the servicing responsibilities to GE. The delegation of these responsibilities does not relieve us of our liabilities with respect thereto.
      In December 2001, we issued lease-backed notes (the “Other Notes”). The Other Notes have a stated maturity of September 15, 2008 and pay an average yield of 5.06%. The Other Notes are collateralized by a pool of office equipment leases or contracts and related assets (the “Other Leases”) acquired or originated by us (together with the equipment financing portion of each periodic lease or rental payment due under the Other Leases on or after the related transfer date) and all related casualty payments, retainable deposits and termination payments. Payments on the Other Notes are made from payments on the Other Leases. The Other Notes have certain credit enhancement features available to the holders of our notes, including a reserve account and an over collateralization account. The Other Notes bear interest from the related issuance date. The variable rate Other Notes have been fixed at 4.180% through interest rate swaps.
      During fiscal 2005, we repaid $350,852 of our leased-back notes. During fiscal 2004, GE assumed $261,355 of our lease-backed notes as part of the U.S. Transaction.

Asset Securitization Conduit Financing Agreements — North America
      Immediately following the closing of the U.S. and Canadian Transactions, GE repaid on our behalf, $796,070 and $63,677 of outstanding balances under our U.S. and Canadian Conduits, respectively, from the proceeds of the Transactions. The proceeds from the Transactions and the repayment of the U.S. and Canadian Conduits have been presented as if we made the repayments of the U.S. and Canadian Conduits directly to the lenders as a financing activity in our consolidated statement of cash flows for fiscal 2005. The U.S. and Canadian Conduits were terminated on March 31, 2004 and June 30, 2004, respectively.

Asset Securitization Conduit Financing Agreements — United Kingdom
      IKON Capital PLC, our leasing subsidiary in the United Kingdom maintains a revolving asset securitization conduit financing agreement (the “U.K. Conduit”). As of September 30, 2005 and 2004, we had approximately $26,471 and $24,788, respectively, available under the U.K. Conduit. During fiscal 2005, we borrowed $6,720 and repaid $9,046 in connection with the U.K. Conduit. During fiscal 2004, we borrowed $134,123 and repaid $139,253 in connection with a former U.K. conduit and the existing U.K. Conduit.

Debt Supporting Unsold Residual Value
      Due mainly to certain provisions within our agreements with GE and other lease syndicators, which do not allow us to recognize the sale of the residual value in which we are the original equipment lessor (primarily state and local government contracts), we must keep the present value of the residual value of those leases on our balance sheet. A corresponding amount of debt is recorded representing the cash received from GE and the syndicators for the residual value. This debt will not be repaid unless required under the applicable agreement in the event that an IKON service performance failure is determined to relieve the lessee of its lease payment obligations. Over the last three years, total repurchases of lease receivables related to our service performance have averaged approximately $140 per year.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At September 30, 2005 and 2004, we had $58,889 and $46,187, respectively, of debt supporting unsold residual value recorded on our balance sheet. A portion of this debt relates to $44,943 and $45,548 of unsold residual value and the present value of the remaining lease receivables that remained on our balance sheet at September 30, 2005 and 2004, respectively. An additional $12,428 of this debt relates to equipment on operating leases that have been funded by GE. Accordingly, the balance of this debt is comprised of the following three components:

•	We have transferred $35,145 of lease receivables to GE for which we have retained all of the risks of ownership at September 30, 2005. This balance was $14,665 at September 30, 2004.

•	We have transferred lease receivables to GE for which we have retained all of the risks of ownership due mainly to the performance features discussed above. As a result, we are required to record an asset and a corresponding amount of debt representing the present value of the residual value related to these lease receivables. At September 30, 2005 and 2004, we had recorded $9,798 and $30,883, respectively, of debt and associated residual value.

•	We have $12,428 of debt related to equipment on operating leases that have been funded by GE.
      We imputed interest at a rate of 3.7% and recorded $879 and $639 of interest expense related to this debt during fiscal 2005 and 2004, respectively. Upon the end of the lease term or repurchase of the lease, whichever comes first, we will reverse the unsold residual value and related debt as the underlying leases mature and any differential will be recorded as a gain on the extinguishment of debt. As of September 30, 2005, this differential was $1,518.

Capital Lease Obligations
      Capital lease obligations and mortgages are collateralized by property and equipment that had a net book value of $730 at September 30, 2005.

Credit Facility
      We maintain a $200,000 secured credit facility (the “Credit Facility”) with a group of lenders. The Credit Facility, which matures on March 1, 2008, provides the availability of revolving loans, with certain sub-limits, and provides support for letters of credit. The amount of credit available under the Credit Facility is reduced by open letters of credit. The amount available under the Credit Facility for borrowings or additional letters of credit was $166,158 at September 30, 2005. The Credit Facility is secured by our accounts receivable and inventory, the stock of our first-tier domestic subsidiaries, 65% of the stock of our first-tier foreign subsidiaries, and all of our intangible assets. All security interests pledged under the Credit Facility are shared with the holders of our 7.25% notes due 2008. Under the original terms of the Credit Facility, share repurchases were permitted up to $150,000 until September 2005, plus 50% of net income after this date could have been used for further share repurchases and dividends, not to exceed $250,000 over the life of the Credit Facility. Beginning on October 20, 2005, under the terms of an amendment to the Credit Facility, we are permitted to repurchase shares and pay dividends in an aggregate amount not to exceed (a) $100,000 over the remaining term of the Credit Facility, plus (b) 50% of consolidated net income, and (c) an additional aggregate amount of $75,000 as long as we maintain a proforma Leverage Ratio (as defined in the Credit Facility) of less than two times at the end of any fiscal quarter, beginning after fiscal 2006.
      The Credit Facility contains affirmative and negative covenants, including limitations on certain fundamental core business changes, investments and acquisitions, mergers, certain transactions with affiliates, creations of liens, asset transfers, payments of dividends, intercompany loans, and certain restricted payments. The Credit Facility contains certain financial covenants relating to: (i) our corporate leverage ratios; (ii) our consolidated interest coverage ratio; (iii) our consolidated asset coverage ratio; (iv) our consolidated net

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
worth ratios; (v) limitations on our capital expenditures; and (vi) limitations on additional indebtedness and liens. Additionally, the Credit Facility contains default provisions customary for facilities of its type.

Letters of Credit
      We have certain commitments available to us in the form of lines of credit that are net of standby letters of credit. As of September 30, 2005, we had $182,624 available under lines of credit, including the $166,158 available under the Credit Facility and had open standby letters of credit totaling $33,842. These letters of credit are supported by the Credit Facility. All letters of credit expire within one year.

Interest Payments
      We made interest payments of $58,683, $61,037, and $52,617 during fiscal 2005, 2004, and 2003, respectively.

4.	ACCOUNTS RECEIVABLE
      Trade accounts receivables are recorded when revenue is recognized in accordance with our revenue recognition policy discussed in Note 1. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable balance based on our historical experience, in addition to any credit matters we are aware of with specific customers. The allowance is reviewed monthly to ensure that there is a sufficient reserve to cover any potential write-offs. Account balances are charged off against the allowance when we feel it is probable the receivable will not be collected. Accounts receivable, net of allowances, consisted of the following at September 30:

	2005	2004

Trade receivables from GE, including amounts unbilled	$150,047	$215,740
Trade receivables from other customers	447,517	441,638

Total trade receivables	597,564	657,378
Other	80,749	89,799

	$678,313	$747,177

      Amounts unbilled to GE represent equipment sales in which revenue recognition requirements have been achieved, however, funding documentation is in transit and has not been received by GE.
      The following are the changes in the allowance for doubtful accounts (included those related to discontinued operations) during the fiscal years ended September 30, 2005, 2004, and 2003:

	Balance at		Write-Offs,	Balance at
	Beginning of		Net of	End of
September 30	Year	Charged to Expense	Recoveries	Year

2005	$7,224	$13,899	$8,839	$12,284
2004	6,894	7,642	7,312	7,224
2003	10,278	8,437	11,821	6,894

5.	LEASE RECEIVABLES
      Our wholly-owned finance subsidiaries are engaged in purchasing office equipment and leasing the equipment to customers under direct financing leases.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Components of lease receivables, net, are as follows:

	September 30

	2005	2004

Gross receivables	$732,767	$1,203,785
Unearned income	(110,315)	(197,559)
Unguaranteed residuals	160,427	210,981
Lease default reserve	(6,613)	(6,446)

Lease receivables, net	776,266	1,210,761
Less: current portion	317,928	457,615

Long-term lease receivables, net	$458,338	$753,146

      The lease default balances at September 30, 2005 and 2004, relate to our European lease portfolio.
      As a result of the Transactions discussed in Note 2, we sold $2,027,832 of our lease receivables related to IOSC and IKON Canada to GE during fiscal 2004. Under the Transactions, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables up to approximately $86,000, which management believes is sufficient to cover all reasonably foreseeable defaults for such leases based on historical trends. In addition, during fiscal 2005 and 2004, we sold $249,083 and $383,381, respectively, of our lease receivables to GE and other syndicators in other transactions as discussed in Note 6.
      At September 30, 2005, future minimum payments to be received under direct financing leases for each of the succeeding fiscal years are as follows: 2006 — $333,639; 2007 — $237,885; 2008 — $105,778; 2009 — $43,418; 2010 — $11,543; and thereafter — $504.
      Our U.S. Conduits were terminated upon execution of the U.S. Transaction on March 31, 2004 (see Notes 2 and 3 for further detail regarding the U.S. Conduits). During fiscal 2004, we entered into revolving asset securitization transactions whereby we pledged $361,952 of lease receivables for $306,134 in cash.
      Our Canadian Conduit was terminated upon execution of the Canadian Transaction on June 30, 2004 (see Notes 2 and 3 for further detail regarding the Canadian Conduit). During fiscal 2004, we entered into revolving asset securitization transactions whereby we pledged $14,278 of lease receivables for $12,136 in cash.
      The U.K. Conduit, which allows us to receive up to £85,000 of cash, was structured as a revolving asset securitization agreement so that as collections reduce previously pledged or transferred interests in the leases, additional leases can be pledged or transferred up to the above amount. As of September 30, 2005, we pledged or transferred $156,869 in financing lease receivables as collateral for the outstanding U.K. Conduit balance of $123,529. As of September 30, 2004, we pledged or transferred $152,274 in financing lease receivables as collateral for the outstanding U.K. Conduit balance of $128,536.
      As of September 30, 2005, IKON Capital PLC had approximately $26,471 available under the U.K. Conduit. The U.K. Conduit names IKON Capital PLC as the initial servicer of the lease portfolios.
      Future minimum lease payments to be received under operating leases for each of the succeeding fiscal years are as follows: 2006 — $10,289; 2007 — $8,661; 2008 — $4,903; 2009 — $2,366; 2010 — $1,030; and thereafter — $142.

6.	SALE OF LEASE RECEIVABLES
      Under the U.S. Program Agreement, the Canadian Rider, and agreements with other syndicators, from time-to-time we may sell customer lease receivables. We do not expect to retain interests in these assets. Gains or losses on the sale of these lease receivables depend in part on the previous carrying amount of the

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
financial assets involved in the transfer. We estimate fair value based on the present value of future expected cash flows using management’s best estimates. As these same assumptions are used in recording the lease receivables, and sale of the lease receivables occurs shortly thereafter, management anticipates that in most instances, book value is expected to approximate fair value.
      During fiscal 2005 and 2004, we sold $249,083 and $383,381, respectively, of lease receivables for cash proceeds in transactions to GE and other syndicators. In those transactions, we will not retain any interest in the assets. No material gain or loss resulted from these transactions.

7.	UNSOLD RESIDUAL VALUE
      Due mainly to certain provisions within our agreements with GE and other lease syndicators, which do not allow us to recognize the sale of the residual value in which we are the original equipment lessor (primarily state and local government contracts), we must keep the present value of the residual value of those leases on our balance sheet. A corresponding amount of debt is recorded representing the cash received from GE and the syndicators for the residual value. This debt will not be repaid unless required under the applicable agreement in the event that an IKON service performance failure is determined to relieve the lessee of its lease payment obligations. Over the last three years, total repurchases of lease receivables related to our service performance have averaged approximately $140 per year.
      At September 30, 2005 and 2004, we had $46,461 and $46,187, respectively, of debt supporting unsold residual value recorded on our balance sheet. A portion of this debt related to $44,943 and $45,548 of unsold residual value and the present value of the remaining lease receivables that remained on our balance sheet at September 30, 2005 and 2004, respectively. Accordingly, the balance of this debt is comprised of the following two components:

•	We have transferred $35,145 of lease receivables to GE for which we have retained all of the risks of ownership at September 30, 2005. This balance was $14,665 at September 30, 2004.

•	We have transferred lease receivables to GE for which we have retained all of the risks of ownership due mainly to the performance features discussed above. As a result, we are required to record an asset and a corresponding amount of debt representing the present value of the residual value related to these lease receivables. At September 30, 2005 and 2004, we had recorded $9,798 and $30,883, respectively, of debt and associated residual value.
      For additional information regarding debt supporting unsold residual value, see Note 3.

8.	PROPERTY AND EQUIPMENT
      Property and equipment, at cost, consisted of:

	September 30

	2005	2004

Land	$1,484	$1,638
Buildings and leasehold improvements	60,584	66,929
Production equipment	32,318	44,513
Furniture and office equipment	153,115	181,981
Capitalized software	203,464	190,860

	450,965	485,921
Less: accumulated depreciation	306,656	321,789

	$144,309	$164,132

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	GOODWILL
      Goodwill associated with our reporting segments was:

	IKON North	IKON
	America	Europe	Total

Goodwill at September 30, 2004	$949,138	$337,426	$1,286,564
Sale of business	—	(9,806)	(9,806)
Translation adjustment	8,899	(7,872)	1,027

Goodwill at September 30, 2005	$958,037	$319,748	$1,277,785

      Changes in the goodwill balance since September 30, 2004 are attributable to foreign currency translation adjustments and the result of the French Sale (discussed in Note 2).
      As of September 30, 2005, we had no intangible assets other than goodwill, except those related to our defined benefit plans.

10.	LEASES
      Equipment acquired under capital leases is included in property and equipment in the amount of $2,538, $5,889, and $6,211, in fiscal 2005, 2004, and 2003, respectively, and the related amounts of accumulated amortization are $1,807 and $3,597 in fiscal 2005 and 2004, respectively. Related obligations are in long-term debt and related amortization is included in depreciation expense.
      At September 30, 2005, future minimum lease payments under noncancelable operating leases with initial or remaining terms of more than one year for each of the succeeding fiscal years are as follows: 2006 — $94,100; 2007 — $77,328; 2008 — $47,783; 2009 — $31,192; 2010 — $22,261; and thereafter — $41,865.
      Total rental expense was $83,041, $93,434, and $100,233 in fiscal 2005, 2004, and 2003, respectively.
      In fiscal 2003, we entered into a sale-leaseback transaction with respect to our corporate offices in Malvern, Pennsylvania. The building had a net book value of $18,451 and was sold for $22,300. We entered into a ten-year operating lease for the building with a third party. The gain from the sale-leaseback was deferred and will be amortized as a reduction of rental expense over the life of the operating lease agreement. At September 30, 2005, we had $2,083 of deferred gain recorded in the consolidated balance sheets.

11.	CONTINGENCIES
      We are involved in a number of environmental remediation actions to investigate and clean up certain sites related to our discontinued operations in accordance with applicable federal and state laws. Uncertainties about the status of laws and regulations, technology and information related to individual sites, including the magnitude of possible contamination, the timing and extent of required corrective actions and proportionate liabilities of other responsible parties, make it difficult to develop a meaningful estimate of probable future remediation costs. While the actual costs of remediation at these sites may vary from management’s estimate because of these uncertainties, we had accrued balances, included in other long-term liabilities in our consolidated balance sheets, of $7,710 and $7,928 as of September 30, 2005 and September 30, 2004, respectively, for our environmental liabilities, and the accrual is based on management’s best estimate of our environmental exposure. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, prior experience in remediation of contaminated sites, and any assessments performed at a site. As assessments and remediation progress at individual sites, these liabilities are reviewed and adjusted to reflect additional technical and legal information that becomes available. After consideration of the legal and regulatory alternatives available to us, the accrual for such exposure, insurance coverage and

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the obligations of other responsible parties identified at some sites, management does not believe that its obligations to remediate these sites would have a material adverse effect on our consolidated financial statements.
      The accruals for such environmental liabilities are reflected in the consolidated balance sheets as part of other long-term liabilities. We have not recorded any potential third party recoveries. Cost sharing arrangements are in place with other potentially responsible parties at sites located in Wallingford, Connecticut, Rockford, Illinois, and Los Angeles, California. The Company paid 60% of the costs associated with the remedial work performed at the Wallingford, Connecticut (Coastcast) site. Active groundwater remediation has been successfully completed. Additional monitoring activities are proposed for the site including soil vapor and residues. The Company agreed to pay 7.5% of the costs associated with the remedial work to be performed at the Rockford, Illinois (Ipsen) site. The State of Illinois intends to bring a motion to enter a consent decree in fiscal 2005 that, if entered, will resolve the Company’s liability at the site. An interim cost-sharing arrangement at the Los Angeles, California (Welbilt) site allocates 30% of the costs to the Company. The parties have retained a joint consultant engaged on the parties’ behalf in final remediation activities. In addition to these cost-sharing arrangements, the Company may also incur legal and technical consulting fees at these sites. The Company previously had a cost-sharing agreement, but has now settled its liability at the Barkhamsted, Connecticut site, subject to certain contingency reservations, for a one-time payment to a Connecticut municipal authority. The Company also previously had a cost-sharing agreement at a site in Bedford Heights, Ohio. Final action was taken by the Ohio EPA in December 2004, confirming completion of remedial work at the Bedford Heights site. We may incur limited counsel and/or environmental consultant fees to monitor both of these sites in the years to come. In addition to the sites with formalized cost-sharing arrangements, the Company is also involved in a number of other environmental remediation actions to investigate and clean up certain sites related to our discontinued operations in accordance with applicable federal and state laws.
      During fiscal 2005 and 2004, we incurred various costs in conjunction with our obligations under consent decrees, orders, voluntary remediation plans, settlement agreements, and other actions to comply with environmental laws and regulations. For the fiscal years ending September 30, 2005, 2004, and 2003, payments related to these obligations were $290, $406, and $498, respectively, which were charged against the related environmental accrual. We will continue to incur expenses in order to comply with our obligations under consent decrees, orders, voluntary remediation plans, settlement agreements, and other actions to comply with environmental laws and regulations.
      We have an accrual related to black lung and workers’ compensation liabilities relating to the operations of a former subsidiary, Barnes & Tucker Company (“B&T”). B&T owned and operated coal mines throughout Pennsylvania. We sold B&T in 1986. In connection with the sale, we entered into a financing agreement with B&T whereby we agreed to reimburse B&T for 95% of all costs and expenses incurred by B&T for black lung and workers’ compensation liabilities, until said liabilities were extinguished. From 1986 through 2000, we reimbursed B&T in accordance with the terms of the financing agreement. In 2000, B&T filed for bankruptcy protection under Chapter 11. The bankruptcy court approved a plan of reorganization that created a black lung trust and a workers’ compensation trust to handle the administration of all black lung and workers’ compensation claims relating to B&T. We now reimburse the trusts for 95% of the costs and expenses incurred by the trusts for black lung and workers’ compensation claims. As of September 30, 2005 and 2004, our accrual for black lung and workers’ compensation liabilities related to B&T was $10,922 and $12,384, respectively, and was reflected in the consolidated balance sheets as part of other long-term liabilities.
      We received notice of possible additional taxes due related to international matters. We believe they will not materially affect our consolidated financial statements.
      We recognize a liability related to certain guarantees for the fair value, or market value, of the obligation we assume.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As a result of the U.S. Transaction, we agreed to indemnify GE with respect to certain liabilities that may arise in connection with business activities that occurred prior to the completion of the U.S. Transaction or that may arise in connection with leases sold to GE under the U.S. Program Agreement. If GE were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, we would be required to reimburse GE for the full amount of GE’s damages; provided, that for certain successful claims, we would only be required to reimburse GE for damages in excess of $20,000, but not to exceed, in the aggregate, $2,000,000. These indemnification obligations generally relate to recourse on different types of lease receivables sold to GE that could potentially become uncollectible. In the event that all lease receivables for which we have indemnified GE become uncollectible, the maximum potential loss we could incur as a result of these indemnifications at September 30, 2005 was $274,209. Based on our analysis of historical losses for these types of leases, we had recorded reserves totaling approximately $203 at September 30, 2005. The equipment leased to the customers related to the above indemnifications represents collateral that we would be entitled to recover and could be remarketed by us. No specific recourse provisions exist with other parties related to assets sold under the U.S. Program Agreement. Under the Transactions, GE assumed substantially all risks related to lease defaults for both the retained and sold lease receivables up to approximately $86,000, which management believes is sufficient to cover all reasonably foreseeable defaults for such leases based on historical trends.
      We guarantee an industrial revenue bond in Covington, Tennessee relating to The Delfield Company, a former subsidiary of Alco Standard (our predecessor company). This bond matures in full on September 1, 2006. We have not accrued any liability with respect to this guarantee based on our analysis of the guaranteed party’s ability and intent to make payment or refinance the bond. In the event the guaranteed party defaults on the bond, we would be required under the agreement to make payment to the lender. As of September 30, 2005, the maximum amount that we would be required to pay the lender is $3,150.
      There are other contingent liabilities for taxes, guarantees, other lawsuits, and various other matters occurring in the ordinary course of business. On the basis of information furnished by counsel and others, and after consideration of the defenses available to us and any related reserves and insurance coverage, management believes that none of these other contingencies will materially affect our consolidated financial statements.

12.	SHAREHOLDERS’ EQUITY
      We have in place a rights agreement (“Rights Plan”) which expires on June 18, 2007 and provides holders of our common stock with rights to purchase, at an exercise price of $204.00, 1/100th of a share of our Series 12 Preferred Stock, in an amount equivalent to the number of shares of our common stock held by such holder (individually, a “Right,” and collectively, the “Rights”).
      The Rights Plan provides that the Rights will be exercisable and will trade separately from shares of our common stock only if a person or group acquires beneficial ownership of 15% or more of the shares of our common stock or commences a tender or exchange offer that would result in such a person or group owning 15% or more of the shares of our common stock (a “Flip-in Event”). Only when a Flip-in Event occurs will shareholders receive certificates for the Rights.
      If any person actually acquires 15% or more of the shares of common stock, other than through a tender or exchange offer for all shares of common stock that provides a fair price and other terms for such shares, or if a 15% or more shareholder engages in certain “self-dealing” transactions or engages in a merger or other business combination in which we survive and shares of our common stock remain outstanding, the other shareholders will be able to exercise the Rights and buy shares of our common stock having twice the value of the exercise price of the Rights. The Rights Plan allows shareholders, upon action by the Board of Directors, to exercise their Rights for 50% of the shares of common stock otherwise purchasable upon surrender to us of the Rights.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Board of Directors may, at its option, redeem the Rights for $0.01 per Right.
      The Rights, in general, may be redeemed at any time prior to the tenth day following public announcement that a person has acquired a 15% ownership position in shares of our common stock.
      In March 2004, the Board of Directors authorized the repurchase of up to $250,000 of our outstanding shares of common stock (the “2004 Plan”). From time-to-time, our Retirement Savings Plan may acquire shares of our common stock in open market transactions or from our treasury shares. During fiscal 2004, we repurchased 6,741 shares of our outstanding common stock for $77,574 under the 2004 Plan. During fiscal 2005, we repurchased 8,437 shares of our outstanding stock for $86,616 under the 2004 Plan. At September 30, 2005, we had $85,810 remaining under the 2004 Plan. Under the original terms of the Credit Facility, share repurchases were permitted up to $150,000 until September 2005, plus 50% of net income after this date could have been used for further share repurchases and dividends, not to exceed $250,000 over the life of the Credit Facility. Beginning on October 20, 2005, under the terms of an amendment to the Credit Facility, we are permitted to repurchase shares and pay dividends in an aggregate amount not to exceed (a) $100,000 over the remaining term of the Credit Facility, plus (b) 50% of consolidated net income and, (c) an additional aggregate amount of $75,000, as long as we maintain a proforma Leverage Ratio (as defined in the Credit Facility) of less than two times at the end of any fiscal quarter, beginning after fiscal 2006.
      From time-to-time, our Retirement Savings Plan may acquire shares of our common stock in open market transactions or from our treasury shares.

13.	EARNINGS PER COMMON SHARE
      The following table sets forth the computation of basic and diluted earnings per common share from continuing operations:

	September 30

	2005	2004	2003

Numerator:
Numerator for basic earnings per common share — income from continuing operations	$73,195	$88,309	$127,406
Effect of dilutive securities:
Interest expense on Convertible Notes, net of taxes of: 2005 — $4,931; 2004 — $5,596; 2003 — $5,662	7,553	9,228	9,338

Numerator for diluted earnings per common share — net income from continuing operations	$80,748	$97,537	$136,744

Denominator:
Denominator for basic earnings per common share — weighted average common shares	139,890	146,634	145,216
Effect of dilutive securities:
Convertible Notes	16,613	19,726	19,960
Employee stock awards	378	329	304
Employee stock options	810	2,593	2,322

Dilutive potential common shares	17,801	22,648	22,586
Denominator for diluted earnings per common share — adjusted weighted average common shares and assumed conversions	157,691	169,282	167,802

Basic earnings per common share from continuing operations	$0.52	$0.60	$0.88

Diluted earnings per common share from continuing operations	$0.51	$0.58	$0.81

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We account for the effect of the Convertible Notes in the diluted earnings per common share calculation using the “if converted” method. Under that method, the Convertible Notes are assumed to be converted to shares (weighted for the number of days outstanding in the period) at a conversion price of $15.03 and interest expense, net of taxes, related to the Convertible Notes is added back to net income.
      Options to purchase 7,388, 5,110, and 8,098 shares of common stock were outstanding during fiscal 2005, 2004, and 2003, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.
      For additional disclosures regarding employee stock options, see Notes 1 and 19.

14.	TAXES ON INCOME
      Provision for income taxes from continuing operations:

	Fiscal Year Ended September 30

	2005		2004		2003

	Current	Deferred	Current	Deferred	Current	Deferred

Federal	$115,404	$(89,711)	$292,937	$(266,131)	$(9,338)	$69,092
Foreign	14,414	(12,015)	5,525	(2,721)	7,005	4,217
State	4,909	(1,246)	21,226	(20,528)	1,291	5,277

Taxes on income	$134,727	$(102,972)	$319,688	$(289,380)	$(1,042)	$78,586

      The components of deferred income tax assets and liabilities were as follows:

	September 30

	2005	2004

Deferred tax assets:
Accrued liabilities, accounts receivable, and inventory	$176,546	$132,360
Net operating loss and capital loss carryforwards	53,072	51,257
Tax credit carryforwards	165	1,237
Other	2,901	1,324

Total deferred tax assets	232,684	186,178
Valuation allowance	30,946	29,162

Net deferred tax assets	201,738	157,016

Deferred tax liabilities:
Depreciation and lease income recognition	$167,025	$279,626

Total deferred tax liabilities	167,025	279,626

Net deferred tax assets (liabilities)	$34,713	$(122,610)

      The overall reduction of the net deferred tax liabilities was primarily associated with the exit of our North American leasing operations described in Note 2. The tax basis in the retained U.S. lease portfolio was lower than the book basis primarily due to accelerated depreciation claimed for tax purposes. Therefore, the run-off of the retained U.S. lease portfolio resulted in a reduction to the deferred tax liabilities and an increase in income tax payments. Net income tax payments (refunds) were $92,291, $356,374, and $(1,758) in fiscal 2005, 2004, and 2003, respectively.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Net operating loss carryforwards consist primarily of state carryforwards of $340,451, principally expiring in fiscal 2006 through 2025 and foreign carryforwards of $58,622, principally expiring in fiscal 2006 through 2020.
      We recorded total tax benefits of $2,127 during fiscal 2005, associated with the deferral of depreciation expense for tax purposes in Ireland. This includes $1,345 of benefits related to depreciable assets purchased in fiscal 2004. During fiscal 2005, we deferred the deduction of Irish tax depreciation expense, in accordance with Irish tax law, until fiscal 2006 when the Irish rate increases to 12.5%.
      During fiscal 2005, we recorded a valuation allowance of $1,536 against net operating losses generated in certain foreign jurisdictions, primarily France and Mexico.
      During fiscal 2005, the tax benefit related to the Mexican Sale, as described in Note 2, was limited to $1,750 since capital losses can only be used to offset capital gains. Since the tax basis in the Mexican investment was higher than the book basis, an additional tax benefit of $7,969 was generated. This benefit was offset by a valuation allowance due to capital loss limitations.
      During fiscal 2005, we recorded a tax benefit of $3,539 associated with the reversal of the valuation allowances on the French Sale, as described in Note 2. Since the tax basis in the French investment was higher than the book basis, an additional tax benefit of $7,876 was generated. This benefit was offset by a valuation allowance due to capital loss limitations.
      During fiscal 2005, $11,388 of deferred tax assets, primarily representing net operating loss carryforwards, were reversed, as they could no longer be utilized. This had no impact on our effective tax rate as the amounts were offset by valuation allowances.
      We recorded a tax benefit of $21,340 during fiscal 2004, associated with the reversal of valuation allowances as a result of the tax gain generated by the U.S. Transaction, described in Note 2, which allowed us to utilize state net operating loss carryforwards during fiscal 2004 and fiscal 2005.
      We recorded a tax benefit of $6,123 during fiscal 2004, associated with the reversal of valuation allowances as a result of improved financial performance achieved by our Canadian operations which will allow for utilization of the Canadian net operating loss carryforwards prior to expiration dates in future periods.
      During fiscal 2004, we recorded a valuation allowance of $4,222 against net operating losses generated in France and Mexico.
      During fiscal 2004, $7,639 of deferred tax assets, primarily representing net operating loss carryforwards and tax credits, were reversed, as they could no longer be utilized. This had no impact on our effective tax rate as the amounts were offset by valuation allowances.
      During fiscal 2004, we recorded additional tax expense of $10,345 from a combination of recording additional reserves for state tax exposures and settling tax audits.
      Pre-tax income from domestic and foreign operations was $83,506 and $21,444, respectively, in fiscal 2005; $101,515 and $17,102, respectively, in fiscal 2004, and $174,985 and $29,965, respectively, in fiscal 2003.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of income tax expense at the U.S. federal statutory income tax rate to actual income tax expense from continuing operations is as follows:

	Fiscal Year Ended September 30

	2005	2004	2003

Tax at statutory rate	$37,010	$41,516	$71,732
State income taxes, net of U.S. federal tax benefit	4,917	5,289	5,022
Net (decrease) increase in tax reserves	(691)	10,345	—
Valuation allowance changes	(2,674)	(23,241)	2,486
Foreign, including credits	(5,118)	(1,423)	(231)
Other	(1,689)	(2,178)	(1,465)

	$31,755	$30,308	$77,544

      Undistributed earnings of our foreign subsidiaries were approximately $139,500 at September 30, 2005. Those earnings are considered to be indefinitely reinvested and, therefore, no provision has been recorded for U.S. federal and state income taxes. See Note 1 regarding the impact of the AJCA.

15.	SEGMENT REPORTING
      SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” defines operating segments as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and for assessing performance.
      We have identified the IKON North America Copier Business, the IKON North America Outsourcing Business and IKON Europe (“IE”) as our three operating segments. We report information about our operating segments based on the structure of our internal organization and the way our chief operating decision maker, our Chief Executive Officer, organizes the segments within the enterprise for making operating decisions, assessing performance and allocating resources and management responsibility. We determined that our IKON North America Copier and IKON North America Outsourcing businesses have similar economic characteristics and, as such, we have aggregated IKON North America Copier and IKON North America Outsourcing into one reportable segment referred to as IKON North America (“INA”).
      Our two reportable segments, INA and IE, each provide copiers, printers, color solutions and a variety of document management service capabilities through Enterprise Services; however, we believe they do not meet all of the aggregation criteria to be reported as one segment. These segments also include our captive finance subsidiaries in North America (including those now divested) and Europe, respectively.
      The accounting policies for both INA and IE are the same as those described in the summary of significant accounting policies in Note 1. The table below presents segment information from continuing operations for the fiscal years ended September 30, 2005, 2004, and 2003:

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Corporate
	IKON North	IKON	and
	America	Europe	Eliminations	Total

Year Ended September 30, 2005
Net sales	$1,668,287	$294,980	$—	$1,963,267
Services	2,074,392	234,374	—	2,308,766
Finance income	78,066	27,206	—	105,272
(Gain) on divestiture of businesses, net	(1,421)	(10,110)	—	(11,531)
Restructuring and asset impairments	9,424	—	1,119	10,543
Operating income (loss)	360,687	39,649	(244,339)	155,997
Loss from early extinguishment of debt, net	—	—	6,034	6,034
Interest income	—	—	7,388	7,388
Interest expense	—	—	(52,401)	(52,401)

Income from continuing operations before taxes on income	$360,687	$39,649	$(295,386)	$104,950

Year Ended September 30, 2004
Net sales	$1,708,470	$280,294	$—	$1,988,764
Services	2,076,981	226,572	—	2,303,553
Finance income	247,568	25,823	—	273,391
Loss on divestiture of businesses, net	11,427	—	—	11,427
Operating income (loss)	436,699	25,286	(259,403)	202,582
Loss from early extinguishment of debt, net	—	—	35,906	35,906
Interest income	—	—	3,259	3,259
Interest expense	—	—	(51,318)	(51,318)

Income from continuing operations before taxes on income	$436,699	$25,286	$(343,368)	$118,617

Year Ended September 30, 2003
Net sales	$1,736,350	$253,495	$—	$1,989,845
Services	2,075,202	207,916	—	2,283,118
Finance income	365,264	22,929	—	388,193
Operating income (loss)	455,630	25,830	(208,292)	273,168
Loss from early extinguishment of debt, net	—	—	19,187	19,187
Interest income	—	—	1,512	1,512
Interest expense	—	—	(50,543)	(50,543)

Income from continuing operations before taxes on income	$455,630	$25,830	$(276,510)	$204,950

      Reconciliation of segment assets, depreciation expense from continuing operations, and expenditures for fixed assets from continuing operations to consolidated assets, depreciation expense from continuing opera-

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
tions, and expenditures for fixed assets from continuing operations for the years ended September 30, 2005, 2004, and 2003 is as follows:

			Corporate
	IKON North	IKON	and
	America	Europe	Eliminations	Total

Year Ended September 30, 2005
Segment assets	$2,261,502	$821,642	$748,675	$3,831,819
Depreciation expense from continuing operations	48,379	7,542	17,189	73,110
Expenditures for fixed assets from continuing operations	60,942	9,698	1,509	72,149
Year Ended September 30, 2004
Segment assets	$2,855,113	$843,676	$819,624	$4,518,413
Depreciation expense from continuing operations	51,386	8,240	22,268	81,894
Expenditures for fixed assets from continuing operations	80,262	9,916	6	90,184
Year Ended September 30, 2003
Segment assets	$5,174,006	$774,829	$651,772	$6,600,607
Depreciation expense from continuing operations	68,240	7,337	25,394	100,971
Expenditures for fixed assets from continuing operations	83,645	10,035	30,681	124,361
      Our INA segment assets at September 30, 2005 decreased compared to September 30, 2004 due mainly to the continued run-off of the retained U.S. lease portfolio.
      Our INA segment assets at September 30, 2004, decreased significantly compared to September 30, 2003 as a result of the Transactions.
      The following is revenue from continuing operations and long-lived asset information by geographic area for the years ended and as of September 30:

	2005	2004	2003

Revenues
United States	$3,592,387	$3,799,004	$3,949,061
United Kingdom	388,860	361,883	339,425
Canada	207,280	213,402	199,950
Other	188,778	191,419	172,720

	$4,377,305	$4,565,708	$4,661,156

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004	2003

Long-Lived Assets
United States	$1,135,016	$1,164,372	$1,103,331
United Kingdom	280,752	288,319	267,525
Canada	155,981	148,457	133,886
Other	70,823	95,264	95,361

	$1,642,572	$1,696,412	$1,600,103

      Long-lived assets consist of equipment on operating leases, net property and equipment, goodwill, and other assets. Long-term receivables in the amount of $2,995, $3,609, and $6,034 in fiscal 2005, 2004, and 2003, respectively, have been included in other assets on the consolidated balance sheets, but are excluded from total long-lived assets above.

16.	EMPLOYEE BENEFIT PLANS

Defined Benefit Plans
      We sponsor defined benefit pension plans for the majority of our employees. The benefits generally are based on years of service and compensation. We fund at least the minimum amount required by government regulations.
      All U.S. employees hired before July 1, 2004 are eligible to participate in the U.S. defined benefit pension plans covering active employees (together with the Directors’ Retirement Plan identified as the “U.S. Plans”). Effective September 30, 2005, the U.S. Plans were frozen, other than the Directors’ Retirement Plan, which was discontinued in 1997 and only provides benefits to three retired Directors. Accordingly, participants will no longer accrue benefits under these plans. Calculations related to our pension plans are based on data as of June 30 of each fiscal year. As a result, plan amendments and other changes pertaining to our pension plans occurring during the fourth quarter of our fiscal year, are reflected in the subsequent financial year. As a result of the freezing of the U.S. Plans, we will record a curtailment charge of $2,852 during the first quarter of fiscal 2006.
Required Pension Information — June 30, 2005 Measurement Date
      The components of net periodic pension cost for the company-sponsored defined benefit pension plans are:

	Fiscal Year Ended September 30

	2005		2004		2003

	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans

Service cost	$28,490	$3,899	$28,898	$4,107	$24,406	$3,332
Interest cost on projected benefit obligation	32,869	3,839	30,327	3,159	28,496	2,462
Expected return on assets	(31,476)	(3,736)	(24,037)	(2,911)	(21,683)	(2,575)
Amortization of net obligation	—	642	—	710	(1,252)	352
Amortization of prior service cost	566	6	566	5	566	—
Recognized net actuarial loss	7,943	—	10,030	175	3,720	14
Amortization of transition amount	—	37	—	36	—	—

Net periodic pension cost	$38,392	$4,687	$45,784	$5,281	$34,253	$3,585

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Assumptions used to determine net periodic benefit cost for the company-sponsored defined benefit pension plans were:

	Fiscal Year Ended September 30

	2005		2004		2003

	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans

Weighted average discount rates	6.3%	5.8%	6.0%	5.7%	7.2%	6.4%
Rates of increase in compensation levels	3.0	4.0	3.0	4.0	4.0	4.0
Expected long-term rate of return on assets	8.5	8.0	8.5	8.0	8.5	7.6
      Assumptions used to determine benefit obligations as of the end of each fiscal year for the company-sponsored defined benefit pension plans were:

	Ended September 30

	2005		2004		2003

	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans

Weighted average discount rates	5.2%	5.1%	6.3%	5.8%	6.0%	5.7%
Rates of increase in compensation levels	3.0	4.0	3.0	4.0	3.0	4.0
      The funded status and amounts recognized in the consolidated balance sheets for the company-sponsored defined benefit pension plans were:

	September 30

	2005		2004

	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans

Change in Benefit Obligation
Benefit obligation at beginning of year	$524,833	$62,289	$514,219	$50,083
Service cost	28,490	3,899	28,898	4,107
Interest cost	32,869	3,839	30,327	3,159
Actuarial loss (gain)	148,542	19,060	(30,683)	695
Benefits paid	(18,166)	(1,448)	(18,211)	(1,103)
Special termination benefits	—	—	283	—
Employee contributions	—	348	—	364
Translation adjustment	—	(14)	—	4,984

Benefit obligation at end of year	$716,568	$87,973	$524,833	$62,289

Change in Plan Assets
Fair value of plan assets at beginning of year	$364,061	$44,770	$251,263	$32,911
Actual return on plan assets	21,439	7,074	42,219	4,858
Employer contribution	40,392	3,716	92,569	4,931
Employee contributions	—	348	—	364
Expenses	(4,148)	(912)	(3,779)	(811)
Benefits paid	(18,166)	(1,448)	(18,211)	(1,103)
Translation adjustment	—	149	—	3,620

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30

	2005		2004

	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans

Fair value of plan assets at end of year	$403,578	$53,697	$364,061	$44,770

Funded status	$(312,990)	$(34,276)	$(160,772)	$(17,519)
Unrecognized net actuarial loss	275,233	31,782	120,446	16,113
Unamortized transition amount	—	799	—	853
Unrecognized prior service cost	2,898	69	3,465	69

Net amount recognized	$(34,859)	$(1,626)	$(36,861)	$(484)

Amounts recognized on the consolidated balance sheet
Accrued benefit obligation	$(223,812)	$(24,190)	$(103,600)	$(13,005)
Deferred taxes	73,492	6,555	24,993	3,480
Intangible asset	2,898	868	3,465	922
Accumulated other comprehensive loss	112,563	15,141	38,281	8,119

Net amount recognized	$(34,859)	$(1,626)	$(36,861)	$(484)

      The increase in the actuarial losses is due primarily from the impact of the decrease in the weighted average discount rates from fiscal 2004 to fiscal 2005.
      When the fair value of pension plan assets is less than the accumulated benefit obligation, an additional minimum liability is recorded in other comprehensive income within Shareholders’ Equity. In fiscal 2005 and fiscal 2004, there was an increase (decrease) to the minimum pension liability in the U.S. Plans included in other comprehensive income of $74,282 and $(34,459), respectively. In fiscal 2005 and fiscal 2004 there was an increase to the minimum pension liability to the Non-U.S. Plans included in other comprehensive income of $7,022 and $8,119, respectively. These increases (decreases) were primarily due to the impact of changes in the discount rates, partially offset by the impact of contributions to the plans.
      On August 1, 2005, 1,782,000 shares of IKON Office Solutions common stock were divested from the U.S. Plans. As of September 30, 2005, the U.S. Plans no longer have investments in our common stock. As of September 30, 2005 and 2004, our plans’ assets were allocated as follows:

	September 30

	2005		2004

	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans

Percentage of Plan Assets
Equity securities	72%	72%	81%	76%
Debt securities	18	20	16	17
Other, primary cash/cash equivalents	10	8	3	7

	100%	100%	100%	100%

      The primary objective underlying the pension plans’ investment policy is to ensure that the assets of the plans are invested in a prudent manner to meet the obligations of the plans as these obligations come due. The investment policy and the associated investment practices must comply with all applicable laws and regulations.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The investment policy establishes strategic asset allocation percentage targets and appropriate benchmarks for each significant asset class to obtain a prudent balance between risk and return. The interaction between plan assets and benefit obligations is periodically reviewed to assist in the establishment of strategic asset allocation targets. Our current asset allocation targets for fiscal 2005 are to have 70%-85% in equity securities, 13%-23% in debt securities, and 2%-8% in other investments, primarily cash and cash equivalents.
      The investment policy is based on an expectation that equity securities will outperform debt securities over the long-term. Accordingly, in order to maximize the return on assets, a majority of assets are invested in equity securities. Equity investments with dissimilar expected rates of return, return volatility, and correlation of returns are utilized to reduce risk by providing diversification relative to equities. Investments within the other asset classes are also diversified to further reduce the impact of losses in any particular investment.
      For the U.S. Plans, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $716,568, $627,390, and $403,578, respectively, at September 30, 2005, and $524,833, $467,661, and $364,061, respectively, at September 30, 2004.
      For the Non U.S. Plans, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $87,973, $77,924, and $53,697, respectively, at September 30, 2005, and $47,025, $43,908, and $33,032, respectively, at September 30, 2004.
      We expect to make contributions in fiscal 2006 to our U.S. Plans and Non-U.S. Plans of approximately $1,500 and $3,500, respectively, excluding any voluntary contributions we may make.
      In the future, we expect to make the following benefit payments to participants:

	U.S.	Non-U.S.
	Plans	Plans

Fiscal year:
2006	$18,055	$1,180
2007	18,941	1,272
2008	19,209	1,409
2009	19,586	1,556
2010	20,115	1,733
2011 — 2015	116,222	13,073
Supplemental Pension Information - July 2005 Measurement Date - U.S. Plans
      Because our pension plan information is based on a June 30 measurement date, our financial statements reflect the status of our pension plans as of June 30. However, because of the significance of the impact of freezing the U.S. Plans (a curtailment that will be accounted for in fiscal 2006), we have also provided below certain selected financial information representing an estimate of the status of our pension plans using a July 2005 measurement date, the period in which the Company’s Board of Directors approved the freezing of the U.S. Plans. The additional financial information should be read supplementally to the required disclosures under SFAS 87, “Employers’ Accounting for Pensions,” which is presented above.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 2005	July 2005
	Measurement Date	Measurement Date	Change

U.S. Plans
Projected benefit obligation at end of year	$716,568	$602,502	$(114,066)
Accumulated benefit obligation	627,390	602,502	(24,888)
Funded status	(312,990)	(187,447)	125,543
Unrecognized net actuarial loss	275,233	145,236	(129,997)
      In addition, the discount used to determine the benefit obligation at September 30, 2005, would have increased from 5.2% to 5.4%. For purposes of determining the fiscal 2006 pension expense of the U.S. Plans, the discount rate utilized will be 5.4%.

Defined Contribution Plan
      Many of our employees are eligible to participate in our Retirement Savings Plan (“RSP”). The RSP allows employees to invest 1% to 25% of regular compensation before taxes in fifteen different investment funds. We provide a matching contribution to an amount equal to 50% of the employees’ contributions, up to 6% of regular compensation, for a maximum match of 3%. Effective January 1, 2006, we will increase the employer match of the U.S. defined contribution plan for participants who were hired prior to July 1, 2004 based on a scale commensurate with years of service. Participants are permitted to elect to allocate our matching contribution in various investment options including those of our common stock. Employees vest in a percentage of our contribution after two years of service, with full vesting at the completion of five years of service. Total expense related to the plan was $16,710, $17,372, and $17,858 in fiscal 2005, 2004, and 2003, respectively.

Long-Term Incentive Compensation Plan
      We have a Long-Term Incentive Compensation Plan (“LTIP”) pursuant to which key management employees have been granted performance-based awards, which are earned upon achieving predetermined performance objectives during three-year intervals, and time-based restricted stock awards, which are earned upon the fulfillment of vesting requirements. The value of these performance-based awards is charged to expense over the related plan period. In fiscal 2005, 2004, and 2003, performance-based awards which would be payable in cash or stock totaling $10,340, $11,320, and $10,744, respectively, were granted to LTIP participants. During fiscal 2005 and 2004, we recognized income of $689 and $417, respectively, due to a change in estimate of future payouts related to these awards. During fiscal 2003, we expensed $2,660 related to these awards. See common stock and unearned compensation on the consolidated statements of shareholders’ equity for time-based stock awards.

17.	RESTRUCTURING AND ASSET IMPAIRMENT CHARGES
      During fiscal 2005, we took several actions to reduce costs, increase productivity, and improve operating income. These actions involved our operations in Business Document Services (“BDS”), Legal Document Services (“LDS”), our North American field organization and our corporate staff, and our operating subsidiary in Mexico (see Note 2).

Business Document Services
      During the second quarter of fiscal 2005, we exited BDS, which provided off-site document management solutions, including digital print and fulfillment services. This exit was achieved by the closure or sale of 11 North American operating sites. As of September 30, 2005, all of the 11 BDS sites were closed or sold.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Proceeds received from the sale of two sites were not material. As a result of this exit, the results of operations and cash flows of BDS are classified as discontinued operations (see Note 18).
      For the fiscal year ended September 30, 2005, pre-tax restructuring and asset impairment charges related to BDS were $9,267 and $1,331, respectively. The pre-tax components of the restructuring, asset impairment charges, and other costs for fiscal 2005 are as follows:

Fiscal Year Ended
September 30, 2005

Type of Charge
Restructuring charge:
Severance	$3,584
Contractual commitments	2,686
Contract termination	2,997

Total restructuring charge	9,267
Asset impairment charge for fixed assets	1,331
Other non-restructuring items	891

Total	$11,489

      The severance charge of $3,584 represents a total of 302 employees during fiscal 2005. The asset impairment charge represents fixed asset write-offs. In addition, during fiscal 2005, we wrote-down inventories and other assets by $610 and recorded additional reserves for accounts receivable of $281, which are included in “other non-restructuring items” in the table above. These charges are included within discontinued operations.

Legal Document Services
      LDS provides off-site document management solutions for the legal industry, including document imaging, coding and conversion services, legal graphics, and electronic discovery. During fiscal 2005, we closed 16 of 82 LDS sites in North America to provide cost flexibility and savings.
      As a result of the closure of these sites, we recorded a pre-tax restructuring and asset impairment charge related to LDS of $2,094 and $229, respectively, for the fiscal year ended September 30, 2005. The pre-tax components of the restructuring, asset impairment charges, and other costs for fiscal 2005 are as follows:

Fiscal Year Ended
September 30, 2005

Type of Charge
Restructuring charge:
Severance	$1,322
Contractual commitments	612
Contract termination	160

Total restructuring charge	2,094
Asset impairment charge for fixed assets	229
Other non-restructuring items	112

Total	$2,435

      The restructuring charge represents severance of $1,322 for the termination of 157 employees during fiscal 2005. The asset impairment charge of $229 represents fixed asset write-offs. In addition, we wrote-down

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
inventories and other assets by $44 and recorded additional reserves for accounts receivable of $68, which are included in “other non-restructuring items” in the table above.

Field Organization and Corporate Staff Reduction
      During fiscal 2005, we reorganized our field structure in North America to serve our customers in a more cost-effective manner, while maximizing sales potential. To achieve this, we expanded geographic coverage under certain area vice presidents, allowing us to reduce the number of our marketplaces. By streamlining our field leadership structure and reducing other corporate staff, we expect to save costs while maintaining our sales capabilities and services provided to customers. As a result of these actions, we recorded a pre-tax restructuring charge of $8,176 representing severance for 381 employees during the fiscal year ended September 30, 2005. In addition, we recorded asset impairments representing fixed asset write-offs in the amount of $112 during fiscal 2005.

Summarized Restructuring Activity
      The pre-tax components of the restructuring and asset impairment charges for fiscal 2005 are as follows:

Fiscal Year Ended
September 30, 2005

Type of Charge
Restructuring charge:
Severance	$13,082
Contractual commitments	3,298
Contract termination	3,157

Total restructuring charge	19,537
Asset impairment charge for fixed assets	1,672
Other non-restructuring items	1,003

Total	$22,212

      We calculated the asset impairment charges in accordance with SFAS 144. The proceeds received for sites sold or held for sale were not sufficient to cover the fixed asset balances and, as such, those balances were written off. Fixed assets associated with closed sites were written-off.
      All restructuring costs were incurred within INA and Corporate.
      The following presents a reconciliation of the restructuring and asset impairment charges to the accrual balance remaining at September 30, 2005, which is included in other accrued expenses on the consolidated balance sheet:

		Cash	Non-Cash
	Fiscal 2005	Payments	Charges	Ending Balance
	Charge	Fiscal 2005	Fiscal 2005	September 30, 2005

Severance	$13,082	$11,107	$—	$1,975
Contractual commitments	3,298	1,846	—	1,452
Contract termination	3,157	3,034	—	123
Asset impairments	1,672	—	1,672	—
Other non-restructuring items	1,003	—	1,003	—

Total	$22,212	$15,987	$2,675	$3,550

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The projected payments of the remaining balances of the charge, by fiscal year, are as follows:

	Fiscal 2006	Fiscal 2007	Fiscal 2008	Beyond	Total

Projected Payments
Severance	$1,975	$—	$—	$—	$1,975
Contractual commitments	617	331	248	256	1,452
Contract termination	123	—	—	—	123

Total	$2,715	$331	$248	$256	$3,550

      All contractual commitment amounts related to leases are shown net of projected sublease income. Projected sublease income was $1,481 at September 30, 2005. To the extent that sublease income cannot be realized, changes to the restructuring charges will be incurred in each period in which sublease income is not received.
      The employees affected by the charge were as follows:

Fiscal 2005
Employee
Terminations

Headcount Reductions
BDS	302
LDS	157
Field organization and corporate staff	381

Total	840

      The sites affected by the charge were as follows:

	Initial Planned	Sites Closed at	Change in Estimate
	Site Closures	September 30, 2005	of Site Closures

Site Closures
BDS	11	11	—
LDS	17	16	(1)

Total	28	27	(1)

      During the third quarter of fiscal 2005, management determined that one of the 17 LDS sites initially approved for closing would remain in operation. As such, there were 16 sites affected and closed by the charge as of September 30, 2005. As of September 30, 2005, there were no additional employees to be terminated and there were no remaining sites to be closed related to the actions described above. Severance payments to terminated employees are made in installments. The charges for contractual commitments relate to real estate lease contracts for certain sites that we have exited but are required to make payments over the balance of the lease term. The charges for contract termination represent costs incurred to immediately terminate contracts.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	DISCONTINUED OPERATIONS
      In connection with our restructuring plan discussed in Note 17, we exited from BDS, a component of INA, during fiscal 2005. The exit of this business involved the sale or closure of 11 digital print centers. These sales and closures were evaluated for severance and lease liabilities, and asset impairments, including goodwill, in accordance with our accounting policies. Operating activities of BDS have been reported as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. Summarized financial information for BDS is set forth below:

	Fiscal Year Ended September 30

	2005	2004	2003

Revenues	$20,577	$47,843	$52,004
Operating loss	(20,709)	(7,623)	(6,859)
Tax benefit	8,180	3,008	2,560

Net loss from discontinued operations	$(12,529)	$(4,615)	$(4,299)

      The BDS operating loss of $20,709 for the fiscal year ended September 30, 2005 consisted of losses from operations of $9,220 and $11,489 of asset impairments, severance, contractual commitments, contract termination, and other costs (described in additional detail in Note 17).
      As of September 30, 2005, all digital print centers were closed or sold. Assets related to BDS are recorded at their estimated net realizable value.

19.	STOCK OPTIONS
      Changes in common shares under option were:

		Weighted
	Shares	Average Price

September 30, 2002	14,766	$10.14
Granted	2,095	7.73
Exercised	(1,026)	3.09
Cancelled	(1,662)	10.57

September 30, 2003	14,173	10.28
Granted	2,139	10.84
Exercised	(2,406)	4.23
Cancelled	(736)	14.12

September 30, 2004	13,170	11.28
Granted	1,656	10.89
Exercised	(1,024)	4.61
Cancelled	(1,298)	14.34

September 30, 2005	12,504	$11.46

Available for Grant	4,946

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The total pretax intrinsic value of options exercised during the fiscal 2005 was $5,864. The weighted-average fair values at date of grant for options granted during fiscal years 2005, 2004, and 2003 were $4.85, $4.27, and $4.05, respectively, and were estimated using the Black-Scholes option-pricing model. The following assumptions were applied for fiscal 2005, 2004, and 2003, respectively:

	Fiscal Year Ended September 30

	2005	2004	2003

Expected dividend yield	1.5%	1.5%	2.1%
Expected volatility rate	53.7%	51.7%	53.0%
Expected lives	5.0 years	5.0 years	5.0 years
Risk-free interest rate	3.6%	3.2%	3.1%
      The Company used historical price observations at regular intervals since 1993 through the respective option date to determine the expected volatility assumption in the Black-Scholes model. The Company considered the factors suggested in SFAS 123(R) in determining a method to calculate volatility and ultimately determined that the historical volatility approach was appropriate based upon the Company’s assessment that historical volatility reasonably represents future stock price trends.
      The risk-free interest rate assumption is based upon the interest rates published by the Federal Reserve for U.S. Treasury Securities with a five-year life. The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts.
      The expected life of employee stock options is based on both the historical exercise pattern and from calculating an expected term from the option date to full exercise for the options granted. The expected life for option grants made during the year was estimated to be five years based on currently available data including an estimate for unexercised options.
      Stock-based compensation expense recognized in the consolidated statements of income is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those original estimates. Forfeitures were estimated based on historical experience.
      The following table summarizes information about stock options outstanding at September 30, 2005:

	Options Outstanding				Options Exercisable

		Weighted-					Weighted-
		Average		Weighted-		Weighted-	Average
	Number	Remaining	Aggregate	Average	Number	Average	Remaining	Aggregate
	Outstanding at	Contractual	Intrinsic	Exercise	Exercisable at	Exercise	Contractual	Intrinsic
Range of Exercise Prices	September 30, 2005	Life	Value	Price	September 30, 2005	Price	Life	Value

$ 2.38 - 7.92	4,330	5.0 years	$21,577	$5.10	3,882	$4.80	5.8 years	$20,109
8.20 - 11.22	3,884	7.6	622	10.53	1,226	10.07	6.9	595
11.45 - 18.14	3,008	4.7	—	12.79	2,941	12.81	5.2	—
19.90 - 46.59	1,281	1.5	—	32.69	1,281	32.69	1.5	—
      The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $9.98 as of September 30, 2005, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of September 30, 2005 was 5,122. The total fair value of shares vested during the fiscal year was $8,654.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	FINANCIAL INSTRUMENTS
      We use financial instruments in the normal course of our business, including derivative financial instruments, for purposes other than trading. These financial instruments include debt, commitments to extend credit, interest rate caps, and interest rate and currency swap agreements. The notional or contractual amounts of these commitments and other financial instruments are discussed below.

Concentration of Credit Risk
      We are subject to credit risk through trade receivables, lease receivables, and short-term cash investments. Credit risk with respect to trade and lease receivables is minimized because of geographic dispersion of our large customer base. However, at September 30, 2005, we had accounts receivable from GE of $150,047 (including amounts unbilled), which represents a significant concentration of our accounts receivable. Accordingly, if GE were not able to repay the amount owed to us, the impact would have a material adverse effect on our liquidity, financial position, and results of operations.
      Short-term cash investments are placed with high credit quality financial institutions and in short duration corporate and government debt securities funds. We generally limit the amount of credit exposure in any one type of investment instrument.

Interest Rate Caps
      We have a 7.00% interest cap relating to the securitization program of our United Kingdom subsidiary having a total principal/notional amount of £85,000 at September 30, 2005 and 2004, respectively.

Interest Rate and Currency Swap Agreements
      We have interest rate swap agreements relating to our lease-backed notes in the U.S., having a total principal/notional amount of $43,719 and $164,400 at September 30, 2005 and 2004, respectively, with fixed rates of 2.095% at September 30, 2005, and 2.095% to 4.180% at September 30, 2004. We are required to make payments to the counterparties at the fixed rate stated in the agreements and in return we receive payments at variable rates.
      All of our derivatives used as hedges are highly effective, as defined by SFAS 133, because all of the critical terms of the derivatives match those of the hedged item. All of our derivatives have been designated as cash flow hedges at the time of adoption of SFAS 133 or at the time they were executed, if later than October 1, 2000. All derivatives are adjusted to their fair market values at the end of each quarter. Unrealized net gains and losses for cash flow hedges are recorded in Other Comprehensive Income (“OCI”).
      As of September 30, 2005, all of our derivatives designated as hedges are interest rate swaps, which qualify for evaluation using the “short cut” method for assessing effectiveness. As such, there is an assumption of no ineffectiveness. We use interest rate swaps to fix the interest rates on our variable rate classes of lease-backed notes, which results in a lower cost of capital than if we had issued fixed rate notes. During the year ended September 30, 2005, unrealized net gains totaling $85 after taxes, were recorded in OCI.
      We are exposed to credit loss, in the event of nonperformance by the counterparties to the swap agreement.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents, Accounts Receivable, and Notes Payable
      The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-Term Debt
      The fair value of long-term debt instruments is estimated using a discounted cash flow analysis. For more information on these instruments, refer to Note 3.
      The carrying amounts and fair values of our financial instruments, excluding $58,889 and $46,187 of debt supporting unsold residual value, at September 30, 2005 and 2004, respectively, are as follows:

	September 30

	2005		2004

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt:
Bond issues	$728,657	$664,118	$798,742	$756,080
Sundry notes, bonds and mortgages	636	636	6,138	6,083
Non-corporate debt	465,777	458,645	816,622	811,770
Interest rate swaps	411	411	283	283

21.	QUARTERLY FINANCIAL SUMMARY (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

2005
Revenues	$1,085,445	$1,092,273	$1,098,305	$1,101,282	$4,377,305
Gross profit	393,474	382,213	389,439	386,552	1,551,678
Income from continuing operations before taxes on income	31,763	12,622	38,093	22,472	104,950
Income from continuing operations	20,872	7,749	25,373	19,201	73,195
Net loss from discontinued operations	(1,126)	(8,675)	(1,942)	(786)	(12,529)
Net income	19,746	(926)	23,431	18,415	60,666
Basic earnings (loss) per common share
Continuing operations	0.15	0.06	0.18	0.14	0.52
Discontinued operations	(0.01)	(0.06)	(0.01)	(0.01)	(0.09)
Net income	0.14	(0.01)*	0.17	0.13	0.43
Diluted earnings (loss) per common share
Continuing operations	0.14	0.06	0.17	0.14	0.51
Discontinued operations	(0.01)	(0.06)	(0.01)	(0.01)	(0.08)
Net income	0.14 *	(0.01)*	0.16	0.13	0.43
Dividends per common share	0.04	0.04	0.04	0.04	0.16
Common stock price-high/low	12.14/10.07	11.55/9.72	10.34/8.55	10.19/9.18	12.14/8.55

*	Does not add due to rounding.

IKON OFFICE SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      First, second, third, and fourth quarters of fiscal 2005 include charges for the expensing of stock based compensation in accordance with SFAS 123(R) of $2,370, $2,073, $1,586, and $1,834, respectively. Second, third, and fourth quarters of fiscal 2005 include pre-tax restructuring, asset impairment and related charges of $12,028, ($520) and ($785), respectively. Second and fourth quarters of fiscal 2005 include pre-tax charges from early extinguishment of debt of $1,734 and $4,300, respectively. Second and fourth quarters of fiscal 2005 include pre-tax gains from the divestiture of businesses of $1,901 and $9,630, respectively. Second and fourth quarters of fiscal 2005 include pre-tax charges from the early termination of real estate contracts of $2,168 and $3,944, respectively. The fourth quarter of fiscal 2005 includes a pre-tax charge of $7,000 for the early termination of a consulting contract, a pre-tax charge of $1,000 related to Hurricanes Katrina and Rita and a pre-tax charge of $3,798 from a change in certain U.K. pension liabilities.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

2004
Revenues	$1,124,310	$1,161,127	$1,143,227	$1,137,044	$4,565,708
Gross profit	427,714	430,090	424,571	402,341	1,684,716
Income from continuing operations before taxes on income	47,913	33,837	14,830	22,037	118,617
Income from continuing operations	29,766	28,439	9,202	20,902	88,309
Net loss from discontinued operations	(988)	(1,180)	(809)	(1,638)	(4,615)
Net income	28,778	27,259	8,393	19,264	83,694
Basic earnings (loss) per common share
Continuing operations	0.20	0.19	0.06	0.14	0.60
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.20	0.18	0.06	0.13	0.57
Diluted earnings (loss) per common share
Continuing operations	0.19	0.18	0.06	0.14	0.58
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Net income	0.18	0.17	0.06	0.13	0.55
Dividends per common share	0.04	0.04	0.04	0.04	0.16
Common stock price-high/low	12.20/7.25	13.25/11.15	13.00/10.15	12.41/10.90	13.25/7.25
      First, second, and third quarters of fiscal 2004 include pre-tax losses from the early extinguishment of debt of $73, $3,146, and $32,687, respectively. Second and third quarters of fiscal 2004 include pre-tax losses (gains) on divestiture of business of $12,125 and $(698), respectively. Second and fourth quarters of fiscal 2004 include tax reserve adjustment benefits of $4,720 and $7,048, respectively.

Offer to Exchange
Up to $225,000,000 Principal Amount Outstanding of
7 3/4% Senior Notes due 2015
for
a Like Principal Amount of
7 3/4% Senior Notes due 2015
which have been registered under the Securities Act of 1933

PROSPECTUS

Dealer Prospectus Delivery Obligation
      Until                     , 2006, all broker-dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of broker-dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                    , 2005

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
      The Ohio General Corporation Law provides that a corporation shall indemnify persons who incur expenses in the successful defense of a suit or a proceeding brought by reason of the fact that such persons are or were directors or officers of the corporation. Pursuant to Ohio law, IKON has adopted, as part of its Code of Regulations, provisions whereby IKON shall indemnify such persons against expenses (including attorneys’ fees) reasonably incurred in connection with the successful defense of such actions. The Code of Regulations also provides that IKON shall indemnify such persons for expenses (including attorneys’ fees) reasonably incurred in connection with threatened litigation.
      If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, the Code of Regulations provides that such a person shall be indemnified against both (1) expenses (including attorneys’ fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of IKON, and, with respect to any criminal action, he had no reasonable cause to believe his conduct was unlawful.
      If unsuccessful in defense of a suit brought by or in the right of IKON, or if such suit is settled, the Code of Regulations provides that such a person shall be indemnified only against expenses (including attorneys’ fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of IKON except that if such a person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to IKON, he cannot be indemnified unless specific court approval is obtained. In addition, Ohio law does not allow indemnification if the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio General Corporation Law.
      IKON has purchased liability insurance policies covering its directors and officers to provide protection in many instances where IKON cannot legally indemnify a director or officer or where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based upon an alleged breach of fiduciary duty or other wrongful act.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
      (a) Exhibits. The following exhibits are filed as a part of this report (listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K):

Sale of Certain Assets and Liabilities Relating to our Leasing Operations in the U.S. and Canada

2.1	Asset Purchase Agreement dated as of December 11, 2003, by and among IKON, IOS Capital, LLC (“IOSC”) and General Electric Capital Corporation, filed as Exhibit 2.1 to IKON’s Form 8-K dated December 15, 2003, is incorporated herein by reference.

2.2	First Amendment dated as of March 31, 2004, between IKON and General Electric Capital Corporation, to the Asset Purchase Agreement dated as of December 10, 2003, filed as Exhibit 2.1 to IKON’s Form 8-K dated April 6, 2004, is incorporated herein by reference.

2.3	Asset Purchase Agreement dated as of March 31, 2004, between IKON, an Ontario corporation, and Heller Financial Canada, filed as Exhibit 2.2 to IKON’s Form 8-K dated April 6, 2004, is incorporated herein by reference.

2.4	Assignment and Amendment Agreement dated as of June 30, 2004, by and among Heller Financial Canada, General Electric Capital Canada, Inc., as general partner of GE VFS Canada Limited Partnership Corporation, IKON, and IKON Office Solutions Northern Ltd., to the Asset Purchase Agreement dated as of March 31, 2004, filed as Exhibit 2.1 to IKON’s Form 8-K dated July 7, 2004, is incorporated herein by reference.

Corporate Documents

3.1	Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to IKON’s 1997 Form 10-K, is incorporated herein by reference.

3.2	Amendment to Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to IKON’s 1998 Form 10-K, is incorporated herein by reference.

3.3	Code of Regulations, filed as Exhibit 3.2 to IKON’s Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.

Instruments Defining the Rights of Security Holders Rights Agreement

4.1	Amended and Restated Rights Agreement dated as of June 18, 1997, filed as Exhibit 4.1 to IKON’s Form 8-K dated June 18, 1997, is incorporated herein by reference.

4.2	Amendment No. 1 dated as of January 27, 2005 to the Amended and Restated Rights Agreement dated as of June 18, 1997, filed as Exhibit 4 to IKON’s Form 8-K dated January 27, 2005, is incorporated herein by reference.

$300 Million 6 3/4% Notes Due 2025 and Notes due 2027

4.3	Indenture dated as of December 11, 1995, between IKON and First Fidelity Bank, N.A., as Trustee, filed as Exhibit 4 to IKON’s Registration Statement No. 33-64177, is incorporated herein by reference.

$300 Million 5% Convertible Subordinated Notes due 2007

4.4	Indenture dated May 13, 2002, by and among IKON, IOSC, and Deutsche Bank Trust Company Americas, as Trustee, filed as Exhibit 4.1 to IKON’s Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.

4.5	Registration Rights Agreement dated May 13, 2002, among IKON and Deutsche Bank Securities, Inc., Bank of America Securities, LLC, and JP Morgan Securities, Inc., filed as Exhibit 4.2 to IKON’s Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.

IOS Capital, LLC Notes

4.6	Indenture dated as of July 1, 1995, between IOSC and Chase Manhattan Bank, N.A., as Trustee (the “IOSC Indenture”), filed as Exhibit 10.8 to IKON’s 1996 Form 10-K, is incorporated herein by reference.

4.7	Amendment Number 1 dated June 4, 1997, to the IOSC Indenture, filed as Exhibit 4.2 to IOSC’s 2001 Form 10-K, is incorporated herein by reference.

4.8	Amendment Number 2 dated June 12, 2001, to the IOSC Indenture, filed as Exhibit 4.3 to IOSC’s Form 8-K dated June 14, 2001, is incorporated herein by reference.

4.9	Amendment Number 3 dated March 15, 2002, to the IOSC Indenture, filed as Exhibit 4.4 to IOSC’s 2002 Form 10-K, is incorporated herein by reference.

4.10	Amendment Number 4 dated June 16, 2003, to the IOSC Indenture, filed as Exhibit 10.5 to IKON’s 2003 Form 10-K, is incorporated herein by reference.

4.11	Distribution Agreement dated as of June 4, 1997, between IOSC and various distribution agents, filed as Exhibit 10.13 to IKON’s 1997 Form 10-K, is incorporated herein by reference.

4.12	Distribution Agreement dated as of June 30, 1995, between IOSC and various distribution agents, filed as Exhibit 10.21 to IKON’s 1995 Form 10-K, is incorporated herein by reference.

$225 Million 7 3/4% Notes due 2015

4.13	Indenture dated as of September 21, 2005 between IKON and The Bank of New York, filed as Exhibit 10.1 to IKON’s Form 8-K dated September 22, 2005, is incorporated herein by reference.

4.14	Registration Rights Agreement dated as of September 21, 2005 between IKON and the Initial Purchasers of the Notes, filed as Exhibit 10.2 to IKON’s Form 8-K dated September 22, 2005, is incorporated herein by reference.

Agreement with Commission pursuant to Regulation S-K, Item 6.01(b)(4)(iii)

4.15	Pursuant to Regulation S-K, Item 601(b)(4)(iii), IKON agrees to furnish to the Commission, upon request, a copy of other instruments defining the rights of holders of long-term debt of IKON and its subsidiaries.

Opinions re legality

5.1	Opinion of Cravath, Swaine and Moore LLP.

5.2	Opinion of Vorys, Sater, Seymour and Pease LLP.

Credit Facility

10.1	Credit Agreement dated as of July 28, 2004, by and among IKON (as U.S. Borrower), IKON Office Solutions Group, PLC (as U.K. borrower) and various institutional lenders, with Wachovia Bank National Association, as Administrative Agent, Collateral Agent, Swingline Lender, Alternative Current Lender and Issuing Lender, filed as Exhibit 10.1 to IKON’s Form 8-K dated August 2, 2004, is incorporated herein by reference.

10.2	First Amendment and Consent dated as of March 24, 2005 to the Credit Agreement dated as of July 28, 2004, filed as Exhibit 10.1 to IKON’s Form 8-K dated March 28, 2005, is incorporated herein by reference.

10.3	Second Amendment dated as of October 20, 2005 to the Credit Agreement dated as of July 28, 2004, filed as Exhibit 10.1 to IKON’s Form 8-K dated October 26, 2005, is incorporated herein by reference.
Leasing Programs

10.4	Program Agreement dated March 31, 2004, between IKON and General Electric Capital Corporation, filed as Exhibit 10.1 to IKON’s Form 8-K dated April 6, 2004, is incorporated herein by reference.

10.5	Canadian Rider, dated June 30, 2004, among IKON Office Solutions, Inc., General Electric Capital Canada, Inc., as general partner of GE VFS Canada Limited Partnership Corporation, and IKON Office Solutions Northern Ltd., to the Program Agreement dated March 31, 2004 among IKON, General Electric Capital Corporation, and GE Capital Information Technology Solutions, Inc., filed as Exhibit 10.1 to IKON’s Form 8-K dated July 7, 2004, is incorporated herein by reference.

Compensatory Plans

10.6	Amended and Restated Long Term Incentive Compensation Plan, filed as Exhibit 10.1 to IKON’s Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.**

10.7	Amendment Number 1 to Amended and Restated Long Term Incentive Compensation Plan, filed as Exhibit 10.2 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.8	Annual Bonus Plan, filed as Exhibit 10.3 to IKON’s 1994 Form 10-K, is incorporated herein by reference.**

10.9	1986 Stock Option Plan, filed as Exhibit 10.6 to IKON’s 1995 Form 10-K, is incorporated herein by reference.**

10.10	Amendment to 1986 Stock Option Plan, filed as Exhibit 10.22 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.11	1995 Stock Option Plan, filed as Exhibit 10.5 to IKON’s Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.**

10.12	Amendment to 1995 Stock Option Plan, filed as Exhibit 10.23 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.13	Non-Employee Directors Stock Option Plan, filed as Exhibit 10.31 to IKON’s 1997 Form 10-K, is incorporated herein by reference.

10.14	2000 IKON Office Solutions, Inc. Non-Employee Directors Compensation Plan, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 dated June 20, 2000 (Registration number 333-40108), is incorporated herein by reference.**

10.15	2000 IKON Office Solutions, Inc. Executive Incentive Plan, filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 dated June 20, 2000 (Registration number 333-40108), is incorporated herein by reference.**

10.16	2000 IKON Office Solutions, Inc. Employee Stock Option Plan, filed as Exhibit 99.3 to the Company’s Registration Statement on Form S-8 dated June 20, 2000 (Registration number 333-40108), is incorporated herein by reference.**

10.17	2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan, filed as Exhibit A to IKON’s 2003 Proxy Statement on January 15, 2003, is incorporated herein by reference.**

10.18	2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan, filed as Exhibit B to IKON’s 2003 Proxy Statement on January 15, 2003, is incorporated herein by reference.**

10.19	1980 Deferred Compensation Plan, filed as Exhibit 10.7 to IKON’s 1992 Form 10-K, is incorporated herein by reference.**

10.20	Amendment dated January 1, 1997, to the 1980 Deferred Compensation Plan, filed as Exhibit 10.37 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.21	Amendment dated November 6, 1997, to 1980 Deferred Compensation Plan, filed as Exhibit 10.28 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.22	1985 Deferred Compensation Plan, filed as Exhibit 10.8 to IKON’s 1992 Form 10-K, is incorporated herein by reference.**

10.23	Amendment dated November 6, 1997, to 1985 Deferred Compensation Plan, filed as Exhibit 10.29 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.24	Amendment dated January 1, 1997, to the 1985 Deferred Compensation Plan, filed as Exhibit 10.41 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.25	Amended and Restated 1994 Deferred Compensation Plan, filed as Exhibit 10.42 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.26	Amended and Restated Executive Deferred Compensation Plan, filed as Exhibit 10.43 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.27	Amendment Number 2004-1, dated as of January 20, 2004, to the Executive Deferred Compensation Plan, filed as Exhibit 10.2 to IKON’s Form 10-Q for the quarter ended March 31, 2004, is incorporated herein by reference.**

10.28	Amendment 2005-1, dated as of July 26, 2005, to IKON’s 1994 Deferred Compensation Plan, filed as Exhibit 10.28 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

10.29	Amendment 2005-1, dated as of July 26, 2005, to IKON’s Executive Deferred Compensation Plan, filed as Exhibit 10.29 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

10.30	Changes to the compensation payable to IKON’s independent directors, filed under Item 1.01 to IKON’s Form 8-K dated December 14, 2004, is incorporated herein by reference.**

Management Contracts

10.31	Employment Agreement for Matthew J. Espe dated as of September 28, 2005, filed as Exhibit 10.1 to IKON’s Form 8-K dated September 30, 2005, is incorporated herein by reference.**

10.32	Amendment dated as of October 25, 2005 to the Employment Agreement for Matthew J. Espe, filed as Exhibit 10.2 to IKON’s Form 8-K dated October 26, 2005, is incorporated herein by reference.**

10.33	Senior Executive Employment Agreement for Robert F. Woods, filed as Exhibit 10.1 to IKON’s Form 8-K dated September 23, 2004, is incorporated herein by reference.**

10.34	Employment Agreement for Jeffrey W. Hickling dated as of March 11, 2005, filed as Exhibit 10.1 to IKON’s Form 8-K dated March 21, 2005, is incorporated herein by reference.**

10.35	Senior Executive Employment Agreement for Brian D. Edwards dated August 9, 2004, filed as Exhibit 10.42 to IKON’s 2004 Form 10-K, is incorporated herein by reference.**

10.36	Executive Employment Agreement for David Mills dated as of October 22, 1997, filed as Exhibit 10.36 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

10.37	Supplemental Executive Employment Agreement for David Mills dated as of April 16, 1999, filed as Exhibit 10.37 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

Asset-Backed Securitization Transaction — 2002

10.38	Indenture, dated as of May 1, 2002, among IKON Receivables Funding, LLC, BNY Midwest Trust Company, as Trustee, and IOSC, as Servicer, filed as Exhibit 4.1 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

10.39	Assignment and Servicing Agreement, dated as of May 1, 2002, among IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and IOSC, as Originator and Servicer, filed as Exhibit 10.1 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

10.40	Indemnification Agreement, dated May 30, 2002, among Banc of America Securities LLC, Lehman Brothers Inc., and First Union Securities LLC, as Underwriters, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.2 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

10.41	Insurance and Indemnity Agreement, dated May 30, 2002, among IOSC, as Originator and Servicer, IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.3 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

Asset-Backed Securitization Transaction — 2003

10.42	Indenture, dated as of April 1, 2003, among IKON Receivables Funding, LLC, BNY Midwest Trust Company, as Trustee, and IOSC, as Servicer, filed as Exhibit 4.1 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.43	Assignment and Servicing Agreement, dated as of April 1, 2003, among IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and IOSC, as Originator and Servicer, filed as Exhibit 10.1 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.44	Indemnification Agreement, dated April 23, 2003, among Lehman Brothers, Inc., J.P. Morgan Securities, Inc., Bank of America Securities, LLC, Deutsche Bank Securities, Inc., and PNC Capital Markets, Inc., as Underwriters, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.2 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.45	Insurance and Indemnity Agreement, dated April 23, 2003, among IOSC, as Originator and Servicer, IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.3 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.46	Schedule to ISDA Master Agreement, between Lehman Brothers Special Financing Inc. and IKON Receivables Funding, LLC and Confirmation to the ISDA Master Agreement, between Lehman Brothers Special Financing Inc. and IKON Receivables Funding, LLC, each dated as of April 23, 2003, filed as Exhibit 10.4 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

Miscellaneous

10.47	Lease between Lexington Malvern L.P. and IKON Office Solutions, Inc. dated September 22, 2003 for 70 Valley Stream Parkway, Malvern, PA 19355, filed as Exhibit 10.80 to IKON’s 2003 Form 10-K, is incorporated herein reference.

12.1	Ratio of Earnings to Fixed Charges.

21	Subsidiaries of IKON.

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature pages of this registration statement).

25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 7 3/4% Senior Notes due 2015.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

99.5	Form of Guidelines for Certification of Taxpayer Identification on Substitute Form W-9.

**	Management contract or compensatory plan or arrangement.

      (b) Financial Statement Schedules:
      Schedule II — Valuation and Qualifying Accounts for the three fiscal years ended September 30, 2005.
      All other schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Col. A	Col. B	Col. C			Col. D		Col. E

	Balance at			Charged			Balance at
	Beginning of	Charged to Costs		to Other			End of
Description	Period	and Expenses		Accounts	Deductions		Period

	(in thousands)
Year Ended September 30, 2005
Allowance for doubtful accounts	$7,224	$13,899	(4)		$8,839	(1)	$12,284
Lease default reserve(5)	6,446	2,841			2,674	(1)	6,613
Deferred tax valuation allowance	29,162	(2,674)			(4,458)		30,946

Year Ended September 30, 2004
Allowance for doubtful accounts	$6,894	$7,642	(4)		$7,312	(1)	$7,224
Lease default reserve(5)	58,477	28,226			80,257	(2)	6,446
Deferred tax valuation allowance	55,171	(23,241)			2,768	(3)	29,162

Year Ended September 30, 2003
Allowance for doubtful accounts	$10,278	$8,437	(4)		$11,821	(1)	$6,894
Lease default reserve	58,148	67,922			67,593	(1)	58,477
Deferred tax valuation allowance	51,790	2,486			(895)		55,171

(1)	Accounts written-off during the year, net of recoveries for total operations.

(2)	Accounts written-off during the year, net of recoveries. In addition, $58,293 of lease default reserves were sold to GE as part of the Transactions. See Note 2 to the consolidated financial statements for additional information.

(3)	Primarily represents the expiration of net operating losses and tax credits for which evaluation allowance was provided.

(4)	Amounts represent charges related to total operations.

(5)	Balance at September 30, 2005 and 2004, relates only to our European leasing operations.

ITEM 22.	UNDERTAKINGS
      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Malvern, State of Pennsylvania on December 20, 2005.

IKON OFFICE SOLUTIONS, INC.

By:	/s/ Robert F. Woods

Name: Robert F. Woods

Title:	Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
      Each person whose signature appears below constitutes and appoints Mark A. Hershey, Esq. and Christopher S. Parisi, Esq. and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his or her substitute may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew J. Espe Matthew J. Espe	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	December 20, 2005

/s/ Robert F. Woods Robert F. Woods	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 20, 2005

/s/ Theodore E. Strand Theodore E. Strand	Vice President and Controller (Principal Accounting Officer)	December 20, 2005

/s/ Judith M. Bell Judith M. Bell	Director	December 20, 2005

/s/ Philip E. Cushing Philip E. Cushing	Director	December 20, 2005

Signature	Title	Date

/s/ Thomas R. Gibson Thomas R. Gibson	Director	December 20, 2005

/s/ Richard A. Jalkut Richard A. Jalkut	Director	December 20, 2005

/s/ Arthur E. Johnson Arthur E. Johnson	Director	December 20, 2005

/s/ Kurt M. Landgraf Kurt M. Landgraf	Director	December 20, 2005

/s/ Gerald Luterman Gerald Luterman	Director	December 20, 2005

/s/ William E. McCracken William E. McCracken	Director	December 20, 2005

/s/ William L. Meddaugh William L. Meddaugh	Director	December 20, 2005

/s/ Anthony P. Terracciano Anthony P. Terracciano	Director	December 20, 2005

EXHIBIT INDEX

Sale of Certain Assets and Liabilities Relating to our Leasing Operations in the U.S. and Canada

2.1	Asset Purchase Agreement dated as of December 11, 2003, by and among IKON, IOS Capital, LLC (“IOSC”) and General Electric Capital Corporation, filed as Exhibit 2.1 to IKON’s Form 8-K dated December 15, 2003, is incorporated herein by reference.

2.2	First Amendment dated as of March 31, 2004, between IKON and General Electric Capital Corporation, to the Asset Purchase Agreement dated as of December 10, 2003, filed as Exhibit 2.1 to IKON’s Form 8-K dated April 6, 2004, is incorporated herein by reference.

2.3	Asset Purchase Agreement dated as of March 31, 2004, between IKON, an Ontario corporation, and Heller Financial Canada, filed as Exhibit 2.2 to IKON’s Form 8-K dated April 6, 2004, is incorporated herein by reference.

2.4	Assignment and Amendment Agreement dated as of June 30, 2004, by and among Heller Financial Canada, General Electric Capital Canada, Inc., as general partner of GE VFS Canada Limited Partnership Corporation, IKON, and IKON Office Solutions Northern Ltd., to the Asset Purchase Agreement dated as of March 31, 2004, filed as Exhibit 2.1 to IKON’s Form 8-K dated July 7, 2004, is incorporated herein by reference.

Corporate Documents

3.1	Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to IKON’s 1997 Form 10-K, is incorporated herein by reference.

3.2	Amendment to Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to IKON’s 1998 Form 10-K, is incorporated herein by reference.

3.3	Code of Regulations, filed as Exhibit 3.2 to IKON’s Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.

Instruments Defining the Rights of Security Holders

Rights Agreement

4.1	Amended and Restated Rights Agreement dated as of June 18, 1997, filed as Exhibit 4.1 to IKON’s Form 8-K dated June 18, 1997, is incorporated herein by reference.

4.2	Amendment No. 1 dated as of January 27, 2005 to the Amended and Restated Rights Agreement dated as of June 18, 1997, filed as Exhibit 4 to IKON’s Form 8-K dated January 27, 2005, is incorporated herein by reference.

$300 Million 6 3/4% Notes Due 2025 and Notes due 2027

4.3	Indenture dated as of December 11, 1995, between IKON and First Fidelity Bank, N.A., as Trustee, filed as Exhibit 4 to IKON’s Registration Statement No. 33-64177, is incorporated herein by reference.

$300 Million 5% Convertible Subordinated Notes due 2007

4.4	Indenture dated May 13, 2002, by and among IKON, IOSC, and Deutsche Bank Trust Company Americas, as Trustee, filed as Exhibit 4.1 to IKON’s Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.

4.5	Registration Rights Agreement dated May 13, 2002, among IKON and Deutsche Bank Securities, Inc., Bank of America Securities, LLC, and JP Morgan Securities, Inc., filed as Exhibit 4.2 to IKON’s Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.

IOS Capital, LLC Notes

4.6	Indenture dated as of July 1, 1995, between IOSC and Chase Manhattan Bank, N.A., as Trustee (the “IOSC Indenture”), filed as Exhibit 10.8 to IKON’s 1996 Form 10-K, is incorporated herein by reference.

4.7	Amendment Number 1 dated June 4, 1997, to the IOSC Indenture, filed as Exhibit 4.2 to IOSC’s 2001 Form 10-K, is incorporated herein by reference.

4.8	Amendment Number 2 dated June 12, 2001, to the IOSC Indenture, filed as Exhibit 4.3 to IOSC’s Form 8-K dated June 14, 2001, is incorporated herein by reference.

4.9	Amendment Number 3 dated March 15, 2002, to the IOSC Indenture, filed as Exhibit 4.4 to IOSC’s 2002 Form 10-K, is incorporated herein by reference.

4.10	Amendment Number 4 dated June 16, 2003, to the IOSC Indenture, filed as Exhibit 10.5 to IKON’s 2003 Form 10-K, is incorporated herein by reference.

4.11	Distribution Agreement dated as of June 4, 1997, between IOSC and various distribution agents, filed as Exhibit 10.13 to IKON’s 1997 Form 10-K, is incorporated herein by reference.

4.12	Distribution Agreement dated as of June 30, 1995, between IOSC and various distribution agents, filed as Exhibit 10.21 to IKON’s 1995 Form 10-K, is incorporated herein by reference.

$225 Million 7 3/4% Notes due 2015

4.13	Indenture dated as of September 21, 2005 between IKON and The Bank of New York, filed as Exhibit 10.1 to IKON’s Form 8-K dated September 22, 2005, is incorporated herein by reference.

4.14	Registration Rights Agreement dated as of September 21, 2005 between IKON and the Initial Purchasers of the Notes, filed as Exhibit 10.2 to IKON’s Form 8-K dated September 22, 2005, is incorporated herein by reference.

Agreement with Commission pursuant to Regulation S-K, Item 6.01(b)(4)(iii)

4.15	Pursuant to Regulation S-K, Item 601(b)(4)(iii), IKON agrees to furnish to the Commission, upon request, a copy of other instruments defining the rights of holders of long-term debt of IKON and its subsidiaries.

Opinions re legality

5.1	Opinion of Cravath, Swaine and Moore LLP.

5.2	Opinion of Vorys, Sater, Seymour and Pease LLP.

Credit Facility

10.1	Credit Agreement dated as of July 28, 2004, by and among IKON (as U.S. Borrower), IKON Office Solutions Group, PLC (as U.K. borrower) and various institutional lenders, with Wachovia Bank National Association, as Administrative Agent, Collateral Agent, Swingline Lender, Alternative Current Lender and Issuing Lender, filed as Exhibit 10.1 to IKON’s Form 8-K dated August 2, 2004, is incorporated herein by reference.

10.2	First Amendment and Consent dated as of March 24, 2005 to the Credit Agreement dated as of July 28, 2004, filed as Exhibit 10.1 to IKON’s Form 8-K dated March 28, 2005, is incorporated herein by reference.

10.3	Second Amendment dated as of October 20, 2005 to the Credit Agreement dated as of July 28, 2004, filed as Exhibit 10.1 to IKON’s Form 8-K dated October 26, 2005, is incorporated herein by reference.

Leasing Programs

10.4	Program Agreement dated March 31, 2004, between IKON and General Electric Capital Corporation, filed as Exhibit 10.1 to IKON’s Form 8-K dated April 6, 2004, is incorporated herein by reference.

10.5	Canadian Rider, dated June 30, 2004, among IKON Office Solutions, Inc., General Electric Capital Canada, Inc., as general partner of GE VFS Canada Limited Partnership Corporation, and IKON Office Solutions Northern Ltd., to the Program Agreement dated March 31, 2004 among IKON, General Electric Capital Corporation, and GE Capital Information Technology Solutions, Inc., filed as Exhibit 10.1 to IKON’s Form 8-K dated July 7, 2004, is incorporated herein by reference.

Compensatory Plans

10.6	Amended and Restated Long Term Incentive Compensation Plan, filed as Exhibit 10.1 to IKON’s Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.**

10.7	Amendment Number 1 to Amended and Restated Long Term Incentive Compensation Plan, filed as Exhibit 10.2 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.8	Annual Bonus Plan, filed as Exhibit 10.3 to IKON’s 1994 Form 10-K, is incorporated herein by reference.**

10.9	1986 Stock Option Plan, filed as Exhibit 10.6 to IKON’s 1995 Form 10-K, is incorporated herein by reference.**

10.10	Amendment to 1986 Stock Option Plan, filed as Exhibit 10.22 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.11	1995 Stock Option Plan, filed as Exhibit 10.5 to IKON’s Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.**

10.12	Amendment to 1995 Stock Option Plan, filed as Exhibit 10.23 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.13	Non-Employee Directors Stock Option Plan, filed as Exhibit 10.31 to IKON’s 1997 Form 10-K, is incorporated herein by reference.

10.14	2000 IKON Office Solutions, Inc. Non-Employee Directors Compensation Plan, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 dated June 20, 2000 (Registration number 333-40108), is incorporated herein by reference.**

10.15	2000 IKON Office Solutions, Inc. Executive Incentive Plan, filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 dated June 20, 2000 (Registration number 333-40108), is incorporated herein by reference.**

10.16	2000 IKON Office Solutions, Inc. Employee Stock Option Plan, filed as Exhibit 99.3 to the Company’s Registration Statement on Form S-8 dated June 20, 2000 (Registration number 333-40108), is incorporated herein by reference.**

10.17	2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan, filed as Exhibit A to IKON’s 2003 Proxy Statement on January 15, 2003, is incorporated herein by reference.**

10.18	2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan, filed as Exhibit B to IKON’s 2003 Proxy Statement on January 15, 2003, is incorporated herein by reference.**

10.19	1980 Deferred Compensation Plan, filed as Exhibit 10.7 to IKON’s 1992 Form 10-K, is incorporated herein by reference.**

10.20	Amendment dated January 1, 1997, to the 1980 Deferred Compensation Plan, filed as Exhibit 10.37 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.21	Amendment dated November 6, 1997, to 1980 Deferred Compensation Plan, filed as Exhibit 10.28 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.22	1985 Deferred Compensation Plan, filed as Exhibit 10.8 to IKON’s 1992 Form 10-K, is incorporated herein by reference.**

10.23	Amendment dated November 6, 1997, to 1985 Deferred Compensation Plan, filed as Exhibit 10.29 to IKON’s 1998 Form 10-K, is incorporated herein by reference.**

10.24	Amendment dated January 1, 1997, to the 1985 Deferred Compensation Plan, filed as Exhibit 10.41 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.25	Amended and Restated 1994 Deferred Compensation Plan, filed as Exhibit 10.42 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.26	Amended and Restated Executive Deferred Compensation Plan, filed as Exhibit 10.43 to IKON’s 2000 Form 10-K, is incorporated herein by reference.**

10.27	Amendment Number 2004-1, dated as of January 20, 2004, to the Executive Deferred Compensation Plan, filed as Exhibit 10.2 to IKON’s Form 10-Q fo r the quarter ended March 31, 2004, is incorporated herein by reference.**

10.28	Amendment 2005-1, dated as of July 26, 2005, to IKON’s 1994 Deferred Compensation Plan, filed as Exhibit 10.28 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

10.29	Amendment 2005-1, dated as of July 26, 2005, to IKON’s Executive Deferred Compensation Plan, filed as Exhibit 10.29 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

10.30	Changes to the compensation payable to IKON’s independent directors, filed under Item 1.01 to IKON’s Form 8-K dated December 14, 2004, is incorporated herein by reference.**

Management Contracts

10.31	Employment Agreement for Matthew J. Espe dated as of September 28, 2005, filed as Exhibit 10.1 to IKON’s Form 8-K dated September 30, 2005, is incorporated herein by reference.**

10.32	Amendment dated as of October 25, 2005 to the Employment Agreement for Matthew J. Espe, filed as Exhibit 10.2 to IKON’s Form 8-K dated October 26, 2005, is incorporated herein by reference.**

10.33	Senior Executive Employment Agreement for Robert F. Woods, filed as Exhibit 10.1 to IKON’s Form 8-K dated September 23, 2004, is incorporated herein by reference.**

10.34	Employment Agreement for Jeffrey W. Hickling dated as of March 11, 2005, filed as Exhibit 10.1 to IKON’s Form 8-K dated March 21, 2005, is incorporated herein by reference.**

10.35	Senior Executive Employment Agreement for Brian D. Edwards dated August 9, 2004, filed as Exhibit 10.42 to IKON’s 2004 Form 10-K, is incorporated herein by reference.**

10.36	Executive Employment Agreement for David Mills dated as of October 22, 1997, filed as Exhibit 10.36 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

10.37	Supplemental Executive Employment Agreement for David Mills dated as of April 16, 1999, filed as Exhibit 10.37 to IKON’s 2005 Form 10-K, is incorporated herein by reference.**

Asset-Backed Securitization Transaction — 2002

10.38	Indenture, dated as of May 1, 2002, among IKON Receivables Funding, LLC, BNY Midwest Trust Company, as Trustee, and IOSC, as Servicer, filed as Exhibit 4.1 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

10.39	Assignment and Servicing Agreement, dated as of May 1, 2002, among IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and IOSC, as Originator and Servicer, filed as Exhibit 10.1 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

10.40	Indemnification Agreement, dated May 30, 2002, among Banc of America Securities LLC, Lehman Brothers Inc., and First Union Securities LLC, as Underwriters, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.2 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

10.41	Insurance and Indemnity Agreement, dated May 30, 2002, among IOSC, as Originator and Servicer, IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.3 to IKON Receivables Funding, LLC’s Form 8-K dated May 30, 2002, is incorporated herein by reference.

Asset-Backed Securitization Transaction — 2003

10.42	Indenture, dated as of April 1, 2003, among IKON Receivables Funding, LLC, BNY Midwest Trust Company, as Trustee, and IOSC, as Servicer, filed as Exhibit 4.1 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.43	Assignment and Servicing Agreement, dated as of April 1, 2003, among IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and IOSC, as Originator and Servicer, filed as Exhibit 10.1 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.44	Indemnification Agreement, dated April 23, 2003, among Lehman Brothers, Inc., J.P. Morgan Securities, Inc., Bank of America Securities, LLC, Deutsche Bank Securities, Inc., and PNC Capital Markets, Inc., as Underwriters, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.2 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.45	Insurance and Indemnity Agreement, dated April 23, 2003, among IOSC, as Originator and Servicer, IKON Receivables Funding, LLC, IKON Receivables-2, LLC, and Ambac Assurance Corporation, as Insurer, filed as Exhibit 10.3 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

10.46	Schedule to ISDA Master Agreement, between Lehman Brothers Special Financing Inc. and IKON Receivables Funding, LLC and Confirmation to the ISDA Master Agreement, between Lehman Brothers Special Financing Inc. and IKON Receivables Funding, LLC, each dated as of April 23, 2003, filed as Exhibit 10.4 to IKON Receivables Funding, LLC’s Form 8-K dated April 23, 2003, is incorporated herein by reference.

Miscellaneous

10.47	Lease between Lexington Malvern L.P. and IKON Office Solutions, Inc. dated September 22, 2003 for 70 Valley Stream Parkway, Malvern, PA 19355, filed as Exhibit 10.80 to IKON’s 2003 Form 10-K, is incorporated herein reference.

12.1	Ratio of Earnings to Fixed Charges.

21	Subsidiaries of IKON.

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature pages of this registration statement).

25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 7 3/4% Senior Notes due 2015.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

99.5	Form of Guidelines for Certification of Taxpayer Identification on Substitute Form W9.

**	Management contract or compensatory plan or arrangement.